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TABLE OF CONTENTS 2
TABLE OF CONTENTS 3

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-160345

Prospectus Dated October 14, 2011

FALCON GOLD

FLEXIBLE PREMIUM DEFERRED INDEXED ANNUITY CONTRACT

ISSUED BY

EAGLE LIFE INSURANCE COMPANY
6000 Westown Parkway
West Des Moines, Iowa 50266

Offered Through: American Equity Capital, Inc.

        This prospectus describes the Falcon Gold Annuity Contract ("Contract"), an individual flexible premium deferred indexed annuity contract issued by Eagle Life Insurance Company ("Eagle Life," the "Company", "we", "us", or "our"). The Contract is designed for individuals and certain retirement plans that qualify for special federal income tax treatment, as well as those that do not qualify for such treatment. The Contract offers you the ability to allocate your monies among three interest rate calculation methods or interest crediting options, accumulate interest earnings under the Contract on a tax-deferred basis and receive annuity payments. Purchasing the Contract in connection with a retirement plan that qualifies for special federal income tax treatment, however, does not provide any additional tax advantage beyond that already available through the retirement plan. The Contract is not an investment in the stock market or in any securities index.

        The Contract offers the following interest rate calculation methods or interest crediting options:

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  1-Year Fixed Value Option

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  1-Year Annual Point to Point Value Option

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  1-Year Monthly Point to Point Value Option

        There are risks associated with the Contract.    These risks include liquidity risks, risk that an Index Credit may not be credited to your Accumulated Value at the end of a Contract Year, risks that we may eliminate or substitute an interest rate calculation method, company solvency risks, and interest rate risks. Also, Surrender Charges and Market Value Adjustments ("MVA") may apply for a number of years, so the Contract should only be purchased for the long-term. Under some circumstances, you may receive less than the amount of Premiums you have paid into the Contract. The MVA may be either positive or negative, which means the MVA may increase or decrease the amount you receive as a withdrawal or upon surrender. Withdrawals and surrenders may be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2. Accordingly, you should carefully consider your income and liquidity needs before purchasing the Contract. Additional information about these and other risks appears in the "Risk Factors" section on page 55 and "Federal Income Taxes" on page 39.

        We do not guarantee that the Contract will have the same or similar Indexed Value Options for the period you own the Contract.    Although it is highly unlikely, it is possible that we may terminate or substitute an Indexed Value Option. If you do not wish to allocate your Contract Value to one or more of the remaining options available under the Contract, you may surrender your Contract, but if you do so during the Surrender Charge Period you will be assessed a Surrender Charge, and you may be subject to an MVA, which may result in you receiving less than the Premiums you have paid into the Contract. Although it is highly unlikely, it is also possible that we may eliminate all of the Indexed Value Options leaving only the Fixed Value Option available under the Contract. If that happens and you do not want to allocate all of your Contract Value to the Fixed Value Option, you may surrender your Contract, but if you do so during the Surrender Charge Period you will be assessed a Surrender Charge, and you may be subject to an MVA, which may result in you receiving less than the Premiums you have paid into the Contract.

        American Equity Capital, Inc. ("American Equity Capital") is the principal underwriter for the Contract. American Equity Capital is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered. There are no arrangements to place funds in an escrow, trust, or similar account. This is a continuous offering.

        This prospectus provides important information you should know before investing. Please keep the prospectus for future reference.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        An investment in this Contract is not a bank deposit and is not insured or guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency.

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        The Contract may not be available in all states. This prospectus does not constitute an offer to sell any Contract and it is not soliciting an offer to buy any Contract in any state in which the offer or sale is not permitted. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than the information and representations contained in this prospectus.

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DEFINITIONS

        Accumulated Value:    The amount under the Contract in the Fixed Value Option or an Indexed Value Option as adjusted for any withdrawals.

        Annuitant:    The person named in the application whose life is used to determine the amount and duration of any income payments involving life contingencies. The Contract Owner and the Annuitant must be the same person, unless the Contract Owner is a non-natural person in which case there must be an insurable interest relationship between the two.

        Beneficiary:    The person(s) or entity(ies) to whom the Death Benefit Proceeds will be paid in the event of the death of the Contract Owner or the Annuitant (if the Contract Owner is a non-natural person). The Contract Owner designates the initial Beneficiary on the Application.

        Cap Rate:    For the Indexed Value Options, a maximum rate or limit for a specified period that is used to determine the amount of any Index Credit.

        Cash Surrender Value:    The amount payable by us upon surrender of the Contract. It is equal to the greater of: (i) the Contract Value minus any Surrender Charge and plus or minus any MVA; or (ii) the Minimum Guaranteed Surrender Value.

        Company, us, we, our, Eagle Life:    Eagle Life Insurance Company.

        Contract:    The Contract, including any endorsements, riders or signed amendments, and the attached application.

        Contract Date, Contract Month, Contract Year and Contract Anniversary:    Coverage under the Contract begins on the Contract Date shown on your Contract Specifications Page. We measure Contract Months, Contract Years and Contract Anniversaries from the Contract Date.

        Contract Owner, Owner:    The person or entity who owns the Contract. The Contract Owner is the person or entity named in the application, unless subsequently changed, filed with and accepted by the Company. The Contract Owner is entitled to exercise all rights and privileges provided under the Contract.

        Contract Value:    The sum of your Accumulated Values in the Fixed Value Option and each Indexed Value Option.

        Current Fixed Value Interest Rate:    The interest rate we credit to your Accumulated Value in the Fixed Value Option after the first Contract Year. The Current Fixed Value Interest Rate is declared from time to time and is never less than the Fixed Value Minimum Guaranteed Interest Rate. We may change the Current Fixed Value Interest Rate at any time in our sole discretion.

        Death Benefit Proceeds:    The amount we pay the Beneficiary on the death of the Contract Owner or the Annuitant (if the Contract Owner is a non-natural person). The Death Benefit Proceeds equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value determined as of the date of the death.

        Excess Withdrawals:    Where the Lifetime Income Benefit Rider has been selected and scheduled payments under the Rider have commenced, Excess Withdrawals include any withdrawals you take from the Contract in addition to those scheduled payments under the Rider.

        Fixed Value Minimum Guaranteed Interest Rate:    The minimum annual rate of interest we will credit under the Fixed Value Option. The Fixed Value Minimum Guaranteed Interest Rate is equal to .25%.

        Fixed Value Option:    An interest crediting methodology under which we credit a fixed rate of interest.

        Home Office:    6000 Westown Parkway, West Des Moines, Iowa 50266. Phone 1-866-526-0995.

        Index or S&P 500 Index:    Standard & Poor's 500 Composite Stock Price Index.

        Index Credit:    The amount of interest we may credit for a Contract Year to your Accumulated Value allocated to an Indexed Value Option. The amount of an Index Credit is determined by reference to the performance of the S&P 500 Index over the Contract Year, subject to the applicable interest rate calculation methodology, including a Cap Rate.

        Index Price:    For any day, the closing price for the S&P 500 Index on that day. We use the Index Price to calculate Index Credits under the Indexed Value Options.

        Index Publication Date:    Any day on which a price for the S&P 500 Index is published.

        Indexed Value Option:    An interest crediting methodology under which we may credit an Index Credit to your Accumulated Value allocated to an Indexed Value Option. We make available two Indexed Value Options under the Contract, the 1-Year Annual Point to Point Value Option and the 1-Year Monthly Point to Point Value Option.

        Initial Fixed Value Interest Rate:    The interest rate we credit to the portion of your initial Premium allocated to the Fixed Value Option for the first Contract Year. We reserve the right to credit the Initial Fixed Value Interest Rate for the second Contract Year to the portion of your Accumulated Value attributable to the initial Premium allocated to the Fixed Value Option during the first Contract Year. The Initial Fixed Value Interest Rate is set forth in the specifications page of your Contract and is never less than the Fixed Value Minimum Guaranteed Interest Rate.

        IRC:    Internal Revenue Code of 1986, as amended.

        Issue Age:    The age of the Contract Owner or Annuitant on the last birthday before the Contract Date.

        Maturity Date:    The date the Contract matures and the Maturity Proceeds become payable. The Maturity Date is the first Contract Anniversary immediately following the Annuitant's 114th birthday.

        Maturity Proceeds:    The amount we pay if the Contract is in force on the Maturity Date. The Maturity Proceeds equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value on the Maturity Date.

        Minimum Guaranteed Surrender Value:    The minimum amount that we will pay you on the date that you surrender the Contract. The Minimum Guaranteed Surrender Value equals 87.5% of all Premiums paid (less any withdrawals you may have taken prior to surrender) accumulated at the Minimum Guaranteed Interest Rate.

        Minimum Guaranteed Interest Rate:    The minimum rate of interest that will be used to calculate the Minimum Guaranteed Surrender Value.

        MVA:    An adjustment that will be made to the Proceeds you receive if you surrender the Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period. The MVA reflects in part the difference between the effective yield of the BofA Merrill Lynch 3-5 Year US Corporate Index or the BofA Merrill Lynch 5-7 Year US Corporate Index (depending upon the Surrender Charge Schedule you choose) at the time of the surrender or withdrawal and the effective yield of the applicable index on the Contract Date. The MVA may be either positive or negative.

        MVA Factor:    A factor we use in calculating the amount of any MVA.

        Premium:    A payment you make under the Contract. Each Premium must be forwarded either to the Company's Home Office or to your registered representative. The initial Premium must be received by us on or before the Contract Date.

        Proceeds.    The amount paid to the payee(s) under the Contract upon withdrawal, surrender, death or maturity. Proceeds paid upon withdrawal or surrender during the Surrender Charge Period will reflect any applicable Surrender Charge and MVA.

        Settlement Option:    The annuity payout options available under the Contract.

        Supplementary Contract:    A contract we issue in exchange for this Contract when you or your Beneficiary choose a Settlement Option.

        Surrender Charge:    A charge that we may assess if you surrender the Contract or take a withdrawal during the Surrender Charge Period.

        Surrender Charge Period:    The number of Contract Years during which we may assess a Surrender Charge on certain withdrawals and surrender. You may choose to have either a three, five or seven year Surrender Charge Period apply to your Contract. We do not guarantee that all of the Surrender Charge Periods will be available under the Contract.

        Surrender Proceeds:    The amount we will pay you if you surrender your Contract. The Surrender Proceeds are equal to the Cash Surrender Value of your Contract.

        Withdrawal Amount:    The amount we deduct from the Contract to pay a request for withdrawal.

        Withdrawal Proceeds.    The amount we pay you if you request a withdrawal from the Contract. During the Surrender Charge Period, the Withdrawal Proceeds will reflect any applicable Surrender Charge and MVAs.

CONTRACT SUMMARY

        The following summarizes key features of the Contract. This summary does not include all of the information you should consider before purchasing a Contract. You should carefully read the entire prospectus, which contains more detailed information concerning the Contract and the Company, before making an investment decision.

HOW DOES MY CONTRACT WORK?

        Your Contract is a deferred annuity contract. There are two phases to your Contract, an accumulation phase and a payout phase. Your Contract can help you save for retirement because it allows you to accumulate tax-deferred savings during the accumulation phase and provides insurance against outliving your accumulated savings in the payout phase. Earnings on your Premiums accumulate on a tax-deferred basis and remain tax-deferred until you withdraw them, surrender the Contract or receive annuity payments.

        You may purchase the Contract for a minimum initial Premium of $10,000. You may make additional Premium payments subject to certain restrictions; see the "Additional Premiums" section on page 14 for more information on restrictions governing additional Premium payments. We require a minimum Contract Value of $2,000 to keep the Contract in force, except when you have started receiving payments under the Lifetime Income Benefit Rider. For more information on the Rider, see the "Lifetime Income Benefit Rider" section on page 27.

        Interest is credited in two ways under your Contract. Under the Fixed Value Option, we credit interest based on a fixed rate of interest we declare in advance. Under the Indexed Value Options, we credit interest by reference to the performance of the S&P 500 Index, in accordance with the interest rate calculation methodology you have chosen and subject to a Cap Rate. You determine how to allocate your Premium and Contract Value among the interest crediting options. You generally will not pay taxes on your earnings until you withdraw them. When you purchase the Contract, you are not buying shares in a securities index or an individual security.

        Please call your registered representative or the Company at 1-866-526-0995 if you have questions about how your Contract works.

WHAT ARE MY CONTRACT'S FEES AND CHARGES?

        The Surrender Charge, MVA and an optional rider charge (if you elect the Lifetime Income Benefit Rider) are the only fees and charges we assess under the Contract.

        You may choose to have either a three, five or seven year Surrender Charge Period apply to your Contract. We will not issue the Contract unless you choose a Surrender Charge Period. We do not guarantee that all of the Surrender Charge Periods will be available under the Contract. During the Surrender Charge Period, if you surrender your Contract, fully or partially, or make a withdrawal larger than the Penalty-Free Withdrawal amount, you will be assessed a Surrender Charge and may be assessed an MVA. We will waive all or a portion of the Surrender Charge where your request for surrender or withdrawal meets the conditions of the Confinement Care Rider or Terminal Illness Rider. For information on the Confinement Care Rider or Terminal Illness Rider, see the "Surrender Charge" section on page 23. We only apply Surrender Charges and an MVA to withdrawals or surrenders made during the Surrender Charge Period.

  Surrender Charges

        For withdrawals during the Surrender Charge Period, the Surrender Charge equals the Withdrawal Amount (in excess of the Penalty-Free Withdrawal amount) multiplied by the applicable Surrender Charge Percentage as set forth under the Surrender Charge Schedule you selected. For surrenders during the Surrender Charge Period, the Surrender Charge equals your Contract Value plus any Penalty-Free Withdrawal amounts taken in the 12 months prior to surrender of the Contract, multiplied by the applicable Surrender Charge Percentage. Below are the available Surrender Charge Schedules:

	Contract Year
	1	2	3	4	5	6	7	8+
3-Year Surrender Charge Schedule: Surrender Charge Percentage	7%	6%	5%	0%	0%	0%	0%	0%
5-Year Surrender Charge Schedule: Surrender Charge Percentage	7%	6%	5%	4%	3%	0%	0%	0%
7-Year Surrender Charge Schedule: Surrender Charge Percentage	7%	6%	5%	4%	3%	2%	1%	0%

See the "Surrender Charge" section on page 23 for more information on the Surrender Charge Period and Surrender Charges.

  Market Value Adjustment

        During the Surrender Charge Period, if you surrender your Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount, we will apply an MVA to the amount surrendered or withdrawn. The MVA is an adjustment that reflects in part the difference between the effective yield of the BofA Merrill Lynch 3-5 Year US Corporate Index or the BofA Merrill Lynch 5-7 Year US Corporate Index, depending upon the Surrender Charge Schedule you choose, at the time of the surrender or withdrawal and the effective yield of the applicable index on the Contract Date. The MVA may be either positive or negative, which means the MVA may increase or decrease the amount you receive as a surrender or withdrawal. See the "Market Value Adjustment" section on page 21 for more information on the calculation of the MVA.

  Lifetime Income Benefit Rider Charge

        If you elect the Lifetime Income Benefit Rider, we assess an annual charge that equals the rider fee rate multiplied by your Contract Value on each Contract Anniversary. The rider fee rate is disclosed on the first page of the Rider and will never be higher than the maximum rider fee rate of 1%. See the "Lifetime Income Benefit Rider" section on page 27 for more information on the Lifetime Income Benefit Rider.

WHAT ARE MY CONTRACT'S BENEFITS?

        Your Contract offers you several benefits.

        Principal and Interest Guarantees.    Your Contract provides you with a Minimum Guaranteed Surrender Value which, on the date of Surrender of the Contract, equals 87.5% of all Premiums paid (less any withdrawals you may have taken prior to surrender) accumulated at the Minimum Guaranteed Interest Rate. In addition, your Contract guarantees that interest credited to the Fixed Value Option will never be less than .25% annually. These guaranteed interest rates are calculated as effective annual rates, compounded daily.

        Upside Potential with Limited Downside Risk.    Your Contract provides you the opportunity to earn interest that may be higher than the interest you could otherwise earn under a traditional annuity contract that credits a fixed rate of interest only. The Contract does this through the Index Value Options which credit interest by reference to the performance of the S&P 500 Index. In addition, your Contract offers some protections against negative Index returns by providing that Index Credits will never be less than zero, and therefore negative Index returns will never reduce your Accumulated Value. In some circumstances, your Contract may credit interest that is lower than the interest that would be credited under a traditional annuity contract that credits a fixed rate of interest. Please see "WHAT ARE MY CONTRACT'S RISKS?" section on page 7.

        Protection on Growth.    Your Contract has an annual reset design for crediting interest under the Index Value Options. The annual reset design compares the change in the Index from the beginning of the Contract Year to the end of the Contract Year. The starting Index Price for any Contract Year (other than the initial Contract Year) is the Index Price as of the ending date of the previous Contract Year. This means if the Index Price at the end of a Contract Year is lower than it was at the beginning, even though amounts allocated to the Index Value Options will not be credited with interest for that Contract Year, the Accumulated Value remains the same and the beginning Index Price for the next Contract Year will be reset to the lower Index Price. The annual reset design provides incremental protection on growth by locking in the previous Contract Year's anniversary value. Locking in the positive index returns and ignoring negative index returns preserves your Contract's principal, including prior Index Credits.

        Protection from Outliving your Income.    Your Contract provides you with the opportunity to receive annuity payments anytime after the first Contract Year. Annuitizing your Contract converts your Cash Surrender Value into a stream of income which can be based on your life expectancy. Depending upon the type of annuity payout option you choose, annuitization of your Contract can provide you with an income stream that you cannot outlive.

        Tax Deferral.    Your Contract provides for tax-deferred growth. This may allow your money to grow faster because you earn interest on dollars that otherwise may have been paid in taxes. Your Premium payments earn interest, the interest compounds within the Contract and the money you may have otherwise paid in taxes earns interest. Interest earned under the Contract, whether as interest credited under the 1-Year Fixed Value Option or under one of the Indexed Value Options, generally is not taxed until it is withdrawn. You may purchase the Contract in certain tax qualified retirement plans (a "Qualified Contract"). However, note that tax qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the tax qualified plan retirement plan. Please see the "Federal Income Taxes" section on page 39.

        Annual Penalty-Free Withdrawals.    During the Surrender Charge Period, you may take one (1) Penalty-Free Withdrawal from your Contract each Contract Year after the first Contract Year in an amount of up to 10% of your Contract Value without incurring a Surrender Charge or an MVA ("Penalty-Free Withdrawal amount"). However, taxes and tax penalties may apply to Penalty-Free Withdrawals and withdrawals may be restricted under certain Qualified Contracts.

        Death Benefit Proceeds.    The Company will pay out the Death Benefit Proceeds to your Beneficiary upon the death of the Contract Owner, or the Annuitant, in the case of a non-natural Contract Owner. The Death Benefit Proceeds payable under the Contract will equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value. The Contract may allow you to avoid probate. By naming a Beneficiary, you may minimize the delays, expense and publicity often associated with probate. Your Beneficiary will receive Death Benefit Proceeds in either a lump sum or a series of income payments. There may be tax and other legal implications associated with naming particular Beneficiaries and selecting the form of payment. Please consult with your own legal or tax advisor regarding how to best structure payment of the Death Benefit Proceeds in your own individual situation. Death Benefit Proceeds are not subject to a Surrender Charge or an MVA.

        Lifetime Income Benefit Rider.    For an extra charge, we offer the Lifetime Income Benefit Rider. The Lifetime Income Benefit Rider guarantees that you can receive certain scheduled payments for your life, even if your Contract Value is reduced to zero, provided certain conditions are met. Scheduled payments under the Lifetime Income Benefit Rider are not subject to a Surrender Charge or an MVA unless you also make a withdrawal from the Contract and together the withdrawal and scheduled payments under the Lifetime Income Benefit Rider exceed the Penalty-Free Withdrawal amount. Scheduled payments under the Lifetime Income Benefit Rider are not annuity payments and do not receive the same favorable tax treatment as annuity payments. For more information on the Rider, see the "Lifetime Income Benefit Rider" section on page 27.

WHAT ARE MY CONTRACT'S RISKS?

        Your Contract also has various risks associated with it. It is important for you to understand the following risk factors before purchasing the Contract in order to determine whether the Contract is suited to your needs and goals.

        Liquidity Risk.    Your Contract is designed to be a long-term savings plan that you may use to help save for retirement. Your Contract is not designed to be a short-term investment. There is a risk that you may encounter a personal financial situation in which you need to surrender or withdraw all or a part of your Contract during the Surrender Charge Period. Withdrawals and surrenders in excess of the Penalty-Free Withdrawal amount taken before the end of the Surrender Charge Period are subject to a Surrender Charge and an MVA. The application of Surrender Charges and MVAs may result in a loss of a portion of your principal and/or earnings. Also, withdrawals may be subject to income taxes, and before age 59 1/2 may be subject to a 10% federal tax penalty. Accordingly, you could incur charges and pay income taxes should you take withdrawals, withdrawals after scheduled payments under the Lifetime Income Benefit Rider commence, or surrender your Contract during the Surrender Charge Period.

        In certain circumstances, we may defer payment of your Surrender Proceeds for up to six months after we receive your request for surrender.

        Indexed Interest Crediting Risk.    We guarantee that if the Index declines, it will not reduce your Accumulated Value in an Indexed Value Option. However, if the Index declines or does not change, you bear the risk that no Index Credits will be added to your Accumulated Value in an Indexed Value Option at the end of a Contract Year. You also bear the risk that sustained declines in the Index may result in Index Credits not being credited to your Accumulated Value for a prolonged period. In addition, withdrawals from an Indexed Value Option prior to the end of a Contract Year will not receive an Index Credit for that year.

        Historical Performance.    The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the underlying stocks comprising the Index will determine the level of the Index, it is impossible to predict whether the level of the Index will fall or rise. Trading prices of the underlying stocks comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally. Such trading prices also will be affected by the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the levels of the underlying common stocks in a specific market segment or the level of a particular underlying stock.

        Other Interest Rate Risks.    It is within our sole discretion to set the Cap Rate for the Indexed Value Options as well as the Initial Fixed Value Interest Rate and Current Fixed Value Interest Rate for the Fixed Value Option. The Cap Rate places an upper limit on the amount of interest an Indexed Value Option can earn in a Contract Year. Thus, if the Index increases, an Indexed Value Option may be credited with interest up to the Cap Rate which may be less than the increase in the Index. We will send you a notice at least 15 days before each Contract Anniversary disclosing the Cap Rate we expect to guarantee for the following Contract Year. In the highly unlikely event that volatile financial markets prevent us from being able to guarantee the Cap Rate for the next Contract Year in such notice, we will notify you of the new Cap Rate as soon as possible prior to the Contract Anniversary. We guarantee that the Cap Rate will not be less than the guaranteed minimum Cap Rate specified in your Contract.

        The Initial Fixed Value Interest Rate is guaranteed for the first Contract Year. We reserve the right to credit the Initial Fixed Value Interest Rate for the second Contract Year to the portion of your Accumulated Value attributable to the initial Premium allocated to the Fixed Value Option during the first Contract Year. We guarantee that the Current Fixed Value Interest Rate will never be less than the Fixed Value Minimum Guaranteed Interest Rate specified in your Contract. However, we have the right to change the Current Fixed Value Interest Rate at any time in our sole discretion. Therefore, you bear the risk that any Current Fixed Value Interest Rate we establish in the future may be lower than the Current Fixed Value Interest Rate we currently credit and may not exceed the Fixed Value Minimum Guaranteed Interest Rate.

        MVA Risk.    If you surrender your Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period, we will apply an MVA to the amount surrendered or withdrawn. There is a risk that the effective yield of the index used in the calculation of the MVA will increase from the Contract Date and, as a result, the MVA may decrease the Surrender Proceeds or Withdrawal Proceeds you receive. See the "Market Value Adjustment" section on page 21.

        Maturity Date Risk.    The terms of the Contract do not require you to surrender or settle the Contract before the Maturity Date (age 114). You are permitted, however, to surrender and elect a Settlement Option at any time. If the Contract is not settled until the Annuitant has reached an advanced age, however, there is a risk that the Contract might not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract would be currently includible in your income. You should consult a tax adviser.

        Cost of Managing Index Credit Obligation.    We manage our obligation to credit Index Credits under each Indexed Value Option, in part, by purchasing call options on the Index and by prospectively adjusting the Cap Rate on Contract Anniversaries to reflect changes in the cost of purchasing such call options (which cost varies based on market conditions). In certain cases, the cost of the call options may require us to reduce the Cap Rate for an Indexed Value Option for future Contract Years and thereby reduce the amount of the Index Credit you may otherwise receive or possibly discontinue an Indexed Value Option altogether. However the Cap Rate will never be reduced below the guaranteed minimum Cap Rate specified in your Contract.

        Risk That We May Eliminate or Substitute an Index or Index Value Option.    There is no guarantee that the Index described in this prospectus or the Indexed Value Options will be available during the entire time you own your Contract. If (i) the Index is discontinued, (ii) we are unable to utilize the Index, or (iii) the calculation of the Index is changed substantially, we may substitute a suitable equity index for the Index. If we do so, the performance of the new index may differ from the Index. This, in turn, may affect the amount of any future Index Credits you earn. With respect to our elimination or substitution of an Index, it is important to note the following:

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  A "substantial change" to the calculation of the Index may mean, but would not be limited to, a significant change in the identity of the issuers that comprise the Index or the concentration of the Index in an industry segment or sector.

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  The suitability of a replacement index would depend on a number of factors, including, but not limited to, the comparability of the replacement index and the replaced index with respect to the number of issuers that comprise the index and whether the index concentrates on any particular industry segment or sector.

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  Examples of when we would be unable to utilize an index include, but would not be limited to, situations where we were unable to obtain a license for the use of the index or if the publisher of the index went out of business.

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  Any elimination or substitution of the Index will not affect the guarantees under the Contract.

        Although we believe it is highly unlikely, it is possible that we may eliminate all of the Indexed Value Options, leaving only the Fixed Value Option available under the Contract. In that event, your Accumulated Value in the Indexed Value Options would be transferred to the Fixed Value Option. For more information, please see the "Contract Value: Indexed Value Options" section on page 18. IF WE TERMINATE OR SUBSTITUTE AN INDEXED VALUE OPTION AND YOU DO NOT WISH TO ALLOCATE YOUR CONTRACT VALUE TO ONE OR MORE OF THE REMAINING OPTIONS AVAILABLE UNDER THE CONTRACT, YOU MAY SURRENDER YOUR CONTRACT, BUT YOU MAY BE SUBJECT TO A SURRENDER CHARGE AND AN MVA, WHICH MAY RESULT IN A LOSS OF PREMIUM AND CREDITED INTEREST.

        Lifetime Income Benefit Rider Risks.    There are certain risks associated with the Lifetime Income Benefit Rider. For example, Excess Withdrawals may significantly reduce the value of the Rider and even cause the Rider to terminate. Excess Withdrawals taken during the Surrender Charge Period may also be subject to Surrender Charges and MVAs.

        Creditor and Solvency Risk.    Our general account assets support the guarantees under the Contract and are subject to the claims of our creditors. As such, the guarantees under the Contract are subject to our financial strength and claims-paying ability, and therefore, to the risk that we may default on those guarantees. You need to consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Information concerning our business and operations is also set forth in the "Information Regarding Eagle Life Insurance Company" section on page 49.

        No Ownership Rights.    Purchasing a Contract is not equivalent to investing in the underlying stocks comprising the S&P 500 Index. You will have no ownership interest or rights in the underlying stocks comprising the Index, such as voting rights, dividend payments, or other distributions. Also, we are not affiliated with the sponsor of the Index or the underlying stocks comprising the S&P 500 Index. Consequently, the Index and the issuers of the underlying stocks comprising the Index have no involvement with the Contract.

        Possible Tax Law Changes.    There is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that Contract Owners currently receive. You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

WHAT IS MY CONTRACT'S VALUE?

        Your Contract Value is calculated by adding together the Accumulated Values in the Fixed Value Option and the Indexed Value Options. It will be reduced by the amount of any withdrawals you make, but cannot decrease due to any negative performance of the Index. Your Contract Value will be increased by the amount of any Premium payments you make and any interest credited or any Index Credits earned under the Contract.

        Generally, your Accumulated Value in an Option at any time will equal:

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  Any Premium allocated to the Option,

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  Minus any Withdrawal Amounts taken from that Option,

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  Plus any interest credited (or Index Credits earned*),

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  Adjusted for any transfers into or out of the Option.

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  Note that a Cap Rate, or upper limit on annual interest credited, applies to each of the Indexed Value Options but does not apply to the Fixed Value Option. The Cap Rate for each

    Indexed Value Option is specified in your Contract. At least 15 days prior to each Contract Anniversary, we will send you a notice that identifies the Cap Rate for each Indexed Value Option that we expect to guarantee for the next Contract Year as well as the Current Fixed Value Interest Rate. You can also call your registered representative or the Company at 1-866-526-0995 for information regarding the Cap Rate. In the highly unlikely event that volatile financial markets prevent the Company from being able to guarantee the Cap Rate for the next Contract Year in such notice, the Company will notify Contract Owners of the Cap Rate as soon as possible prior to the Contract Anniversary.

HOW ARE MY PREMIUMS ALLOCATED?

        You may allocate all or any portion of your initial Premium to the Fixed Value Option or either of the two Indexed Value Options. To select an Indexed Value Option at Contract issuance, you must allocate at least 10% of the initial Premium to that Option. We will accept additional Premiums between Contract Anniversaries. Additional Premiums received between Contract Anniversaries are held in the Fixed Value Option and will earn the Current Fixed Value Interest Rate until the next Contract Anniversary. If we receive your additional Premium on a Contract Anniversary, you may allocate all or any portion of your additional Premium directly to the Fixed Value Option or either of the two Indexed Value Options. There are no minimum allocation requirements for additional Premiums.

MAY I TRANSFER MONEY BETWEEN OPTIONS?

        On each Contract Anniversary, you may choose to transfer your Accumulated Value between Options, subject to a $1,000 minimum to maintain an Indexed Value Option. If a transfer or withdrawal reduces your Accumulated Value in an Indexed Value Option below $1,000, we will automatically transfer the remaining Accumulated Value to the Fixed Value Option on the next Contract Anniversary. There is no minimum required Accumulated Value to maintain the Fixed Value Option. Transfers between Options are not subject to Surrender Charges or an MVA.

WHAT ARE MY CONTRACT'S PAY OUT PROVISIONS?

        We will pay you Proceeds from the Contract when you take a withdrawal, you surrender your Contract, the Contract Owner or the Annuitant (if the Contract Owner is a non-natural person) dies, or when the Contract matures. We will pay all Death Benefit Proceeds or Maturity Proceeds under an automatic settlement option, unless you or your Beneficiary, as applicable, chooses to apply the Death Benefit or Maturity Proceeds to provide payments under another Settlement Option or in a lump sum. See "Contract Proceeds and Payout Provisions: Settlement Options" on page 26. A Surrender Charge and an MVA may apply to a surrender or withdrawal taken during the Surrender Charge Period. In addition, a surrender or withdrawal may be subject to income tax and, if you are younger than age 59 1/2 at the time of the withdrawal or surrender, a 10% penalty tax may apply. Withdrawals may be restricted under certain Qualified Contracts. You may choose to annuitize your Contract anytime after the first Contract Year.

  Withdrawal Proceeds

        You may request a withdrawal under the Contract at any time. When you request a withdrawal, we deduct the amount of the withdrawal first from your Accumulated Value under the Fixed Value Option, then proportionally from your Accumulated Value under the Indexed Value Options. During the Surrender Charge Period, you may make one Penalty-Free Withdrawal in each Contract Year beginning after the first Contract Year. A Penalty-Free Withdrawal allows you to withdraw up to 10% of the Contract Value each Contract Year (determined at the time of withdrawal) without a Surrender Charge or an MVA applied to those amounts. Any withdrawals taken after the end of the Surrender Charge Period will not be subject to a Surrender Charge or an MVA.

        If a withdrawal reduces your Accumulated Value in an Indexed Value Option below $1,000, we will transfer the remaining Accumulated Value to the Fixed Value Option on the next Contract Anniversary. If a withdrawal reduces your Contract Value below $2,000, the Contract will terminate and we will pay you the Surrender Proceeds, except when scheduled payments under the Lifetime Income Benefit are being made.

        You may be eligible to withdraw amounts in addition to the 10% Penalty-Free Withdrawal amount described above during the Surrender Charge Period without a Surrender Charge or MVA applied to those amounts if you qualify for a waiver under either the Confinement Care Rider or Terminal Illness Rider. See the "CONTRACT PROCEEDS AND PAYOUT PROVISIONS: Withdrawal" section on page 24 for more information on the Confinement Care and Terminal Illness waivers.

        When you request a withdrawal, you can specify either the gross or net amount of the withdrawal. The net amount (Withdrawal Proceeds) is the actual amount you would receive, which would be net of any Surrender Charge or MVA. The gross amount (Withdrawal Amount) equals the net amount plus any Surrender Charge and MVA. The gross amount (Withdrawal Amount) is the amount that would be deducted from your Contract Value to honor the withdrawal request.

        Depending upon whether a Penalty-Free Withdrawal, a Surrender Charge or an MVA applies, the Withdrawal Proceeds you receive could be greater or less than the Withdrawal Amount deducted from your Contract Value.

  Surrender Proceeds

        If you surrender your Contract, we will pay you the Surrender Proceeds in a lump sum or under a Settlement Option. The Surrender Proceeds are equal to the Cash Surrender Value of your Contract, which is the greater of: (i) the Contract Value minus any Surrender Charges and plus or minus any MVA; or (ii) the Minimum Guaranteed Surrender Value as of the date of surrender. We consider any amount previously taken as a Penalty-Free Withdrawal within 12 months of the surrender of the Contract during the Surrender Charge Period part of the surrender for purposes of applying a Surrender Charge or MVA. If the state in which you live requires us to pay premium taxes, we will calculate your Surrender Proceeds as if we had deducted the premium taxes from your Premium payments when we received them.

  Death Benefit Proceeds

        On the date that we receive due proof of death of the Contract Owner or Annuitant (if the Contract Owner is a non-natural person), we will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be payable in a lump sum or under a Settlement Option. The Death Benefit Proceeds equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value determined as of the date of death. If death occurs before the Maturity Date, we will pay the Death Benefit Proceeds to the designated Beneficiary. We do not apply a Surrender Charge or MVA to amounts payable as Death Benefit Proceeds. However, if the state in which you live requires us to pay premium taxes, we will calculate your Death Benefit Proceeds as if we had deducted the premium taxes from your Premium payments when we received them.

  Maturity Proceeds

        If the Contract is in force on the Maturity Date, we will pay Maturity Proceeds that equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value on the Maturity Date.

   Settlement Options/Annuitization

        Should you decide to receive income payments on or after the Maturity Date or surrender, you will have several annuity payout options from which to choose. Annuity payout options are a benefit of deferred annuities, but annuitization is not a requirement of the Contract. The following Settlement Options are available: Automatic, Income for a Specified Period, Life Income, Income of a Specified Amount, and Joint and Survivor Income. Each Settlement Option provides for income payments for a minimum of 5 years. We may also make other Settlement Options available.

DO I HAVE A RIGHT TO EXAMINE AND RETURN THE CONTRACT?

        You may cancel your Contract and return it to us or to your registered representative within a certain number of days of its receipt and receive a refund of the Premium you paid less any withdrawals you made. Generally, you must return your Contract within 15 days of receipt, but some states may permit a longer period.

TERMINATION

        This Contract terminates on the earliest of:

  •
  The date you fail to maintain the $2,000 minimum Contract Value we require (unless the Lifetime Income Benefit Rider is in effect and LIB payments have begun);

  •
  The date you choose to exercise the annuitization option;

  •
  The date you surrender your Contract;

  •
  The date the Owner/Annuitant dies; or

  •
  The Maturity Date.

DESCRIPTION OF YOUR CONTRACT

        The Falcon Gold Annuity Contract is an individual flexible premium deferred indexed annuity contract issued by Eagle Life. This Contract is designed for individuals and certain retirement plans that qualify for special federal income tax treatment, as well as those that do not qualify for such treatment. During the accumulation phase, your Contract can help you save for retirement because it can allow your Contract Value to earn interest on a tax-deferred basis and you can later elect to receive retirement income for life or a period of years. During the pay-out phase of your Contract, you can elect to receive annuity payments by applying the Cash Surrender Value to one of the Settlement Options offered in your Contract.

        Interest is credited in two ways under your Contract. Under the Fixed Value Option, we credit interest based on a stated rate of interest we declare in advance. Under the Indexed Value Options, we credit interest by reference to the performance of the S&P 500 Index, in accordance with the interest rate calculation methodology you have chosen and subject to a Cap Rate. You determine how to allocate your Premium among the interest crediting options. You generally will not pay taxes on your earnings until you withdraw them.

        The Falcon Gold Annuity Contract offers three different Surrender Charge Schedules, each having a distinct Surrender Charge Period. The rates of interest we declare for the Fixed Value Option and the Cap Rate for each Indexed Value Option may vary depending upon the Surrender Charge Schedule you select. Generally, Surrender Charge Schedules with longer Surrender Charge Periods will have higher Initial Fixed Value Interest Rates, Current Fixed Value Interest Rates and Cap Rates. Conversely, in general Surrender Charge Schedules with shorter Surrender Charge Periods will have lower Initial Fixed Value Interest Rates, Current Fixed Value Interest Rates and Cap Rates. For further information on the Surrender Charge Schedules, see the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page 23." The Contract is not an investment in the stock market or in the S&P 500.

        We describe your rights under the Contract below and in your Contract. Contracts issued in your state may provide different features and benefits than those described in this prospectus. Those differences may include the length of the period you have to examine the Contract and return it to us for a refund, the amount of the Surrender Charge, the Maturity Date, or the availability of certain Settlement Options. We will identify any such state variations in your Contract. Your registered representative can provide you with more information about any state variations that apply to your Contract. The Contract does not participate in the surplus or profits of the Company and the Company does not pay any dividends on it.

PURCHASING A CONTRACT

        To purchase a Contract, you must complete an application and pay an initial Premium of at least $10,000. The initial Premium must be received by us on or before the Contract Date. Both the Contract Owner and the Annuitant, in the case of a non-natural Contract Owner, must be under the age of 80 to be eligible to purchase a Contract. After we receive a completed application, and any other necessary information, we will begin the process of issuing the Contract. There may be delays in our processing of your application because of delays in receipt of your application from your registered representative or because of delays in determining whether the Contract is suitable for you. Any such delays may affect the date we issue your Contract. Your application is subject to our approval. We reserve the right to refuse to issue a Contract at any time in our sole discretion. We may discontinue offering the Contract at any time.

        We impose a maximum limit on the amount of Premiums that may be paid under the Contract of $1,000,000. We may allow a Contract Owner to make Premium payments under the Contract in an amount that exceeds the maximum limit for cumulative Premium payments in our sole discretion.

Note:	You may use the Contract with certain tax qualified retirement plans. The Contract includes attributes such as tax deferral on accumulated earnings. Tax qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the qualified plan. Accordingly, if you are purchasing this Contract through a tax qualified retirement plan, you should consider purchasing the Contract for its other features such as the underlying guarantees, the Death Benefit and other non-tax related benefits. Please consult a tax adviser for information specific to your circumstances to determine whether the Contract is an appropriate investment for you.

        If mandated by applicable law, including Federal laws designed to counter terrorism and prevent money laundering, we may be required to reject your Premium. We may also be required to provide additional information about you or your Contract to government regulators. In addition, we may be required to block a Contract Owner's account and thereby refuse to honor any request for transfer, withdrawal, surrender, annuity payments, and Death Benefit Proceeds, until instructions are received from the appropriate government regulator.

  Right to Examine

        You have the right to examine your Contract, determine that you are satisfied and that it meets your needs. You may return the Contract to the Company or your registered representative within 15 days of your receipt of the Contract without incurring any Surrender Charges. Some states may permit a longer period to examine and return the Contract. If you return the Contract within the specified timeframe, the Company will cancel your Contract and refund any Premium, less withdrawals, if any, within 10 days of the earlier of the Company's or your registered representative's receipt of the returned Contract.

  Additional Premiums

        You may make additional Premium payments at any time, as long as each additional Premium payment is at least $1,000, and not greater than the maximum limit on cumulative Premium payments we allow. We may return any portion of a Premium payment that would cause the Contract to exceed any Company, federal or state limitations on Premium payments received during any taxable year.

  Good Order

        We cannot process your requests for transactions relating to the Contract until we have received them in good order at our Home Office. "Good order" means the actual receipt of the transaction request in writing, along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your completed application, the Contract number, the transaction amount (in dollars), selected allocation among the Options, your signature, as reflected on the Contract, if necessary, and any other information or supporting documentation that we may require. "Good order" also generally includes receipt of a sufficient Premium payment by us to effect the transaction. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

 TAX-FREE "SECTION 1035" EXCHANGES

        You can generally exchange one annuity contract for another in a "tax-free exchange" under Section 1035 of the IRC. Before making an exchange, you should compare both contracts carefully. Remember that if you exchange another contract for the Contract described in this prospectus, you might have to pay a surrender charge or any applicable market value adjustment on the existing contract. If the exchange does not qualify for Section 1035 tax treatment, you may have to pay federal income tax, including a possible penalty tax, on your old contract. There may be a new Surrender Charge Period for the Contract and other charges may be higher (or lower) and the benefits may be different. There may be delays in our processing of the exchange. You should not exchange another contract for this one unless you determine, after knowing all the facts, that the exchange is in your best interest. The person selling you this Contract will generally earn a commission from us.

RIGHTS UNDER THE CONTRACT

        Once purchased, the Contract belongs to you, the Contract Owner. You have all rights granted by the Contract. Contract Owner means the owner named in the application or any successor or assignee if ownership has been assigned. During the Annuitant's lifetime all rights may be exercised by the Owner subject to the rights of (a) any assignee of record with the Company, and (b) any irrevocably named Beneficiary. The Owner and the Annuitant must be the same person unless the Owner is a non-natural person, in which case there must be an insurable interest relationship between the two.

        Subject to the "Death Benefit Proceeds" section of the prospectus, all rights of the Owner terminate on the death of the Owner/Annuitant. If the Owner is not a natural person, the death of any Annuitant shall be treated as the death of an Owner of the Contract. If you have any questions concerning the criteria you should use when choosing an Owner/Annuitant, consult your registered representative.

  Right to Name Beneficiary

        You have the right to name a Beneficiary when you apply for the Contract and to add a new Beneficiary at any time while you own the Contract. While the Contract is in force, you may change the Beneficiary by a signed written notice sent to our Home Office, unless the Beneficiary is an irrevocable Beneficiary. The change will take effect on the date we receive the notice. Any change is subject to payment or other action we took before receiving notice. See "Naming a Beneficiary" on page 26.

        All rights of a Beneficiary, including an irrevocable Beneficiary, will end if the Beneficiary dies before the Owner/Annuitant. If the Beneficiary dies while the Contract is in force, you may add a new Beneficiary by a signed written notice sent to our Home Office.

  Right to Assign

        You must notify us of any assignment of your Contract by a signed written notice sent to our Home Office. All assignments of the Contract are subject to our approval and will only be effective if approved by us. We reserve the right to refuse any assignment at any time in our sole discretion. Qualified Contracts may not be assigned or transferred except as permitted by the IRC and/or the Employee Retirement Income Security Act of 1974 ("ERISA"). An assignment will take effect on the date we approve the assignment. We have no liability for our actions or omissions related to a requested assignment done in good faith. Consult your tax adviser about the tax consequences of an assignment. Also, you should consult an attorney before you assign your Contract. Please note that a change of Owner does not change automatically the Beneficiary, however, the new Owner may change the Beneficiary.

 ALLOCATIONS AND TRANSFERS

        You must instruct us as to how the initial Premium is to be allocated among the Fixed and Indexed Value Options. The allocation of the initial Premium to an Indexed Value Option must be at least 10% of the Initial Premium amount subject to the requirement that a minimum of $1,000 remain in an Indexed Value Option to maintain the Option.

        All additional Premium payments received between Contract Anniversaries are deposited into the Fixed Value Option and will earn the Current Fixed Value Interest Rate. On the next Contract Anniversary, you may transfer all or a portion of your Accumulated Value in the Fixed Value Option to an Indexed Value Option. If we receive an additional Premium on a Contract Anniversary, you may allocate all or any portion of your additional Premium directly to the Fixed Value Option or either of the two Indexed Value Options.

        We permit transfers of Accumulated Value between and among the Options on each Contract Anniversary. If you make a transfer on a Contract Anniversary or a withdrawal from an Indexed Value Option that reduces your Accumulated Value in the Indexed Value Option below the $1,000 minimum balance we require to maintain an Indexed Value Option, we will automatically transfer your remaining Accumulated Value from that Indexed Value Option to the Fixed Value Option on the next Contract Anniversary.

        Based on current tax laws, transfers between Options are not taxable. Transfers are also not subject to Surrender Charges or MVAs. If you do not elect to make a transfer, your Accumulated Value will remain in the same Option(s) for the next Contract Year.

        For a transfer of Accumulated Value among Options to take effect as of a Contract Anniversary, you must submit a written request satisfactory to us that we receive at our Home Office on or before the Contract Anniversary. You must designate the Options from which the transfer will be made and the amount of the transfer either expressed as a total dollar amount or a percentage of your Contract Value.

SURRENDER CHARGE SCHEDULES

        We offer three different Surrender Charge Schedules under the Contract. The Surrender Charge Schedules vary by length of Surrender Charge Period. We currently offer Surrender Charge Schedules with Surrender Charge Periods of three, five and seven years. We do not guarantee that all of the Surrender Charge Periods will be available under the Contract. The rates of interest we declare for the Fixed Value Option and the Cap Rate for each Indexed Value Option may vary depending upon the Surrender Charge Schedule you select. For further information on the Surrender Charge Schedules, see the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page 23."

CONTRACT VALUE

        Your Contract Value is the sum of your Accumulated Value in the Fixed Value Option and each Indexed Value Option. Your Contract Value will increase by the amount of any Premium payments and any interest credited, including any Index Credits earned. It will be reduced by the amount of any withdrawals, but cannot decrease due to any negative performance of the Index.

  Fixed Value Option Calculation

        On the Contract Date, your Accumulated Value in the Fixed Value Option equals the amount of the initial Premium allocated to that Option. On each subsequent Contract Anniversary, your Accumulated Value in the Fixed Value Option equals:

  •
  Your Accumulated Value in the Fixed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); plus

  •
  Any Premium payments since the last Contract Anniversary (for the first Contract Year, the Contract Date); minus

  •
  Any Withdrawal Amounts from the Fixed Value Option since the last Contract Anniversary (for the first Contract Year, the Contract Date); plus

  •
  Any interest credited to the Fixed Value Option since the last Contract Anniversary (for the first Contract Year, the Contract Date); and adjusted for

  •
  Any transfers into or out of the Fixed Value Option on the current Contract Anniversary.

        The transfer of Accumulated Value from an Indexed Value Option to the Fixed Value Option on a Contract Anniversary will not change your Contract Value. In that case, your Accumulated Value in the Indexed Value Option will decrease and your Accumulated Value in the Fixed Value Option will increase by the same amount. Transfers are not subject to Surrender Charges or MVAs.

        Between Contract Anniversaries, your Accumulated Value in the Fixed Value Option equals:

  •
  Your Accumulated Value in the Fixed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); plus

  •
  Any Premium payments since the last Contract Anniversary (for the first Contract Year, the Contract Date); minus

  •
  Any Withdrawal Amounts from the Fixed Value Option since the last Contract Anniversary (for the first Contract Year, the Contract Date); plus

  •
  Any interest credited to the Fixed Value Option since the last Anniversary (for the first Contract Year, the Contract Date).

        For the first Contract Year, the portion of your initial Premium allocated to the Fixed Value Option will earn the Initial Fixed Value Interest Rate. We reserve the right to credit the Initial Fixed Value Interest Rate for the second Contract Year to the portion of your Accumulated Value attributable to the initial Premium allocated to the Fixed Value Option during the first Contract Year. Other than your initial Premium credited with the Initial Fixed Value Interest Rate for the first Contract Year and the portion of your Accumulated Value attributable to the initial Premium allocated to the Fixed Value Option during the first Contract Year to the extent that we credit the Initial Fixed Value Interest Rate for the second Contract Year, your Accumulated Value in the Fixed Value Option, including any additional Premiums we receive in the first and later Contract Years, will earn the Current Fixed Value Interest Rate, which we will declare from time to time and guarantee will never be less than the Fixed Value Minimum Guaranteed Interest Rate. The Fixed Value Minimum Guaranteed Interest Rate is guaranteed for the life of the Contract. We may change the Current Fixed Value Interest Rate at any time in our sole discretion. We credit interest on your Accumulated Value in the Fixed Value Option on a daily basis.

        We consider various factors in setting the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate, including investment returns available at the time that we issue the Contract, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. In addition, the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate may vary depending on your Contract's Surrender Charge Schedule. Additional information about the effect of the different Surrender Charge Schedules on the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate appears in the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page 23.

        The specification page of the Contract identifies the Initial Fixed Value Interest Rate we credit to the portion of your initial Premium payment allocated to the Fixed Value Option for the first Contract Year. We reserve the right to credit the Initial Fixed Value Interest Rate for the second Contract Year to the portion of your Accumulated Value attributable to the initial Premium allocated to the Fixed Value Option during the first Contract Year. At least 15 days prior to each Contract Anniversary, we will send you a notice that identifies the Current Fixed Value Interest Rate we expect to credit at the beginning of the next Contract Year. You can also call your registered representative or the Company at 1-866-526-0995 for information regarding the Initial Fixed Value Interest Rate and the Current Fixed Value Interest Rate.

  Indexed Value Option Calculation

        On the Contract Date, your Accumulated Value in an Indexed Value Option equals the amount of the initial Premium allocated to that Option. On each subsequent Contract Anniversary, your Accumulated Value in an Indexed Value Option equals:

  •
  Your Accumulated Value in the Indexed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date); minus

  •
  Any Withdrawal Amounts from the Indexed Value Option since the last Contract Anniversary (for the first Contract Year, the Contract Date); plus

  •
  Any Index Credit earned for the Option on the current Contract Anniversary; and adjusted for

  •
  Any transfers into or out of the Option on the current Contract Anniversary.

        Between Contract Anniversaries, your Accumulated Value in an Indexed Value Option equals:

  •
  Your Accumulated Value in the Indexed Value Option on the last Contract Anniversary (during the first Contract Year, your Accumulated Value on the Contract Date); minus

  •
  Any Withdrawal Amounts from the Indexed Value Option since the last Contract Anniversary (for the first Contract Year, the Contract Date).

        We will credit interest to your Accumulated Value in an Indexed Value Option on a Contract Anniversary based on the percentage change in the Index during the Contract Year just completed, subject to the applicable interest rate calculation methodology, including a Cap Rate.

  Indexed Value Options

        The Contract offers two Indexed Value Options: the Annual Point to Point Value Option and the Monthly Point to Point Value Option. Both Indexed Value Options are currently linked to the S&P 500 Index. Past performance of the Index is no guarantee of future performance of your Accumulated Value under the Indexed Value Options of the Contract.

        Index Credit.    Your Accumulated Value allocated to an Indexed Value Option will earn interest (an "Index Credit"), based on the particular Option chosen (either the Annual Point to Point Value Option or the Monthly Point to Point Value Option), the performance of the Index and the Cap Rate. The earned Index Credit, if any, will be added to your Accumulated Value under the chosen Indexed Value Option on the Contract Anniversary. We will apply Index Credits before we process transfers of Accumulated Value on a Contract Anniversary. Since your Contract is not an investment in the stock market or in the Index, the Index Credits will not mirror the exact performance of any stock market or index. While Index Credits may equal zero, they will never be less than zero, and therefore will never reduce your Accumulated Value.

        Cap Rate.    The Cap Rate is the maximum rate or limit that we use in determining the amount of an Index Credit. We set the initial Cap Rate at the time we issue the Contract but this rate may change annually on each Contract Anniversary for the following Contract Year. The Cap Rate may vary depending on which Indexed Value Option your Premiums are allocated to and your Contract's Surrender Charge Schedule. The guaranteed minimum Cap Rate on the Annual Point to Point Value

Option is .50%. The guaranteed minimum monthly Cap Rate on the Monthly Point to Point Value Option is 1%. For each Indexed Value Option, the Cap Rate will not be less than the applicable guaranteed minimum Cap Rate. The Company in its sole discretion will make the determination whether to declare a Cap Rate above the guaranteed minimum Cap Rate. The Cap Rate applies only to the Indexed Value Options (and not to the Fixed Value Option). The initial Cap Rate is specified in your Contract. It is important to note that we only guarantee the current Cap Rate for one Contract Year. At least 15 days prior to each Contract Anniversary, we will send you a notice that identifies the Cap Rate for each Indexed Value Option we expect to guarantee for the next Contract Year. You can also call your registered representative or the Company at 1-866-526-0995 for information regarding Cap Rates.

        We consider various factors in determining the Cap Rate, including investment returns available at the time that we issue the Contract, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. In addition, the Cap Rate may vary depending on your Contract's Surrender Charge Schedule. Additional information about the effect of a particular Surrender Charge Schedule on the Cap Rate appears in the "Surrender Charge—Credited Interest Rates and Cap Rates" section on page 23.

        We determine the Cap Rate at our sole discretion. We can neither predict nor guarantee what those rates will be in the future.

Note:	If all or any part of your Accumulated Value under an Indexed Value Option is annuitized, utilized in the settlement of the Death Benefit, or distributed in the form of Withdrawal Proceeds or Surrender Proceeds on any date other than a Contract Anniversary, that portion of your Accumulated Value will not participate in any Index Credits for the Contract Year in which the funds were annuitized, utilized in the settlement of the Death Benefit, or distributed.

  Index Credits for the Annual Point to Point Value Option

        The Index Credit for the Annual Point to Point Value Option is calculated as follows:

  A
  =  The Index Price on the current Contract Anniversary

  B
  =  The Index Price on the last Contract Anniversary (for the first Contract Anniversary, the Index Price on the Contract Date)

  C
  =  Your Accumulated Value under the Annual Point to Point Indexed Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date), minus any Withdrawal Amount(s) since the last Contract Anniversary for the Option

        For examples of how Index Credits are calculated for the Annual Point to Point Value Option, please see the "Index Credit and MVA Examples: Calculation of the Annual Point to Point Value Option Index Credit" section on page 31.

  Index Credits for the Monthly Point to Point Value Option

        The Monthly Point to Point Value Option uses a crediting method that is based on the monthly changes in the Index, subject to a monthly Cap Rate. The Index Credit, if any, is credited annually on the Contract Anniversary but is based on the sum of the 12 monthly percentage changes in the Index Price—which monthly percentage changes could be positive or negative. On each Contract Anniversary these monthly percentage changes, each of which cannot exceed the monthly Cap Rate, are added together to determine the Index Credit for that Contract Year. Negative monthly returns have no downside limit. However, any annual Index Credit will never be less than zero, and therefore will never reduce your Accumulated Value.

        The Index Credit for the Monthly Point to Point Value Option is calculated as follows:

  A)
  The MPT Sum (described below); multiplied by

  B)
  Your Accumulated Value under the Monthly Point to Point Value Option on the last Contract Anniversary (for the first Contract Anniversary, your Accumulated Value on the Contract Date), minus any Withdrawal Amount(s) since the last Contract Anniversary

        The MPT Sum is determined by adding the MPT Ratios for each Contract Month during the Contract Year. Each monthly MPT Ratio is calculated as follows:

  A)
  The Index Price on the Index Date;* minus

  B)
  The Index Price on the immediately preceding Index Date (for the first Contract Month, the Index Price on the Contract Date); divided by

  C)
  The Index Price on the immediately preceding Index Date (for the first Contract Month, the Index Price on the Contract Date); adjusted

  D)
  To not exceed the monthly Cap Rate.

  *
  Index Date.    Index Date, as used in calculating the Monthly Point to Point Value, is the Contract Date and the same day of each month thereafter. If the same day does not exist in a month (such as the 31st) or is not an Index Publication Date, then the Index Date is the immediately preceding day that is an Index Publication Date. For example, if the Contract Date is January 31, 2011, the next Index Date is February 28, 2011 (if it is an Index Publication Date), and the last day of each following month (if it is an Index Publication Date).

        For examples of how Index Credits are calculated for the Monthly Point to Point Value Option, see the "Index Credit and MVA Examples: Calculation of the Monthly Point to Point Value Option Index Credit" section on page 33.

        Termination or Substitution of an Index or Indexed Value Option.    There is no guarantee that any of the Indexed Value Options will be available during the entire time you own your Contract. If: (i) the Index is discontinued, (ii) we are unable to utilize the Index, or (iii) the calculation of the Index is changed substantially, we may substitute a suitable equity index for the Index. If we do so, the performance of the new index may differ from the Index and could result in a lower or higher Index Credit earned. This, in turn, may affect the Index Credits you earn. If we determine to substitute the Index during a Contract Year, we will delay the effective date of the substitution until the next Contract Anniversary.

        If the Index is discontinued during a Contract Year, we may transfer your Accumulated Value in the Indexed Value Options to the Fixed Value Option and credit the Accumulated Value transferred with the Current Fixed Value Interest Rate for the remainder of the Contract Year. We will treat the portion of the Contract Year in which your Accumulated Value remained in the Indexed Value Option as a full Contract Year for the purpose of crediting any Index Credits.

        Please note that we may terminate or substitute any or all of the Indexed Value Options at any time in our sole discretion by sending you written notice to your last known address stating the effective date on which the Indexed Value Option(s) will terminate or be substituted. We will send you the notice at least 60 days before the effective date of an Indexed Value Option's termination or substitution. On and after the effective date of the Indexed Value Option's termination or substitution, your Accumulated Value in that Indexed Value Option will be automatically transferred to the Fixed Value Option and will be credited with the Current Fixed Value Interest Rate for the remainder of the Contract Year. We will treat the portion of the Contract Year in which your Accumulated Value remained in the Indexed Value Option as a full Contract Year for the purpose of crediting any Index Credits. IF WE TERMINATE OR SUBSTITUTE AN INDEXED VALUE OPTION AND YOU DO NOT WISH TO ALLOCATE YOUR CONTRACT VALUE TO ONE OR MORE OF THE REMAINING OPTIONS AVAILABLE UNDER THE CONTRACT, YOU MAY SURRENDER YOUR CONTRACT, BUT YOU MAY BE SUBJECT TO A SURRENDER CHARGE AND AN MVA, WHICH MAY RESULT IN A LOSS OF PREMIUM AND CREDITED INTEREST.

        If we substitute an Indexed Value Option for a new Indexed Value Option, the new Indexed Value Option may be based on a different equity index and may use a different interest rate calculation methodology. The interest credited under the new Indexed Value Option may differ from the replaced Indexed Value Option and could result in a lower or higher Index Credit earned.

MARKET VALUE ADJUSTMENT

        If you surrender your Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period, we will apply an MVA to the amount being surrendered or withdrawn. No MVA will be applied after the end of the Surrender Charge Period.

Note:	The MVA applicable to a surrender or withdrawal may increase or decrease the amount that you receive or, where you request to receive a specified amount from a withdrawal, increase or decrease the amount deducted from your Contract Value. One or more MVAs may decrease your Proceeds but (together with any Surrender Charges) will never cause your Proceeds at surrender to be less than the Minimum Guaranteed Surrender Value. You should carefully consider your income needs before purchasing the Contract.

  Purpose

        The MVA is an adjustment that may be made to the Proceeds you receive if you surrender the Contract or take a withdrawal in excess of the Penalty-Free Withdrawal amount during the Surrender Charge Period. The MVA reflects in part the difference between the effective yield of the BofA Merrill Lynch 3-5 Year US Corporate Index or the BofA Merrill Lynch 5-7 Year US Corporate Index, depending upon the Surrender Charge schedule you choose, at the time of the surrender or withdrawal and the effective yield of the applicable index on the Contract Date. An MVA can be positive or negative. The greater the difference in effective yields, the greater effect the MVA will have. A positive MVA will increase the Surrender Proceeds or Withdrawal Proceeds payable. A negative MVA will decrease the Surrender Proceeds or Withdrawal Proceeds payable but will never (together with any Surrender Charge) cause your Proceeds at surrender to be less than the Minimum Guaranteed Surrender Value.

  Application and Waivers

        We will calculate the MVA as of the date we process your written request for surrender or withdrawal. If the MVA is positive, we increase any Surrender Proceeds or Withdrawal Proceeds payable or reduce the amount of the decrease in your Contract Value by the amount of the positive MVA where you request to receive a specified amount from a withdrawal. If the MVA is negative, we will decrease the Surrender Proceeds or Withdrawal Proceeds payable or further decrease your Contract Value by the amount of the negative MVA where you request to receive a specified amount from a withdrawal.

        We will not apply an MVA to:

  •
  Penalty-Free Withdrawal amounts, unless such amounts were taken within 12 months of surrender of the Contract;

  •
  Death Benefit Proceeds;

  •
  Withdrawals that qualify under the Confinement Care Rider or Terminal Illness Rider;

  •
  Payments made under the Lifetime Income Benefit Rider, except where a withdrawal is made under the Contract and together the withdrawal and payments under the Rider exceed the Penalty Free Withdrawal amount;

  •
  Any withdrawals taken after the end of the Surrender Charge Period; and

  •
  Annuity payments.

  MVA Formula

        An MVA is equal to the Surrender Proceeds or Withdrawal Amount that is subject to the MVA multiplied by the MVA Factor (described below) minus 1.

The MVA Factor is: [A/B]t

Where:

  A
  =  1 plus the effective yield of either the BofA Merrill Lynch 3-5 Year US Corporate Index or the BofA Merrill Lynch 5-7 Year US Corporate Index (each an "MVA Index") on the Contract Date.

  B
  =  1 plus the effective yield of the applicable MVA Index on the day before the surrender or withdrawal from the Contract.

  t
  =   Number of days from the date of the surrender or withdrawal to the next Contract Anniversary divided by 365; plus number of whole years from the next Contract Anniversary to the end of the Surrender Charge Period.

Note:	If you have chosen the Surrender Charge Schedule with the three year Surrender Charge Period, we will use the BofA Merrill Lynch 3-5 Year US Corporate Index in the calculation of the MVA Factor. If you have chosen the Surrender Charge Schedule with either the five or seven year Surrender Charge Period, we will use the BofA Merrill Lynch 5-7 Year US Corporate Index in the calculation of the MVA Factor.

        For examples of how we calculate MVAs, see the "Index Credit and MVA Examples: Calculation and Application of the MVA" section on page 35.

        As a general rule, if the effective yield of the BofA Merrill Lynch 3-5 Year US Corporate Index or the BofA Merrill Lynch 5-7 Year US Corporate Index, depending upon the Surrender Charge schedule you choose, at the time of the surrender or withdrawal has increased since we issued your Contract, the MVA will be negative and will decrease the Surrender Proceeds or Withdrawal Proceeds payable. However, if the effective yield of that MVA Index yield has decreased during that period, the MVA will be positive and will increase the Proceeds payable.

 CONTRACT PROCEEDS AND PAYOUT PROVISIONS

        We will pay the Proceeds when you take a withdrawal, you surrender your Contract, the Contract Owner/Annuitant dies, or the Contract matures. We will pay all Proceeds upon death or maturity of the Contract under an automatic settlement option, unless you or your Beneficiary chooses to apply the Proceeds to provide payments under another Settlement Option, described below, or in a lump sum. We will always pay Surrender Proceeds in a lump sum unless you choose, after the first Contract Year, to annuitize under a life contingent payment option with at least a five year period certain. If we do not pay Proceeds immediately, we will credit interest to the Proceeds from the date of the withdrawal, surrender, Death or Maturity until the payment of Proceeds. We will add this interest to the Proceeds and credit the greater of (i) the current rate of interest we declare, or (ii) any minimum rate required by the laws of the state in which your Contract was issued.

        A Surrender Charge and MVA may apply to the Proceeds payable upon surrender or withdrawal. In addition, a surrender or withdrawal may be subject to income tax and, if you are younger than age 59 1/2 at the time of the withdrawal or surrender, a 10% penalty tax. Withdrawals may be restricted under certain Qualified Contracts.

  Surrender Charge

        The Surrender Charge is a charge we assess upon a surrender or withdrawal from the Contract during the Surrender Charge Period. In general, we do not assess a Surrender Charge on the Penalty-Free Withdrawal amount. However, we will assess a Surrender Charge on the amount of any Penalty-Free Withdrawals taken in the 12 months prior to a surrender of the Contract during the Surrender Charge Period. We will waive all or a portion of the Surrender Charge where your request for surrender or withdrawal meets the conditions of the Confinement Care Rider or Terminal Illness Rider (as described below).

        The Falcon Gold Annuity Contract offers three different Surrender Charge Schedules. The Surrender Charge Schedules vary by length of the Surrender Charge Period. We offer Surrender Charge Schedules with Surrender Charge Periods of three, five and seven years. We do not guarantee that all of the Surrender Charge Periods will be available under the Contract. Under each Schedule, the amount of the Surrender Charge as a percentage of the amount withdrawn decreases each Contract Year. Therefore, the amount of any Surrender Charge you may pay will vary depending upon the year in which the surrender or withdrawal occurs.

        For withdrawals, the Surrender Charge equals the Withdrawal Amount (in excess of the Penalty-Free Withdrawal amount) multiplied by the applicable Surrender Charge Percentage as set forth under the Surrender Charge Schedule you selected.

        For surrenders, the Surrender Charge equals your Contract Value plus any Penalty-Free Withdrawal amounts taken in the 12 months prior to surrender, multiplied by the applicable Surrender Charge Percentage. Below are the available Surrender Charge Schedules:

	Contract Year
	1	2	3	4	5	6	7	8+
3-Year Surrender Charge Schedule: Surrender Charge Percentage	7%	6%	5%	0%	0%	0%	0%	0%
5-Year Surrender Charge Schedule: Surrender Charge Percentage	7%	6%	5%	4%	3%	0%	0%	0%
7-Year Surrender Charge Schedule: Surrender Charge Percentage	7%	6%	5%	4%	3%	2%	1%	0%

        Credited Interest Rates and Cap Rates.    We declare the Initial Fixed Value Interest Rate, Current Fixed Value Interest Rate and Cap Rate in our sole discretion subject to the Fixed Value Minimum Guaranteed Interest Rate and guaranteed minimum Cap Rate guarantees under the Contract. The Initial Fixed Value Interest Rate, the Current Fixed Value Interest Rate and the Cap Rates may vary with the different Surrender Charge Schedules. In general, a Surrender Charge Schedule with a longer Surrender Charge Period may have a higher Initial Fixed Value Interest Rate, higher Current Fixed Value Interest Rates and higher Cap Rates. Longer Surrender Charge Schedules allow us to purchase longer maturity investments in our general account which generally enable us to credit higher rates for those Contracts.

        Under certain interest rate and market environments, however, the Initial Fixed Value Interest Rate and Current Fixed Value Interest Rates we credit and the Cap Rates we establish under a Contract may not increase, and could possibly decrease, as the duration of the Surrender Charge Period increases. For example, this may occur in, but is not limited to, interest rate and market environments where the yield on certain short-term fixed income securities exceeds the yield on comparable fixed income securities with longer durations.

        The specification page to your Contract identifies the Initial Fixed Value Interest Rate we credit to the portion of your initial Premium payment allocated to the Fixed Value Option for the first Contract Year and the Cap Rates that we guarantee for the first Contract Year on the Indexed Value Options. We reserve the right to credit the Initial Fixed Value Interest Rate for the second Contract Year to the portion of your Accumulated Value attributable to the initial Premium allocated to the Fixed Value Option during the first Contract Year. At least 15 days prior to each Contract Anniversary, we will send you a notice that identifies the Current Fixed Value Interest Rate we expect to credit at the beginning of the next Contract Year and the Cap Rate for each Indexed Value Option we expect to guarantee for the coming Contract Year. You can also call your registered representative or the Company at 1-866-526-0995 for information regarding the Initial Fixed Value Interest Rate, Current Fixed Value Interest Rate and Indexed Value Option Cap Rates we make available with each Surrender Charge Schedule.

  Withdrawal

        You may request a withdrawal under the Contract at any time. When you request a withdrawal, we deduct the amount of the withdrawal first from your Accumulated Value under the Fixed Value Option, then proportionally from your Accumulated Value under the Indexed Value Options. In our sole discretion, we may make available to Contract Owners a systematic withdrawal program that allows for regularly scheduled payments from the Contract. If you have elected to receive regularly scheduled payments under the systematic withdrawal program and your Accumulated Value under the Fixed Value Option is not enough to cover those payments for the next Contract Year, at the next Contract Anniversary we will automatically transfer a proportional amount from your Accumulated Value under the Indexed Value Options to the Fixed Value Option to cover those regularly scheduled payments for the coming Contract Year.

        Penalty-Free Withdrawals.    During the Surrender Charge Period, you may make one Penalty-Free Withdrawal in each Contract Year beginning after the first Contract Year. A Penalty-Free Withdrawal allows you to take one withdrawal of up to 10% of your Contract Value annually (determined at the time of the withdrawal) without the application of a Surrender Charge or an MVA. However, any Penalty-Free Withdrawals made within 12 months of a surrender will be considered as part of the surrender and any Surrender Charge and MVA applicable at surrender will be applied at surrender to those amounts previously withdrawn as Penalty-Free Withdrawals. All withdrawals taken after the end of the Surrender Charge Period are not subject to a Surrender Charge or an MVA.

        In processing a withdrawal, we process the amount of the Penalty-Free Withdrawal first. For example, if you request a withdrawal during the Surrender Charge Period in excess of the Penalty-Free Withdrawal amount, the Penalty-Free Withdrawal amount will not be subject to a Surrender Charge or MVA—however, the remaining amount withdrawn would be subject to a Surrender Charge and MVA.

        Confinement Care Rider.    If you have been confined to a Qualified Care Center (as defined in the Confinement Care Rider) for at least 90 consecutive days (30 consecutive days for Hospice) after your first Contract Anniversary and that confinement represents your first confinement to a Qualified Care Center, you are eligible to withdraw up to 100% of your Contract Value without the application of a Surrender Charge or MVA. Your eligibility for the increased Penalty-Free Withdrawal amounts is subject to the terms and conditions of the Confinement Care Rider.

        Terminal Illness Rider.    You are eligible to withdraw up to 100% of your Contract Value without the application of a Surrender Charge or MVA if, after your first Contract Year, you are diagnosed by a qualified physician as suffering from a terminal illness expected to result in death within one year of such diagnosis, subject to the conditions in the Terminal Illness Rider.

  Surrender Proceeds

        If you surrender your Contract, we will pay you the Surrender Proceeds. The Surrender Proceeds are equaal to the Cash Surrender Value of your Contract, which is the greater of (1) the Contract Value less any Surrender Charges, plus or minus any MVA, or (2) the Minimum Guaranteed Surrender Value. The Minimum Guaranteed Surrender Value on any date equals:

  •
  87.5% of all Premium payments; minus

  •
  Any Withdrawal Proceeds;

  •
  Accumulated at the Minimum Guaranteed Interest Rate (listed in your Contract).

        Deferral of Payment.    We have the right to defer payment of Surrender Proceeds for up to six months after we receive your request for surrender. We will pay interest on Surrender Proceeds that have been deferred at an annual rate of interest equal to the greater of the Current Fixed Value Minimum Interest Rate or the minimum rate of interest required by the state in which the Contract has been issued. Some states require us to receive their approval before we defer the payment of Surrender Proceeds.

   Death Benefit Proceeds

        On the date that we receive due proof of the Contract Owner/Annuitant's death, we will pay the Death Benefit Proceeds that equal the greater of the Contract Value or the Minimum Guaranteed Surrender Value determined as of the date of death.

        Owner's/Annuitant's Death.    If any Contract Owner (or the Annuitant, in the case of a non-natural Owner), dies before the Maturity Date, we will pay Death Benefit Proceeds to the Beneficiary. If you did not choose a Settlement Option, the Beneficiary has 60 days from our receipt of the proof of death to make such a selection. If the Owner/Annuitant dies after the Maturity Date and before the payment of the entire Maturity Proceeds, we will pay any remaining balance as provided for in the chosen Settlement Option, at least as rapidly as under the method of payment in effect at the Owner's/Annuitant's death.

        We will pay the entire Death Benefit Proceeds in a lump sum, unless:

  •
  The Beneficiary elects a Settlement Option with all payments made over a five year period;

  •
  The Beneficiary elects a Settlement Option with payments beginning within one year of a Contract Owner's or the Annuitant's date of death, as applicable, with payments payable over the lifetime or life expectancy of the Beneficiary; or

  •
  The Beneficiary is the Contract Owner's spouse (under federal law) and he or she continues the Contract as the new Contract Owner.

        Naming a Beneficiary.    You must name your Beneficiary in the application. You must provide a signed written notice to our Home Office, informing the Company of any change in Beneficiary. Any change in Beneficiary will take effect as of the date we receive the notice at our Home Office unless the current Beneficiary is an irrevocable Beneficiary. A Beneficiary is revocable unless otherwise stated in any Beneficiary designation. You cannot change an irrevocable Beneficiary. We will not be liable for any payment made before we receive written notice at our Home Office of a change in Beneficiary in good order.

        Unless you notify us otherwise, the following rules apply:

  •
  If you name more than one Beneficiary and one of your Beneficiaries dies before the Owner/Annuitant, we will pay the Death Benefit Proceeds to the surviving Beneficiary(ies).

  •
  If any Beneficiary dies within 30 days after the Owner/Annuitant dies and we receive notice of the death before we pay the Death Benefit Proceeds, we will pay the Death Benefit Proceeds as if the Beneficiary died before the Owner/Annuitant.

  •
  If you have not named a Beneficiary before the Owner/Annuitant dies, we will pay the Death Benefit Proceeds to the Owner/Annuitant's estate.

  •
  If no named Beneficiary is alive when the Owner/Annuitant dies, we will pay the Death Benefit Proceeds to the Owner/Annuitant's estate.

  •
  In the case of multiple Beneficiaries, we will pay an equal portion of the Death Benefit Proceeds to each Beneficiary.

  Settlement Options

        At surrender, death of an Owner/Annuitant or Maturity, you or your Beneficiary, as applicable, may choose to receive annuity payments under one of the Settlement Options described below. Note that not all Settlement Options may be available upon the death of an Owner/Annuitant. Annuity payments are a benefit of deferred annuities, but annuitization is not a requirement of the Contact. The following Settlement Options are available under the Contract: Automatic, Income for a Specified Period, Life Income, Income of a Specified Amount, and Joint and Survivor Life Income. There is a minimum payout period of 5 years for each Settlement Option.

        You or your Beneficiary, as applicable, may choose a Settlement Option by notifying us in writing at our Home Office. Once we receive this notice, we will issue a Supplementary Contract in exchange for this Contract. The Supplementary Contract will identify the Settlement Option payment terms and to whom we pay any remaining Proceeds if the designated payee dies. We may change the mode of payment under a Settlement Option so each payment is at least $50.00. Once the Supplementary Contract is in effect, the method of payment cannot be changed and the Contract cannot be assigned or terminated for the present value of any future payments under the selected Settlement Option. If the owner of the Supplementary Contract dies before payments are complete, we will pay any remaining balance at least as rapidly as under the method of payment in effect on the Owner's date of death; provided however, that if the Owner is not an individual, then the Annuitant is deemed to be the Owner for purposes of this requirement. If your Contract is a Qualified Contract, the Income for a Specified Period and Income of a Specified Amount options may not satisfy required minimum distribution rules. Consult a tax advisor before electing one of these options.

        Automatic.    We will make regular equal periodic payments for 5 years and then for the life of the Annuitant (unless otherwise provided under the IRC). If you do not select a Settlement Option within 60 days of the Maturity Date, the Automatic Settlement Option will take effect.

        Income for a Specified Period.    Under this option, we will make regular equal periodic payments for a specific number of years. Payments will cease at the end of specified period and no further payments will be due. You may elect a specified period from 5 to 20 years.

        Life Income.    We will make regular equal monthly payments for a specified period certain and then for the life of the Annuitant. You may choose a specified period of 10 or 20 years, or any other period upon which we allow. After the specified period certain, the regular equal monthly payments will end at the death of the Annuitant. If the Owner/Annuitant dies during the specified period certain, no payments will be made after the end of that period certain.

        Income of a Specified Amount.    We will make regular equal periodic payments until the Contract Value has been exhausted. Once the Contract Value has been exhausted, payments will cease and no further payments will be made.

        Joint and Survivor Life Income.    We will make regular equal monthly payments during the joint lifetime of the Annuitant and the named Beneficiary/payee and an equal amount during the remaining lifetime of the survivor. The amount of the payment is determined by the age and sex of each person. Payments will end on the death of the last survivor. The Annuitant must be at least 50 years old and the Beneficiary/payee must be at least 45 years old at the time of the first monthly payment under this Settlement Option.

LIFETIME INCOME BENEFIT RIDER

        We offer the optional Lifetime Income Benefit Rider ("Rider") for an extra charge. This Rider is designed for Contract Owners who desire a guaranteed payment stream for life. The Rider is only available where the Contract Owner and Annuitant are the same person. Payments under the Rider, known as Lifetime Income Benefit ("LIB") payments, are not annuity payments. Annuity payments generally receive more favorable tax treatment than LIB payments.

        You may begin receiving LIB payments anytime after the first Contract Year, or at age 50, whichever occurs later. The Rider guarantees that you can receive the LIB payments for your life, or the joint lifetime of you and your spouse (as defined under Federal law) with equal payments for the remaining lifetime of the survivor. LIB payments will be made even if the Contract Value and the Income Account Value ("IAV") under the Rider (defined below) are both reduced to zero, provided certain conditions are met. LIB payments are first treated as withdrawals of your Contract Value, and when that is exhausted, the payments continue as benefit payments from us.

        You should carefully consider your income and liquidity needs, your ability to make additional Premium payments, and the projected amount of your LIB payments before you elect to receive LIB payments. Once LIB payments commence, your IAV will no longer grow at the IAV rate. Even if you stop LIB payments after they have commenced, your IAV will no longer grow at the IAV rate. In addition, any Excess Withdrawals you take may significantly reduce the value of the Rider and may cause the Rider to terminate.

Note:	All LIB payments and withdrawals under the Rider are withdrawals under your Contract, and will decrease your Contract Value.
It is important to note that the IAV is NOT the same as the Contract Value. It is not used to determine your Contract's Cash Surrender Value and cannot be withdrawn.

        Important factors to note about the Rider:

  •
  You will begin paying for the Rider when you elect the Rider, even if you do not elect to receive LIB payments for many years.

  •
  Certain Qualified Contracts may be subject to withdrawal restrictions that could prevent you from receiving LIB payments. Consult a tax adviser before purchasing the Rider with a Qualified Contract.

  •
  The Rider generally terminates when you die. There are, however, a few exceptions to this rule. See "Death Benefit" on page 30.

  •
  Excess Withdrawals may significantly reduce the value of the Rider and cause the Rider to terminate.

  •
  After you elect to receive LIB payments, you will continue to receive LIB payments even if your Contract Value is reduced to zero, unless you have taken or take Excess Withdrawals from your Contract.

  •
  The Rider may not be available in all states, and we may otherwise limit its availability.

  •
  The Rider is only available on the Contract Date.

  •
  We do not apply a Surrender Charge or an MVA to LIB payments under the Rider, unless you make an Excess Withdrawal and the sum of the LIB payments and Excess Withdrawal exceed the Penalty Free Withdrawal amount for the applicable Contract Year.

  Income Account Value

        The IAV is an amount under the Contract that we use only to calculate the LIB. It is not Contract Value and cannot be withdrawn. Upon issuance of the Rider, your IAV equals the initial Premium under the Contract. Prior to the start of LIB payments, additional Premium payments increase the IAV on a dollar for dollar basis. Your IAV will grow at the IAV Rate until the end of the IAV Period (unless you choose to restart the IAV Period as described below) or when LIB payments commence, whichever occurs first. The IAV Rate is an annual effective interest rate and is set at issuance of the Rider for the life of the Rider. After LIB payments start, the IAV will no longer grow at the IAV rate, but additional Premiums will still increase the IAV on a dollar for dollar basis.

        Withdrawals prior to the start of LIB payments will reduce the IAV on a pro-rata basis. For example, if the withdrawal reduces your Contract Value by 10%, the IAV under the Rider will also be reduced by 10%. Excess Withdrawals will reduce your IAV on a dollar for dollar basis. For more information, please see the "Withdrawals" section on page 29.

        IAV Period.    The IAV Period is set at the Rider's issuance. You may reset your IAV Period once on any Contract Anniversary between the fifth and tenth Contract Anniversaries by notifying us in writing at our Home Office. The IAV for the new IAV Period is the greater of, 1) your IAV immediately before the reset occurs; or 2) your Contract Value on the Contract Anniversary on which you reset the new IAV Period.

  Lifetime Income Benefit

        The LIB payments are guaranteed for your life as long as the Rider is in effect and assuming no Excess Withdrawals. You may elect to begin receiving LIB payments under the Rider anytime after the first Contract Year or age 50, whichever occurs later. You can elect how frequently you receive LIB payments—monthly, quarterly, semi-annually or annually. All LIB payments will be treated as withdrawals for tax purposes, and will be taxed as ordinary income. Withdrawals are generally taxed on a less favorable basis than are annuity payments. Additionally, LIB payments if taken prior to age 59 1/2 may be subject to 10% IRS penalty tax.

        Calculating the LIB.    Your Guaranteed Annual LIB Amount equals your IAV on the day LIB payments began, multiplied by the Guaranteed Income Percentage applicable to your age at the time you elected LIB payments, as shown in the table below:

GUARANTEED INCOME PERCENTAGES

Payee's Minimum Age at election of LIB	Single Life Payout Percentage	Joint Life Payout Percentage
50 - 59	4.0%	3.5%
60 - 69	5.0%	4.5%
70 - 79	6.0%	5.5%
80+	7.0%	6.5%

        If the Owner is a non-natural person, we would use the age of the Annuitant in determining the minimum age of the Payee at the time of election of LIB payments.

        If you select joint life payout, the joint payees must be spouses (as defined under Federal law), and we base the LIB payment amount on the age of the younger joint payee. This benefit guarantees LIB payments until the death of the last surviving joint payee.

        Once LIB payments begin, your Guaranteed Income Percentage is locked in for life.

        LIB Payments.    LIB payments will reduce your IAV and Contract Value on a dollar for dollar basis. Your Guaranteed Annual LIB Amount will never decrease unless you make an Excess Withdrawal.

        You may start or stop your LIB payments at any time. If you stop and then restart payments, we will apply the original Guaranteed Income Percentage to your current IAV to determine future LIB payments.

  Withdrawals

        Prior to the start of LIB payments, you may still take withdrawals from your Contract as described in the "Contract Proceeds and Payout Provisions: Withdrawal" section on page 24. Withdrawals prior to the start of LIB payments will reduce the IAV on a pro-rata basis.

        Withdrawals, in addition to your LIB payment, taken after LIB payments have begun are known as Excess Withdrawals. Excess Withdrawals will reduce your IAV on a dollar for dollar basis. Excess Withdrawals will reduce your future LIB payment amounts by the same percentage the Excess Withdrawals reduce your Contract Value. Immediately following an Excess Withdrawal, your LIB payment amount will equal:

A × (1-B/C)

  A
  =  LIB payment amount before the Excess Withdrawal.

  B
  =  The amount of the Excess Withdrawal.

  C
  =  Your Contract Value immediately before the Excess Withdrawal.

        If Excess Withdrawals, in combination with your LIB payment, exceed in any one Contract Year the 10% Penalty-Free Withdrawal amount allowed under your Contract, then any applicable Surrender Charges and MVAs will apply to the amount in excess of the Penalty-Free Withdrawal amount allowed.

        Example.    If you received an LIB payment of $10,000 and your Contract Value immediately following the LIB payment was $150,000, and then you subsequently requested an Excess Withdrawal of $15,000, your new LIB payment after the Excess Withdrawal would be $9,000. Based on the above formula, your new LIB payment would be determined by multiplying your LIB payment before the Excess Withdrawal ($10,000) by 1 minus the amount of the Excess Withdrawal divided by your Contract Value prior to the Excess Withdrawal ($15,000/$150,000) or .90. At the time of the Excess Withdrawal, the Excess Withdrawal represented 10% of your Contract Value and lowered your future LIB payments by a corresponding 10% to $9,000.

Note:	Once LIB payments start, LIB payments will continue even if your Contract Value declines to zero, unless you take Excess Withdrawals which reduce your IAV to zero and cause the Rider to terminate.

        If this Contract is purchased on a Qualified basis and if, in any given year, the required minimum distribution ("RMD") from this Contract only exceeds the annual LIB payment, the amount by which any withdrawal you take to satisfy your RMD for this Contract only exceeds the LIB payment will not be treated as an Excess Withdrawal.

  Step-Ups

        On the day before LIB payments begin, if your Contract Value before the deduction of the rider charge is greater than your IAV, we will automatically increase or "step-up" your IAV to an amount equal to your Contract Value. On each Contract Anniversary after LIB payments start, if your Contract Value before the deduction of the rider charge is greater than your IAV, your Guaranteed Annual LIB Amount will be equal to the greater of:

  •
  Your current Guaranteed Annual LIB Amount; or

  •
  Your Contract Value multiplied by the applicable Guaranteed Income Percentage.

        However, if your Contract Value is less than your IAV on a Contract Anniversary, we will not reduce your Guaranteed Annual LIB Amount.

  Death Benefit

        Upon your death, the Rider will terminate unless your spouse (under federal law) is the sole beneficiary and either

  •
  You die before LIB payments begin, the spouse becomes the new Contract Owner, and he or she is age 50 or older at that time, in which case the Rider will continue with the continuation of the Contract; or

  •
  LIB payments have already begun prior to your death, in which case your surviving spouse may receive:

  a.
  The current Contract Value in a lump sum; or

  b.
  The remaining IAV in a series of payments of up to 6% per annum of IAV, based on the age of your surviving spouse on the date of your death, until the IAV is depleted.

        If the Contract is continued, the rider charge will continue and the IAV remains eligible for any step-ups.

  Rider Charge

        We assess an annual charge for the Rider equal to the rider fee rate multiplied by the Contract Value on each Contract Anniversary. The rider fee rate is specified in the Rider and is guaranteed for the life of the Rider, unless you elect to restart a new IAV Period, at which point we may change the rider fee rate in our sole discretion. The maximum rider fee rate is 1%. We deduct the rider charge from your Contract Value (proportionally from the Accumulated Value of each Value Option) on each Contract Anniversary, regardless of when you start receiving LIB payments.

  Rider Termination

        The Rider will terminate on the earliest of the date:

  •
  You send written Notice requesting termination of the Rider;

  •
  You die without a surviving spouse (as defined under Federal law) as the sole beneficiary;

  •
  Excess Withdrawals deplete the IAV;

  •
  You surrender your Contract;

  •
  You annuitize your Contact;

  •
  You transfer ownership of the Contract, except in certain limited cases such as transfer to a personal revocable trust for the Owner, the surviving spouse under a joint ownership arrangement, the spouse or court appointed representatives, conservator or guardian during the Owner's lifetime or to effect a 1035 exchange.

  •
  The Contract Owner and Annuitant are no longer the same person; or

  •
  You die and your spouse is not at least 50 years old.

        Once terminated, the Rider may not be reinstated.

INDEX CREDIT AND MVA EXAMPLES

CALCULATION OF THE ANNUAL POINT TO POINT VALUE OPTION INDEX CREDIT

        The examples in this section are intended to help you understand how Index Credits are calculated for the Annual Point to Point Value Option. The first example shows what happens when the Index increases over the Contract Year and the percentage increase in the Index does not exceed the Cap Rate. The second example shows what happens when the Index increases over the Contract Year and the percentage increase in the Index is greater than the Cap Rate. The third example shows what happens when the Index declines over the year.

  Example 1: Cap Rate Exceeds Percentage Increase for Index

        Assume:

  •
  The Index Credit is being calculated for the fourth Contract Year;

  •
  The Contract was issued on April 1—meaning, the Contract Anniversary is on April 1 of every year and the last day of the Contract Year is March 31 of every year;

  •
  The Accumulated Value under the Annual Point to Point Value Option equaled $10,000 on the third Contract Anniversary;

  •
  The Index Price on the fourth Contract Anniversary (April 1 of the fifth Contract Year) was 1050.00;

  •
  The Index Price on the third Contract Anniversary (April 1 of the fourth Contract Year) was 1010.00;

  •
  The Cap Rate for the Annual Point to Point Value Option is 6%, or 0.06; and

  •
  No withdrawals were taken from the Annual Point to Point Value Option during the fourth Contract Year.

        First, we determine the rate at which the Index Credit will be applied. We subtract the Index Price on the third Contract Anniversary (1010.00) from the Index Price on the fourth Contract Anniversary (1050.00). We divide the result (40.00) by the Index Price on the third Contract Anniversary (1010.00).

1050.00 - 1010.00 1010.00	=	0.0396

        The Index Credit rate will be the lesser of the result (0.0396) and the Cap Rate (0.06). In this case, the result is lower than the Cap Rate, so the rate for calculating the Index Credit is 0.0396.

        Second, we determine the amount of the Index Credit. We multiply the Index Credit rate (0.0396) by the Accumulated Value under the Annual Point to Point Value Option at the end of the third Contract Year ($10,000).

0.0396 × 10,000	=	396.00

        The Annual Point to Point Value Option earned a $396.00 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Annual Point to Point Value Option equals $10,396 ($10,000 + $396).

  Example 2: Percentage Increase if Index Exceeds Cap Rate

        Assume the same as Example 1, except:

  •
  The Index Price on the fourth Contract Anniversary (April 1 of the fifth Contract Year) was 1100.00.

        First, we determine the rate at which the Index Credit will be applied. We subtract the Index Price on the third Contract Anniversary (1010.00) from the Index Price on the fourth Contract Anniversary (1100.00). We divide the result (90.00) by the Index Price on the third Contract Anniversary (1010.00).

1100.00 - 1010.00 1010.00	=	0.0891

        The Index Credit rate will be the lesser of the result (0.0891) and the Cap Rate (0.06). In this case, the result is higher than the Cap Rate, so the rate for calculating the Index Credit is capped at the Cap Rate of 0.06.

        Second, we determine the amount of the Index Credit. We multiply the Index Credit rate (.06) by the Accumulated Value under the Annual Point to Point Value Option on the third Contract Anniversary ($10,000).

.06 × 10,000	=	600.00

        The Annual Point to Point Value Option earned a $600.00 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Annual Point to Point Value Option equals $10,600 ($10,000 + $600).

  Example 3: Index Declines

        Assume the same as Example 1, except:

  •
  The Index Price on the fourth Contract Anniversary (April 1 of the fifth Contract Year) was 925.00.

        First, we determine the rate at which the Index Credit will be applied. We subtract the Index Price on the third Contract Anniversary (1010.00) from the Index Price on the fourth Contract Anniversary (925.00). We divide the result (-85) by the Index Price on the third Contract Anniversary (1010.00).

925.00 - 1010.00 1010.00	=	-0.0842

        The Index Credit rate will be the lesser of the result (-0.0842) and the Cap Rate (0.06). In this case, the result of -0.0842 is lower than the Cap Rate. However, since the Index Credit cannot be less than zero, a 0% Index Credit rate is used.

        Second, we determine the amount of the Index Credit. We multiply the Index Credit rate (0%) by the Accumulated Value under the Annual Point to Point Value Option on the third Contract Anniversary ($10,000).

0 × 10,000	=	0

        The Annual Point to Point Value Option earned a $0 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Annual Point to Point Indexed Value Option equals $10,000 ($10,000 + $0).

CALCULATION OF THE MONTHLY POINT TO POINT VALUE OPTION INDEX CREDIT

        The examples in this section are intended to help you understand how Index Credits are calculated for the Monthly Point to Point Value Option. The first example shows what happens when the MPT Sum is greater than zero. The second example shows what happens when the MPT Sum is less than zero.

  Example 1: Positive MPT Sum

        Assume:

  •
  Index Credit calculated for fourth Contract Year;

  •
  The Contract was issued on May 17—meaning, the first Index Date is on May 17 and the subsequent Index Dates fall on the 17th of every month;

  •
  The Accumulated Value under the Monthly Point to Point Value Option equaled $10,000 on the third Contract Anniversary; and

  •
  The monthly Cap Rate for the Monthly Point to Point Value Option is 2.00%.

Index Date	Index Price	Monthly Change	MPT Ratio (capped at 2%)
May 17	975
June 17	980	0.5128%	0.5128%
July 17	1027	4.7959%	2.0000%
August 17	1021	-0.5842%	-0.5842%
September 17	950	-6.9540%	-6.9540%
October 17	960	1.0526%	1.0526%
November 17	1000	4.1667%	2.0000%
December 17	1021	2.1000%	2.0000%
January 17	1006	-1.4691%	-1.4691%
February 17	1015	0.8946%	0.8946%
March 17	1015	0.0000%	0.0000%
April 17	1020	0.4926%	0.4926%
May 17	1040	1.9608%	1.9608%

        First, we calculate the MPT Ratio for each month. The chart above lists the MPT Ratio for each month. For example, the MPT Ratio for July was calculated as follows: we subtract the Index Price on the first preceding Index Date (980) from the Index Price on the Index Date (1027). We divide the result (47) by the Index Price on the first preceding Index Date (980), which equals the monthly change (4.7959%). The MPT Ratio is the lesser of the monthly change (4.7959%) or the monthly Cap Rate (2.00%). Thus, the MPT Ratio for July is 2.00%.

        Second, we calculate the MPT Sum, which is the sum of MPT Ratios for the Contract Year.

0.5128% + 2.0000% + (-0.5842%) + (-6.9540%) + 1.0526% + 2.0000% + 2.0000% + (-1.4691%) + 0.8946% + 0.0000% + 0.4926% + 1.9608% = 1.91%

        The MPT Sum equals 1.91%.

        Next, we determine the amount of the Index Credit. We multiply the MPT Sum (1.91%) by the Accumulated Value under the Monthly Point to Point Value Option.

0.0191 × 10,000.00	=	191.00

        The Monthly Point to Point Value Option earned a $191.00 Index Credit for the fourth Contract Year. Thus, on the fourth Contract Anniversary, the Accumulated Value under the Monthly Point to Point Value Option equals $10,191.00 ($10,000.00 + $191.00).

   Example 2: Negative MPT Sum

        Assume the same as Example 1, except:

  •
  The Index Price is as indicated in the chart below.

Index Date	Index Price	Monthly Change	MPT Ratio (capped at 2%)
May 17	975
June 17	980	0.5128%	0.5128%
July 17	1027	4.7959%	2.0000%
August 17	1021	-0.5842%	-0.5842%
September 17	950	-6.9540%	-6.9540%
October 17	960	1.0526%	1.0526%
November 17	1000	4.1667%	2.0000%
December 17	1000	0.0000%	0.0000%
January 17	1006	0.6000%	0.6000%
February 17	1015	0.8946%	0.8946%
March 17	1010	-0.4926%	-0.4926%
April 17	985	-2.4752%	-2.4752%
May 17	950	-3.5533%	-3.5533%

        First, we calculate the MPT Ratio for each month. The chart above lists the MPT Ratio for each month. For example, the MPT Ratio for March was calculated as follows: we subtract the Index Price on the first preceding Index Date (1015) from the Index Price on the Index Date (1010). We divide the result (-5) by the Index Price on the first preceding Index Date (1015), which equals the monthly change (-0.4926%). The MPT Ratio is the lesser of the monthly change (-0.4926%) or the monthly Cap Rate (2.00%). Thus, the MPT Ratio for March is -0.4926%.

        Second calculate the MPT Sum, which is the sum of MPT Ratios during the Contract Year.

0.5128% + 2.000% + (-0.5842%) + (-6.9540%) + 1.0526% + 2.000% + 0.0000% + 0.6000% + 0.8946% + (-0.4926%) + (-2.4752%) + (-3.5533%) = -7.00%

        The MPT Sum equals -7.00%.

        Next, we determine the amount of the Index Credit. We multiply the MPT Sum (-7.00%) by the Accumulated Value under the Monthly Point to Point Indexed Value Option.

-0.0700 × 1010.00	=	-700.00

        When, as here, the result is a negative number, the Index Credit equals $0 because the Index Credit cannot be less than zero. Thus, on fourth Contract Anniversary, the Accumulated Value under the Monthly Point to Point Indexed Value Option equals $10,000 ($10,000 + $0).

CALCULATION AND APPLICATION OF THE MVA

        The examples in this section are intended to help you understand how the MVA is calculated in connection with a surrender or withdrawal during the Surrender Charge Period. The first example shows a negative MVA and the second example shows a positive MVA that result from the surrender of the Contract. The third example shows a negative MVA and the fourth example shows a positive MVA that result from a withdrawal. The third and fourth examples also show how Withdrawal Proceeds are calculated. Unrounded values are used in the calculation of t, MVA Factor and MVA.

  Example 1: Surrender with Negative MVA

        Assume:

  •
  The Contract Value on the date of surrender is $125,000;

  •
  The effective yield of the applicable MVA Index on the Contract Date is 2.25%;

  •
  The effective yield of the applicable MVA Index one day prior to surrender of the Contract is 2.50%;

  •
  The number of days from the date of surrender to the next Contract Anniversary is 133;

  •
  There are 2 whole years until the end of the Contract's Surrender Charge Period; and

  •
  No Penalty-Free Withdrawal applies.

        First, we calculate the MVA factor by using this formula: [A/B]t.

        Where:

    A
    =  1 plus effective yield of the applicable MVA Index on the Contract Date

    B
    =  1 plus effective yield of the applicable MVA Index one day prior to surrender of the Contract

    t
    =   Number of days from the date of the surrender to the next Contract Anniversary divided by 365; plus the number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.0225 = 1.0225
[1.0225 /1.0250] ^ 2.3643836 = 0.994242803
B = 1 + 0.025 = 1.0250
MVA Factor = 0.994242803
t = (133/365) + 2 = 2.3643836

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (0.994242803). We then multiply the result (-0.005757197) by the Contract Value that is subject to the MVA ($125,000).

MVA	=	-0.005757197 × $125,000	=	-719.65

        This means that the Surrender Proceeds would reflect a decrease of $719.65 after any applicable Surrender Charges.

  Example 2: Surrender with Positive MVA

        Assume the same as Example 1, except:

  •
  The effective yield of the applicable MVA Index on the Contract Date is 2.60%;

  •
  The effective yield of the applicable MVA Index one day prior to surrender of the Contract is 2.00%

        First, we calculate the MVA factor by using this formula: [A/B]t.

        Where:

    A
    =  1 plus effective yield of the applicable MVA Index on the Contract Date

    B
    =  1 plus effective yield of the applicable MVA Index one day prior to surrender of the Contract

    t
    =   Number of days from the date of surrender to the next Contract Anniversary divided by 365; plus the number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.026 = 1.0260
[1.0260/1.0200] ^ 2.3643836 = 1.01396399
B = 1 + 0.0200 = 1.0200
MVA Factor = 1.01396399
t = (133/365) + 2 = 2.3643836

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (1.01396399). We multiply the result (.01396399) by the Contract Value that is subject to the MVA ($125,000).

MVA	=	.01396399 × $125,000	=	1745.50

        This means that the Surrender Proceeds would reflect an increase of $1745.50 after any applicable Surrender Charges.

  Example 3: Withdrawal with Negative MVA

        Assume the same as Example 1, except:

  •
  The Withdrawal Amount that is subject to the MVA is $50,000;

  •
  The effective yield of the applicable MVA Index on the Contract Date is 2.25%;

  •
  The effective yield of the applicable MVA Index one day prior to withdrawal is 2.50%

  •
  The number of days from the date of the withdrawal to the next Contract Anniversary is 133; and

  •
  Surrender Charge Percentage on date of withdrawal is 6%.

        First, we calculate the MVA factor by using this formula: [A/B]t.

        Where:

    A
    =  1 plus effective yield of the applicable MVA Index on the Contract Date

    B
    =  1 plus effective yield of the applicable MVA Index one day prior to withdrawal from the Contract

    t
    =   Number of days from the date of the withdrawal to the next Contract Anniversary divided by 365; plus the number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.0225 = 1.0225
[1.0225/1.0250] ^ 2.3643836 = 0.99424803
B = 1 + 0.0250 = 1.0250
MVA Factor = 0.99424803
t = (133/365) + 2 = 2.3643836

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (0.99424803). We then multiply the result (-0.005757197) by the Withdrawal Amount that is subject to the MVA ($50,000).

MVA	=	-0.005757197 × $50,000	=	-287.86

        Third, we calculate the Surrender Charge. We multiply the Surrender Charge Percentage (6.00%) by the Withdrawal Amount ($50,000).

Surrender Charge	=	0.06 × $50,000	=	$3,000

        Fourth, we calculate the Withdrawal Proceeds. We deduct the Surrender Charge ($3,000) and apply the negative MVA ($287.86) from the Withdrawal Amount ($50,000).

Withdrawal Proceeds	=	$50,000 - $3,000 - $287.86	=	$46,712.14

  Example 4: Withdrawal with Positive MVA

        Assume the same as Example 1, except:

  •
  The Withdrawal Amount that is subject to the MVA is $50,000;

  •
  The effective yield of the applicable MVA Index on the Contract Date is 2.60%;

  •
  The effective yield of the applicable MVA Index one day prior to withdrawal is 1.25%

  •
  The number of days from the date of the withdrawal to the next Contract Anniversary is 133; and

  •
  Surrender Charge Percentage on date of withdrawal is 6%.

        First, we calculate the MVA factor by using this formula: [A/B]t.

        Where:

    A
    =  1 plus effective yield of the applicable MVA Index on the Contract Date

    B
    =  1 plus effective yield of the applicable MVA Index one day prior to withdrawal from the Contract

    t
    =   Number of days from the date of the withdrawal to the next Contract Anniversary divided by 365; plus the number of whole years remaining in the Surrender Charge Period.

A = 1 + 0.026 = 1.0260
[1.0260/1.0125] ^ 2.3643836 = 1.031812327
B = 1 + 0.0125 = 1.0125
MVA Factor = 1.031812327
t = (133/365) + 2 = 2.3643836

        Second, we calculate the MVA. We subtract 1 from the MVA Factor (1.031812327). We multiply the result (0.031812327) by the Withdrawal Amount that is subject to the MVA ($50,000).

MVA	=	0.031812327 × $50,000	=	$1,590.62

        Third, we calculate the Surrender Charge. We multiply the Surrender Charge Percentage (6.00%) by the Withdrawal Amount ($50,000).

Surrender Charge	=	0.06 × $50,000	=	$3,000

        Fourth, we calculate the Withdrawal Proceeds. We deduct the Surrender Charge ($3,000) from the Withdrawal Amount ($50,000) and add the MVA ($1,590.62).

Withdrawal Proceeds	=	$50,000 - $3,000 + 1,590.62	=	$48,590.62

FEDERAL INCOME TAXES

        The following discussion is general in nature and is not intended as tax advice. You should consult a competent tax adviser. No attempt is made to consider any applicable state or other income tax laws, any state and local estate or inheritance tax, or other tax consequences of ownership or receipt of distributions under a Contract.

        When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money. If you invest in an annuity as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your contract is called a Qualified Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. See "Non-Natural Person" below for a discussion of Non-Qualified Contracts owned by persons such as corporations and trusts that are not natural persons.

TAXATION OF ANNUITIES

        Tax law imposes several requirements that annuities must satisfy in order to receive the tax treatment normally accorded to annuity contracts.

  Required Distributions

        In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the IRC requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. Specifically, Section 72(s) requires that (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death.

        The Non-Qualified Contracts contain provisions that are intended to comply with these IRC requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise. Other rules may apply to Qualified Contracts.

        These requirements will be considered satisfied as to any portion of a owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse (as defined under Federal law) of the deceased owner, the contract may be continued with the surviving spouse as the new owner.

        The right of a spouse to continue the Contract, and all Contract provisions relating to spousal continuation are available only to a person who meets the definition of "spouse" under Federal law. The Federal Defense of Marriage Act currently does not recognize same-sex marriages or civil unions, even those which are permitted under individual state laws. Therefore the spousal continuation provisions of this Contract will not be available to such partners or same sex marriage spouses. Consult a tax advisor for more information on this subject.

TAXATION OF NON-QUALIFIED CONTRACTS

  Non-Natural Person

        If a non-natural person (e.g., a corporation or a trust) owns a Non-Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the Contract (generally, the Premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

        The following discussion generally applies to Contracts owned by natural persons.

  Withdrawals

        When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract Value, without adjustment for any applicable Surrender Charge, immediately before the distribution over the Owner's investment in the Contract (generally, the Premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. The Contract Value immediately before a withdrawal may have to be increased by any positive MVA that results from a withdrawal. There is, however, no definitive guidance on the proper tax treatment of MVAs and you may want to discuss the potential tax consequences of an MVA with your tax adviser. In the case of a surrender of a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Contract Owner's investment in the Contract.

        In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total account balance or accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any non-deductible Premium Payments paid by or on behalf of any individual. In many cases, the "investment in the contract" under a Qualified Contract can be zero.

   Penalty Tax on Certain Withdrawals

        In the case of a distribution from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions if they are:

  •
  Made on or after the taxpayer reaches age 59 1/2;

  •
  Made on or after the death of a Contract Owner;

  •
  Attributable to the taxpayer's becoming disabled; or

  •
  Made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

        Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Additional exceptions may apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

  Annuity Payments

        Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

  Partial Annuitization

        Under a new tax provision enacted in 2010, if part of an annuity contract's value is applied to an annuity option that provides payments for one or more lives or for a period of at least ten years, those payments may be taxed as annuity payments instead of withdrawals. None of the payment options under the Contract is intended to qualify for this "partial annuitization" treatment and, if you apply only part of the value of the Contract to a payment option, we will treat those payments as withdrawals for tax purposes.

  Taxation of Death Benefit Proceeds

        Amounts may be distributed from a Contract because of your death or the death of the Annuitant in the case of a non-natural person owner. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payout option, they are taxed in the same way as annuity payments.

  Transfers, Assignments or Exchanges of a Contract

        A transfer or assignment of ownership of a Contract, the designation of an annuitant other than the owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax adviser as to the tax consequences.

   Withholding

        Annuity distributions are generally subject to withholding for the payee's federal income tax liability. Payees can generally elect, however, not to have tax withheld from distributions.

  Multiple Contracts

        All Non-Qualified deferred annuity contracts that are issued by us (or our affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs.

  Maturity Date

        If the Contract is not settled until the Annuitant has reached an advanced age, there is a risk that the Contract might not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract would be currently includible in your income. Consult a tax adviser.

   Optional Benefit Riders—Non-Qualified Contracts

        It is possible that the Internal Revenue Service may take the position that fees deducted for optional benefit riders, such as the Lifetime Income Benefit Rider, are deemed to be taxable distributions to you. In particular, the Internal Revenue Service may treat fees deducted for the optional benefits as taxable withdrawals, which might also be subject to a tax penalty if withdrawn prior to age 59 1/2. Although we do not believe that the fees associated or any optional benefit provided under the Contract should be treated as taxable withdrawals, you should consult your tax advisor prior to selecting any optional benefit under the Contract.

  Further Information

        We believe that the contracts will qualify as annuity contracts for Federal income tax purposes and the above discussion is based on that assumption.

TAXATION OF QUALIFIED CONTRACTS

        The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

  Individual Retirement Annuities (IRAs)

        IRAs, as defined in Section 408 of the IRC, permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain retirement plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless an exception applies.

  SIMPLE IRAs

        SIMPLE IRAs permit certain small employers to establish SIMPLE plans as provided by Section 408(p) of the IRC, under which employees may elect to defer to a SIMPLE IRA a specified percentage of compensation. The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10 percent penalty tax, which is increased to 25 percent if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.

  Roth IRAs

        Roth IRAs, as described in IRC section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax. The Contract Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (i) before age 59 1/2 (subject to certain exceptions) or (ii) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

  Corporate Pension and Profit-Sharing Plans

        Corporate pension and profit-sharing plans under Section 401(a) of the IRC allow corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans for themselves and their employees. Adverse tax consequences to the retirement plan, the participant or both may result if the Contract is transferred to any individual as a means to provide benefit payments, unless the plan complies with all the requirements applicable to such benefits prior to transferring the Contract.

  Section 457 Plans

        Section 457 Plans, while not actually providing for a qualified plan as that term is normally used, provides for certain deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The Contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a non-governmental plan, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer.

   Other Tax Issues

        Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. The value of optional contract provisions such as the Lifetime Income Benefit Rider may have to be added to the Contract Value in calculating the required minimum distribution amount. Consult a tax adviser. You should refer to your retirement plan, adoption agreement, or consult a tax adviser for more information about these distribution rules.

        Distributions from Qualified Contracts generally are subject to withholding for the Contract Owner's federal income tax liability. The withholding rate varies according to the type of distribution and the Owner's tax status. The Owner will be provided the opportunity to elect not to have tax withheld from distributions.

        "Eligible rollover distributions" from section 401(a), 403(a), and governmental 457 plans are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is any distribution from such a plan, except certain distributions such as distributions required by the IRC, distributions in a specified annuity form, or hardship distributions. The 20% withholding does not apply, however, to nontaxable distributions or if (i) the employee (or employee's spouse or former spouse as beneficiary or alternate payee) chooses a "direct rollover" from the plan to a tax-qualified plan, IRA, Roth IRA or tax sheltered annuity or to a governmental 457 plan that agrees to separately account for rollover contributions; or (ii) a non-spouse beneficiary chooses a "direct rollover" from the plan to an IRA established by the direct rollover.

FEDERAL ESTATE TAXES

        While no attempt is being made to discuss the Federal estate tax implications of the Contract in detail, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX

        Under certain circumstances, the IRC may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a Death Benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the IRC may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

TAX RELIEF, UNEMPLOYMENT INSURANCE REAUTHORIZATION, AND JOB CREATION ACT OF 2010

        The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the "2010 Act") increases the federal estate tax exemption to $5,000,000 and reduces the federal estate tax rate to 35%; increases the Federal gift tax exemption to $5,000,000 and retains the federal gift tax rate at 35%; and increases the generation-skipping transfer ("GST") tax exemption to $5,000,000 and reduces the GST tax rate to 35%. Commencing in 2012 , these exemption amounts will be indexed for inflation.

        The estate, gift, and GST provisions of the 2010 Act are only effective until December 31, 2012, after which the provisions will sunset, and the federal estate, gift and GST taxes will return to their pre-2001 levels, resulting in significantly lower exemptions and significantly higher tax rates. Between now and the end of 2012, Congress may make these provisions of the 2010 Act permanent, or they may do nothing and allow these 2010 Act provisions to sunset, or they may alter the exemptions and/or applicable tax rates.

        The uncertainty as to how the current law might be modified in coming years underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and that of your beneficiaries under all possible scenarios.

MEDICARE TAX.

        Beginning in 2013, distributions from non-qualified annuity policies will be considered "investment income" for purposes of the newly enacted Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts ($200,000 for filing single, $250,000 for married filing jointly and $125,000 for married filing separately.) Please consult a tax advisor for more information.

ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

        The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state and foreign taxation with respect to an annuity contract purchase.

ANNUITY PURCHASES BY RESIDENTS OF PUERTO RICO

        The Internal Revenue Service has announced that income received by residents of Puerto Rico under life insurance or annuity contracts issued by a Puerto Rico branch of a United States life insurance company is U.S.-source income that is generally subject to United States Federal income tax.

POSSIBLE TAX LAW CHANGES

        Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.

        We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

GENERAL MATTERS

DISTRIBUTION

        We offer the Contract on a continuous basis. We anticipate continuing to offer the Contracts but reserve the right to discontinue the offering.

        We have entered into an agreement (the "Distribution Agreement") with our affiliate, American Equity Capital, for the distribution and sale of the Contracts on a best efforts basis. American Equity Capital is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 as amended, and is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"). In return for its services, we pay American Equity Capital an underwriting allowance of 0.20% of the Premiums we receive during the first Contract Year for each Contract we issue. However, if a Contract Owner withdraws all or a portion of such Premiums within 12 months of the date of the payment of the Premiums, American Equity Capital will refund to us the underwriting allowance attributable to the amount of the Premiums withdrawn. In addition, if a Contract Owner, through either surrender or withdrawals within one year before or after the date we issue a Contract, uses all or a portion of the contract value of an annuity or life insurance contract issued by us or one of our affiliates (a "prior contract") to pay Premiums under the Contract, we will only pay American Equity Capital an underwriting allowance on Premiums paid to us in excess of the contract value withdrawn from the prior contract.

        American Equity Capital distributes the Contracts by entering into selling agreements with unaffiliated broker-dealers (the "selling firms"). Contracts are sold by individuals who are registered representatives of the selling firms and licensed insurance agents (the "selling agents") in those states where the Contracts may lawfully be sold. The selling agents are also appointed by us as insurance agents.

        We pay commissions on behalf of American Equity Capital to the selling firms for sales of the Contract. The selling firms typically retain a portion of the commissions and pay the remainder of the commissions to the selling agents who solicit sales of the Contract. Amounts received by selling agents either in the form of commissions or other forms of compensation depend on the agreement between the selling firm and the selling agent. The amount and timing of commissions we pay to selling firms may vary depending on our agreement with the selling firm; selling firms may receive commissions of up to 9% of Premiums.

        We may also reimburse or pay selling firms for certain of their expenses, if such reimbursement or payment is permitted by applicable rules. The reimbursement and payment of these expenses does not result in any additional charges against the Contracts that are not described in the prospectus and Contract. Under the Distribution Agreement, we have agreed to pay for printing and distributing registration statements, prospectuses, and promotional materials related to the Contracts and the state and federal expenses associated with qualifying the Contracts for sale, all of our legal expenses in connection with the foregoing and any other expenses which may be deemed mutually appropriate.

        We also may pay compensation to wholesaling broker-dealers or other firms or intermediaries, including payments to affiliates of ours, in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the selling agents of the selling firms. Payments made to other broker-dealers may be based on a percentage of the Premiums we receive.

        In addition to the compensation described above, we may make additional cash payments to selling firms in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all selling firms, and the terms of any particular agreement governing the payments may vary among selling firms depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of our products on the selling firms' preferred or recommended list, access to the selling firms' selling agents for purposes of promoting sales of our products, assistance in training and education of the selling agents, and opportunities for us to participate in sales conferences and educational seminars. The payments may be calculated as a percentage of the particular selling firm's actual or expected aggregate sales of our products (including the Contract) and/or may be a fixed dollar amount. Selling firms receiving these additional payments may pass on some or all of the payments to the selling agent. Accordingly, a selling agent may receive more for selling the Contracts than she or he would receive for selling a different product. You should ask your selling agent for further information about what commissions or other compensation he or she, or the selling firm for which he or she works, may receive in connection with your purchase of a Contract.

 TELEPHONE AND INTERNET

        To speak with a customer service representative to make requests related to your Contract or to obtain more information, you can contact the Company's Home Office at 1-866-526-0995, 6000 Westown Parkway, West Des Moines, Iowa 50266.

NOTICE, ELECTIONS AND CHANGE

        Where notice is required to be made to the Company or you wish to make any changes or elections under the Contract, such notice or request must be submitted in a written or verbal form satisfactory to the Company. Written notice must be signed by the Contract Owner and received by the Company's Home Office: 6000 Westown Parkway, West Des Moines, Iowa 50266.

        Unless specified otherwise, notice will take effect as of the date we receive it at our Home Office. If we take any action in good faith before we receive a valid notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice.

CHANGE OF ADDRESS

        You may change your address by writing to us at our Home Office. If you change your address, we will send a confirmation of the address change to both your old and new addresses.

EVIDENCE OF SURVIVAL

        The Company reserves the right to require satisfactory evidence that a person is alive if a benefit payment is based on that person being alive. No payment will be made until the Company receives such evidence.

AMENDMENTS

        No change in the Contract is valid unless approved in writing by one of the Company's officers. The Company reserves the right to amend the Contract by attaching an Endorsement or Rider to meet the requirements of the IRC, regulations, or published rulings.

DIVORCE

        In the event of divorce, the former spouses must provide a qualified domestic relations order to us. The terms of the qualified domestic relations order will control. For example, if the qualified domestic relations order requires that a Contract be divided among two former spouses, then we will divide the Contract according to the terms of the qualified domestic relations order. Dividing the Contract will not change the effective date or any of the values under the Contract.

MISSTATEMENT OF AGE OR SEX

        If age or sex has been misstated in the application, we will change your Contract benefits to what they would have been for the correct age or sex. If we find the error after making income payments, we will (i) pay the amount of any under-payments, plus the greater of 6% interest rate or the rate required by your state, compounded annually; or (ii) charge the amount of any over-payments, plus the greater of 6% interest rate or the rate required by your state, compounded annually, against the next income payments.

SIGNATURE REQUIREMENTS

        For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

 LOANS

        Loans are not available under your Contract.

ANNUAL REPORT

        We will mail a report to you at least annually at your last known address of record. The report will show:

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  All Premiums paid;

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  Withdrawals;

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  Value Options;

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  Interest Rates;

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  Cap Rate(s); and

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  Any further information required by any applicable law or regulation.

        You also will receive confirmations of each transfer, withdrawal, and surrender.

CONFORMITY WITH APPLICABLE LAWS

        Notwithstanding any provision in the Contract to the contrary, all distributions under the Contract must be made in accordance with the applicable requirements of IRC Section 72(s), and all terms of the Contract will be interpreted consistently with these requirements.

EXPERTS AND COUNSEL

        The validity of the securities offered hereby and certain matters relating thereto will be passed upon on our behalf by Marla G. Lacey, Vice President and General Counsel.

        The financial statements and schedules of Eagle Life Insurance Company as of December 31, 2010 and 2009, for the years ended December 31, 2010 and 2009, and for the period from August 28, 2008 (date of inception) through December 31, 2008, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements and schedules of American Equity Investment Life Insurance Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2010 consolidated financial statements states American Equity Investment Life Insurance Company changed its method of accounting for other-than-temporary impairments of debt securities, effective January 1, 2009, due to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) 320.

INCONTESTABILITY

        The Contract is incontestable, except for fraudulent statements made in the application or supplemental applications, after it has been in force during the Owner's/Annuitant's lifetime for 2 years from the Contract Date.

INFORMATION REGARDING EAGLE LIFE INSURANCE COMPANY

CORPORATE HISTORY OF THE COMPANY

        Eagle Life Insurance Company (the "Company" or "Eagle Life" or "we" or "us" or "our") is the issuer of your Contract and the entity to which you should look to honor the guarantees under your Contract. Eagle Life is an Iowa stock life insurance company that was incorporated on August 28, 2008. Our Home Office is located at 6000 Westown Parkway, West Des Moines, Iowa 50266. Eagle Life is a wholly owned subsidiary of American Equity Investment Life Insurance Company ("American Equity Life").

        American Equity Life is a life insurance company domiciled and incorporated in the State of Iowa. American Equity Life is wholly owned by American Equity Investment Life Holding Company (the "Holding Company"). As of March 31, 2011, no persons or entities beneficially owned more than 8.06% of the common stock par value $1 per share, of the Holding Company. The Holding Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the SEC.

        American Equity Life is, and its subsidiaries are, principally engaged as a full service underwriter of fixed annuity products. American Equity Life and its subsidiaries market these products through a variable cost brokerage distribution network of approximately 50 national marketing organizations and, through them, approximately 37,000 independent agents as of December 31, 2010. American Equity Life is currently licensed to sell its products in the District of Columbia and all states, except the State of New York. American Equity Investment Life Insurance Company of New York, a subsidiary of American Equity Life, is licensed to sell its products in the State of New York.

        Eagle Life was capitalized through the issuance of 2,500,000 shares of authorized $1 par common stock on September 5, 2008 to American Equity Life in exchange for $5,000,000 of initial capital.

        Eagle Life and American Equity Life have entered into a management services agreement. Under this agreement, American Equity Life agrees to provide administrative functions related to agent licensing, payment of commissions, actuarial services, annuity policy issuance and service, accounting and financial compliance, market conduct, general and informational services and marketing to Eagle Life. In exchange for providing these administrative functions, Eagle Life reimburses American Equity Life for its cost of providing these services. During the period from January 1, 2010 to December 31, 2010, Eagle Life incurred fees under this agreement of $0.2 million.

THE COMPANY'S BUSINESS

        Our business consists of the sale of individual fixed annuity products including both unregistered fixed annuities and registered fixed indexed annuities and reinsurance of certain annuities issued by American Equity Life and, accordingly, we have only one business segment. Our business strategy is to earn predictable returns by managing investment spreads and investment risk. Additional information concerning our business may be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section on page 63.

  Annuity Market Overview

        Our target market includes the group of individuals ages 45-75 who are seeking to accumulate tax-deferred savings. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were 35 million Americans age 65 and older in 2000, representing 12% of the U.S. population. By 2030, this sector of the population is expected to increase to 20% of the total population. Our fixed annuity products are particularly attractive to this group as a result of the guarantee of principal with respect to those products, competitive rates of credited interest, tax-deferred growth and alternative payout options.

        According to AnnuitySpecs.com., total industry sales of index annuities increased 7% to $32.3 billion for the year ended December 31, 2010, from $30.1 billion for the year ended December 31, 2009.

  Strategy

        Our business strategy is to develop and grow our fixed annuity business and earn predictable returns by managing investment spreads and investment risk. Key elements of this strategy include the following:

        Develop and Enhance our Network of Selling Firms.    We believe that the development of successful relationships with broker-dealer selling firms will be key to the distribution of our products. Our objective is to develop the productivity and efficiency of this core distribution channel by focusing our marketing and recruiting efforts on those selling firms with registered representatives capable of selling $1 million or more of annuity premium annually. We will be alert to opportunities to establish relationships with selling firms, registered representatives and agents not presently associated with our affiliates and will provide all of our distributors with the highest quality service possible.

        Introduce Innovative and Competitive Products.    We intend to be at the forefront of the fixed annuity industry in developing and introducing innovative and new competitive products. We were one of the first companies to offer a registered fixed indexed annuity offering a choice among interest crediting strategies.

        Use Expertise within our Holding Company System to Achieve Targeted Spreads on Annuity Products.    Within our Holding Company system, our affiliates have had a successful track record in achieving targeted spreads on annuity products. We intend to leverage this experience and expertise through personnel we share with our affiliates in managing the investment spread during a range of interest rate environments to achieve our targeted spreads.

        Maintain our Profitability Focus and Improve Operating Efficiency.    We are committed to continuously working to improve our profitability by advancing the scope and sophistication of our investment management and spread capabilities and continuously seeking out operating efficiencies within the Holding Company system. Our Holding Company system continues to make investments in technology improvements that benefit our business.

        Take Advantage of the Growing Popularity of Fixed Indexed Products.    We believe that the growing popularity of fixed indexed annuity products that credit interest by reference to an external market index without the risk of loss of the premium deposit presents an attractive opportunity to develop and grow our business. We intend to capitalize on the reputation of our parent, American Equity Life, a leading marketer of fixed indexed annuities in this expanding segment of the annuity market.

  Products

        Fixed Indexed Annuities.    Indexed annuities are fixed annuities that allow policyholders to earn index credits based on reference to the performance of a particular index without the risk of loss of principal. Most of these products allow policyholders to transfer funds once a year among several different crediting strategies, including one or more index based strategies and a traditional fixed rate strategy.

        The annuity contract value is equal to the sum of premiums paid and interest credited including index credits, which, depending upon the crediting strategy selected, may be based upon an overall limit (or "cap rate") of the annual appreciation (based in certain situations on monthly point-to-point calculations) in a recognized index or benchmark. Cap rates limit the amount of annual interest the policyholder may earn in any one contract year and may be adjusted by us annually subject to guaranteed minimums. The minimum guaranteed surrender values are equal to 87.5% of the premium collected plus interest credited at an annual rate ranging from 1% to 3%.

        Withdrawal Options.    Policyholders are typically permitted a penalty-free withdrawal of up to 10% of the contract value annually after the first year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts may be assessed a surrender charge and an MVA during the surrender charge period. Surrender charges are set at levels aimed at protecting us from loss on early terminations and reducing the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice lengthens the effective duration of the policy liabilities and enhances our ability to maintain profitability on such policies. The policyholder may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years, or a combination of these payment options.

        Most of our fixed indexed annuity policies have available a lifetime income benefit rider. This rider provides an additional liquidity option to policyholders who elect to receive a guaranteed lifetime income from their contract without requiring them to annuitize their contract value. The amount of the lifetime income benefit available is determined by the growth in the policy's income account value as defined in the rider and the policyholder's age at the time the policyholder elects to begin receiving lifetime income benefit payments. Lifetime income benefit payments may be stopped and restarted at the election of the policyholder.

  Investments

        Investment activities are an integral part of our business, and net investment income is a significant component of our total revenues. Profitability of our annuity products is significantly affected by spreads between interest yields on investments, the cost of options to fund the annual index credits on our fixed indexed annuities and rates credited on the fixed value option strategy in the fixed indexed annuities and the traditional fixed rate annuities. We manage the index-based risk component of our fixed indexed annuities by purchasing call options on the applicable indices to fund the annual index credits on these annuities and by adjusting the cap rates on policy anniversary dates to reflect the change in the cost of such options which varies based on market conditions. All options are purchased to fund the index credits on our fixed indexed annuities on their respective anniversary dates, and new options are purchased at each of the anniversary dates to fund the next annual index credits. Credited rates on the fixed value option strategy in our fixed indexed annuities may be changed from time to time, subject to minimum guarantees. Changes in cap rates and crediting rates in the fixed value option strategy on fixed indexed annuities and crediting rates on traditional fixed rate annuities may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or to maintain cap rates and crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

  Marketing

        Our Holding Company affiliate, American Equity Capital, is the principal underwriter for our registered fixed indexed annuity products. Our distribution strategy for our fixed indexed annuities is to enter into selling agreements with broker-dealer selling firms for the sale of our products, and to concentrate on building strong, long-term relationships with those selling firms and their registered representatives. We emphasize high quality service to our distributors and policyholders along with the prompt payment of commissions to the selling firms. We focus on a firm commitment to service with innovative and competitive products, outstanding customer service, quality investments and overall strength. This focus, plus the strength of the annuity product guarantees, should attract customers who are seeking to increase their assets for retirement yet minimize risk to principal.

  Competition

        We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread distribution relationships. Our annuity products compete with fixed indexed, traditional fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks, and broker-dealers. Our annuity products also compete with products of other insurance companies, financial intermediaries and other institutions based on a number of factors, including crediting rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings, reputation and distribution compensation.

        The selling firms which distribute our products may use the ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's annuity products to market. Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions.

        In addition to the financial strength ratings, rating agencies frequently use an "outlook statement" to indicate a medium or long-term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlooks should not be confused with expected stability of the issuer's financial or economic performance. A rating may have a "stable" outlook to indicate that the rating is not expected to change, but a "stable" outlook does not preclude a rating agency from changing a rating at any time without notice.

  Reinsurance

        The Company has entered into a Coinsurance Agreement with our parent, American Equity Life, under which we reinsure 100% of risks under certain traditional fixed rate annuity policies issued by American Equity Life on or after January 1, 2010. Under this Agreement, American Equity Life pays us 100% of the premiums collected on the reinsured policies and we pay 100% of the following: all policy benefits; commission and expense allowances; and all insurance taxes and charges.

  Regulation

        Life insurance companies are subject to regulation and supervision by the states in which they transact business. State insurance laws establish supervisory agencies with broad regulatory authority, including the power to:

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  grant and revoke licenses to transact business;

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  regulate and supervise trade practices and market conduct;

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  establish guaranty associations;

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  license agents;

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  approve policy forms;

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  approve premium rates for some lines of business;

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  establish reserve requirements;

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  prescribe the form and content of required financial statements and reports;

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  determine the reasonableness and adequacy of statutory capital and surplus;

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  perform financial, market conduct and other examinations;

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  define acceptable accounting principles for statutory reporting;

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  regulate the type and amount of permitted investments; and

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  limit the amount of dividends and surplus note payments that can be paid without obtaining regulatory approval.

        Most states have enacted regulations on the activities of insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus notes, the terms of affiliate transactions and other related matters. Eagle Life is regulated under such legislation in Iowa. A number of state legislatures have also considered or have enacted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems.

        Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation can significantly affect the insurance business.

        State insurance regulators and the National Association of Insurance Commissioners ("NAIC"), an organization of insurance regulators from the 50 states, the District of Columbia and the five U.S. territories established to support uniform regulation and standards for multi-state insurers, are continually reexamining existing laws and regulations and developing new legislation for passage by state legislatures and new regulations for adoption by insurance authorities. Proposed laws and regulations or those still under development pertain to insurer solvency and market conduct and in recent years have focused on:

  •
  insurance company investments;

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  Risk-based capital ("RBC") guidelines, which consist of regulatory targeted surplus levels based on the relationship of statutory capital and surplus, with prescribed adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures;

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  the implementation of non-statutory guidelines and the circumstances under which dividends may be paid;

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  principles-based reserving;

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  product approvals;

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  agent licensing;

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  underwriting practices; and

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  insurance and annuity sales practices.

        The NAIC's RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. The RBC formula defines a minimum capital standard which supplements low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis. Such requirements are not designed as a ranking mechanism for adequately capitalized companies.

        The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. Adjusted capital is defined as the total of statutory capital, surplus, asset valuation reserve and certain other adjustments. The ratio of total adjusted capital to RBC is a measure of a company's capital adequacy and claims paying ability.

        We also may be required, under the solvency or guaranty laws of most states in which we do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Assessments related to business reinsured for periods prior to the effective date of the reinsurance are the responsibility of the ceding companies.

  Federal Income Tax

        The annuity products that we market generally provide the policyholder with a federal income tax advantage, as compared to certain other savings investments such as certificates of deposit and taxable bonds, in that federal income taxation on any increases in the contract values (i.e., the "inside build-up") of these products is deferred until it is received by the policyholder. With other savings investments, the increase in value is generally taxed each year as it is realized.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage described above for annuities. If legislation were enacted to eliminate the tax deferral for annuities, such a change may have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.

        Beginning in 2013, distributions from non-qualified annuity policies will be considered "investment income" for purposes of the newly enacted Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax ("Medicare Tax") may be applied to some or all of the taxable portion of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This new tax may have an adverse effect on our ability to sell non-qualified annuities to individuals whose income exceeds these threshold amounts and could accelerate withdrawals due to additional tax. The constitutionality of the Health Care and Education Reconciliation Act of 2010 is currently the subject of multiple litigation actions initiated by various state attorneys general, and it is also the subject of several proposals in the U.S. Congress for amendment and/or repeal. The outcome of such litigation and legislative action as it relates to the Medicare Tax is unknown at this time.

  Employees

        Our operational needs are met by the Holding Company and American Equity Life and certain of their direct and indirect wholly-owned subsidiaries, pursuant to various service, investment management, administrative, selling, and distribution agreements, or by third party service providers under separate agreements. Certain agreements with the Holding Company and American Equity Life are discussed in the "Transactions with Related Persons, Promoters, and Certain Control Persons" section on pages 86-87. Under the agreements with the Holding Company and American Equity Life, we reimburse the Holding Company and American Equity Life for all costs associated with providing these services. We believe that such services are most efficiently performed in this manner to meet our operational needs and that we, thereby, avoid duplicate costs among us, American Equity Life, the Holding Company, and their applicable subsidiaries.

 POTENTIAL RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

Although economic conditions both domestically and globally have continued to improve since the financial crisis in 2008, we remain vulnerable to market uncertainty and continued financial instability of national, state and local governments. Continued difficult conditions in the global capital markets and economy could deteriorate in the near future and adversely affect us.

        Markets in the United States and elsewhere experienced extreme volatility and disruption since the second half of 2007, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets. This volatility and disruption reached unprecedented levels in late 2008 and early 2009. The United States entered a severe recession and recovery has proved to be slow and long-term. High unemployment rates and lower average household income levels have emerged as continued lagging indicators of a slow economic recovery. One of the strategies used by the U.S. government to stimulate the economy has been to keep interest rates low and increase the supply of United States dollars. While these strategies have appeared to be somewhat successful, any future economic downturn or market disruption could negatively impact our ability to invest these funds.

        If market conditions deteriorate in 2011 or beyond it could result in other than temporary impairments. This may result in us needing to obtain additional capital from American Equity Life to sustain our current reinsurance assumed from it and new sales of our annuity products. Such market conditions could also affect American Equity Life and its ability to provide additional capital to us. If we are unable to obtain additional capital, we may be required to limit growth in sales of our annuity products or reinsurance assumed from American Equity Life.

        Additionally, if market conditions occurred that would subsequently affect our liquidity we could be forced to limit our operations and our business could suffer. We need liquidity to pay our policyholder benefits and operating expenses. The principal sources of our liquidity are annuity deposits and investment income. Additional sources of liquidity in normal markets also include a variety of short and long-term instruments, including debt and equity securities and capital contributions from our parent, American Equity Life.

Governmental initiatives intended to improve global and local economies that have been adopted may not be effective and, in any event, may be accompanied by other initiatives, including new capital requirements or other regulations, that could materially affect our results of operations, financial condition and liquidity in ways that we cannot predict.

        We are subject to extensive laws and regulations that are administered and enforced by a number of different regulatory authorities including state insurance regulators, the NAIC and the SEC. Some of these authorities are or may in the future consider enhanced or new regulatory requirements intended to prevent future crises or otherwise assure the stability of institutions under their supervision. These authorities may also seek to exercise their supervisory or enforcement authority in new or more robust ways. All of these possibilities, if they occurred, could affect the way we conduct our business and manage our capital, and may require us to satisfy increased capital requirements, any of which in turn could materially affect our results of operations, financial condition and liquidity.

We are exposed to significant financial and capital risk, including changing interest rates, credit spreads and equity prices which may have an adverse affect on sales of our products, profitability, and our investment portfolio.

        Future changes in interest rates, credit spreads and equity indices may result in fluctuations in the income derived from our investments. These and other factors due to the current economic uncertainty could have a material adverse effect on our financial condition, results of operations or cash flows.

        Our interest rate risk is related to market price and changes in cash flow. Substantial and sustained increases and decreases in market interest rates can materially and adversely affect the profitability of our products, our ability to earn predictable returns, the fair value of our investments and the reported value of stockholders' equity. A rise in interest rates, in the absence of other countervailing changes, will increase the unrealized loss position of our investment portfolio. With respect to our available for sale fixed maturity securities, such declines in value (net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements) reduce our reported stockholders' equity.

        Our exposure to credit spreads is related to market price and changes in cash flows related to changes in credit spreads. If credit spreads widen significantly, this could lead to other than temporary impairments. If credit spreads tighten significantly, this will reduce net investment income associated with new purchases of fixed maturity securities.

        If interest rates rise dramatically within a short period of time, our business may be exposed to disintermediation risk. Disintermediation risk is the risk that our policyholders may surrender all or part of their contracts in a rising interest rate environment, which may require us to sell assets in an unrealized loss position. Alternatively we may increase crediting rates to retain business and reduce the level of assets that may need to be sold at a loss. However, such action would reduce our investment spread and net income.

        We are subject to the risk that the issuers of fixed maturity securities and other debt securities we own will default on principal and interest payments, particularly if a major downturn in economic activity occurs. An increase in defaults on our fixed maturity securities could harm our financial strength and reduce our profitability.

        Credit and cash flow assumption risk is the risk that issuers of securities, or other parties, including reinsurers and derivatives counterparties, default on their contractual obligations or experience adverse changes to their contractual cash flow streams. We attempt to minimize the adverse impact of this risk by monitoring portfolio diversification by asset class, creditor, and industry, and by complying with investment limitations governed by state insurance laws and regulations as applicable.

        We will use derivative instruments to fund the annual credits on our fixed indexed annuities. We will purchase derivative instruments, consisting primarily of one-year call options, from a number of counterparties. Our policy is to acquire such options only from counterparties rated "A-" or better by a nationally recognized rating agency and the maximum credit exposure to any single counterparty is subject to concentration limits. If our counterparties fail to honor their obligations under the derivative instruments, our revenues may not be sufficient to fund the annual Index Credits on our fixed index annuities. If our revenues are not sufficient to cover the payment of annual Index Credits, we will use the assets in our general account to meet those obligations. Any such counterparty failure could harm our financial strength and reduce our profitability.

Fluctuations in interest rates and investment spread could adversely affect our financial condition, results of operations and cash flows.

        A key component of our net income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates and cap rates on products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In general, our ability to lower crediting rates is subject to a minimum crediting rate filed with and approved by state regulators. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates from time to time and imposes surrender charges for certain withdrawals during the surrender charge period.

        Managing the investment spread on our fixed indexed annuities is more complex than it is for traditional fixed rate annuity products. We will manage the index-based risk component of our fixed indexed annuities by purchasing call options on the applicable indices to fund the annual index credits on these annuities and by adjusting the cap rates on policy anniversary dates to reflect changes in the cost of such options which varies based on market conditions. The price of such options generally increases with increases in the volatility in the indices and interest rates, which may either narrow the spread or cause us to lower cap rates. Thus, the volatility of the indices adds an additional degree of uncertainty to the profitability of the indexed products. We will attempt to mitigate this risk by resetting cap rates on the policy anniversaries.

Our valuation of fixed maturity securities may include methodologies, estimates and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect our results of operations or financial condition.

        Fixed maturity securities are reported at fair value in our balance sheets. During periods of market disruption including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities if trading becomes less frequent and/or market data becomes less observable. Prices provided by independent broker quotes or independent pricing services that are used in the determination of fair value can vary significantly for a particular security. There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the current financial environment. As such, valuations may include inputs and assumptions that are less observable or require greater judgment as well as valuation methods that require greater judgment. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported in our consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on our results of operations or financial condition.

We face potential competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to attract new customers and maintain our profitability and financial strength.

        We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread distribution relationships. Our annuity products compete with fixed indexed, traditional fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks and broker-dealers. Our annuity products also compete with products of other insurance companies, financial intermediaries and other institutions based on a number of factors, including crediting rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings, reputation and distribution compensation.

        Our ability to compete will depend in part on rates of interest credited to policyholder account balances or the parameters governing the determination of index credits which is driven by our investment performance. We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such under performance likely would result in asset withdrawals and reduced sales.

        We will compete for distribution sources for our products. We believe that our success in competing for distributors will depend on factors such as our financial strength, the services we provide to, and the relationships we develop with these distributors and offering competitive commission structures. Our distributors will generally be free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our annuity products. Our ability to compete will also depend in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion. Otherwise, our revenues and profitability could suffer.

We may experience volatility in net income due to the application of fair value accounting to our derivatives.

        All of our derivative instruments, including certain derivative instruments embedded in other contracts will be recognized in the balance sheet at their fair values and changes in fair value will be recognized immediately in earnings. This impacts certain revenues and expenses we will report for our fixed indexed annuity business as follows:

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  We must present the call options purchased to fund the annual index credits on our fixed indexed annuities at fair value. The fair value of the call options is based upon the amount of cash that would be required to settle the call options obtained from the counterparties adjusted for the nonperformance risk of the counterparty. We record the change in fair value of these options as a component of our revenues. The change in fair value of derivatives includes the gains or losses recognized at expiration of the option term or upon early termination and changes in fair value for open positions.

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  The contractual obligations for future annual index credits are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. Increases or decreases in the fair value of embedded derivatives generally correspond to increases or decreases in equity market performance and changes in the interest rates used to discount the excess of the projected policy contract values over the projected minimum guaranteed contract values.

        The application of fair value accounting for derivatives and embedded derivatives in future periods to our fixed indexed annuity business may cause substantial volatility in our reported net income.

We may face unanticipated losses if there are significant deviations from our assumptions regarding the probabilities that our annuity contracts will remain in force from one period to the next.

        The expected future profitability of our annuity products is based in part upon expected patterns of premiums, expenses and benefits using a number of assumptions, including those related to the probability that a policy or contract remaining in force is based on persistency and mortality. Since no insurer can precisely determine persistency or mortality, actual results could differ significantly from our assumptions, and deviations from our estimates and our assumptions could have a material adverse effect on our business, financial condition or results of operations. For example actual persistency that is lower than our assumptions could have an adverse impact on future profitability, especially in the early years of a policy or contract primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy.

        In addition, we set initial crediting rates for our annuity products based upon expected claims and payment patterns, using assumptions for, among other factors, mortality rates of our policyholders. The long-term profitability of these products depends upon how our actual experience compares with our pricing assumptions. For example, if mortality rates are lower than our pricing assumptions, we could be required to make more payments under certain annuity contracts in addition to what we had projected.

 If our estimated gross profits change significantly from initial expectations we may be required to expense our deferred policy acquisition costs in an accelerated manner, which would reduce our profitability.

        Deferred policy acquisition costs represent costs that vary with and primarily relate to the acquisition of new business. These costs are capitalized when incurred and are amortized over the life of the contracts. Current amortization of these costs is generally in proportion to expected gross profits from interest margins and, to a lesser extent, from surrender charges. Unfavorable experience with regard to expected expenses, investment returns, mortality, withdrawals or surrenders may cause acceleration of the amortization of these costs resulting in an increase of expenses and lower profitability.

If we do not manage our growth effectively, our financial performance could be adversely affected.

        We intend to grow our company by entering into selling agreements with unaffiliated broker-dealers and recruiting independent registered representatives of those broker-dealers. Growth will impose significant responsibilities on our management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that we will be successful in expanding our business or that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our anticipated growth and resulting increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we have not invested or have not had significant exposure. If we are unable to adequately manage our investments in these classes, our financial condition or operating results in the future may not meet our expectations. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and distributors, could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that our future revenues will increase or that we will be profitable.

If we are unable to attract and enter into selling agreements with broker-dealer selling firms, sales of our products may be affected.

        We will distribute our fixed indexed annuity products through selling agreements with unaffiliated broker-dealers and their registered representatives. We must enter into those selling agreements to distribute our products. Insurance companies compete vigorously for distribution relationships. We will compete with other life insurance companies for distribution relationships primarily on the basis of our financial position, support services, compensation and product features. Selling firms may promote products offered by other life insurance companies that may offer a different variety of products than we do. Our competitiveness for such distributors also depends upon the long-term relationships we develop with them. If we are unable to attract and retain sufficient distributors, our ability to compete and our revenues would suffer.

Changes in state and federal regulation may affect our profitability.

        We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which we transact business. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. As increased scrutiny has been placed upon the insurance regulatory framework, a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems.

        Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

        State insurance regulators and the NAIC continually reexamine existing laws and regulations and may impose changes in the future.

        We are subject to the NAIC's risk-based capital requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. We also may be required, under solvency or guaranty laws of most states in which we do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities for insolvent insurance companies.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry.

        On July 21, 2010, President Obama signed into law the Dodd-Frank Act which, among other things, imposes a comprehensive new regulatory regime on the over-the-counter ("OTC") derivatives marketplace. The derivatives legislation is set forth in Title VII of the Dodd-Frank Act entitled "Wall Street Transparency and Accountability" (the "Derivatives Title"). With limited exceptions, the provisions of the Derivatives Title become effective on the later of 360 days following enactment and, to the extent a provision requires rulemaking, not less than 60 days after publication of the final rule. Once effective, this legislation will subject swap dealers and "major swap participants" (as defined in the legislation and further clarified by the rulemaking) to substantial supervision and regulation, including capital standards, margin requirements, business conduct standards, recordkeeping and reporting requirements. It also requires central clearing for certain derivatives transactions that the U.S. Commodities Futures Trading Commission ("CFTC") determines must be cleared and are accepted for clearing by a "derivatives clearing organization" (subject to certain exceptions) and provides the CFTC with authority to impose position limits across markets. Many key concepts, processes and issues under the Derivatives Title have been left to the relevant regulators to define and address. Although it is not possible at this time to assess the impact of the Dodd-Frank Act and any future regulations implementing the new legislation, the Dodd-Frank Act and any such regulations may subject us to additional restrictions on our hedging positions which may have an adverse effect on our ability to hedge risks associated with our business, including our fixed indexed annuity business, or on the cost of our hedging activity.

        The Dodd-Frank Act also created a Financial Stability and Oversight Council. The Council may designate by a 2/3 vote whether certain insurance companies and insurance holding companies pose a grave threat to the financial stability of the United States, in which case such companies would become subject to prudential regulation by the Board of Governors of the U.S. Federal Reserve (the "Federal Reserve Board") (including capital requirements, leverage limits, liquidity requirements and examinations). The Federal Reserve Board may limit such company's ability to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on the manner in which it conducts activities. The Dodd-Frank Act also established a Federal Insurance Office under the U.S. Treasury Department to monitor all aspects of the insurance industry and of lines of business other than certain health insurance, certain long-term care insurance and crop insurance. The director of the Federal Insurance Office will have the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards. The Dodd-Frank Act also provides for the preemption of state laws in certain instances involving the regulation of reinsurance and other limited insurance matters. The Dodd-Frank

Act requires extensive rule-making and other future regulatory action, which in some cases will take a period of years to implement.

        The regulatory framework at the state and federal level applicable to our insurance products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. Any changes in these laws and regulations could materially and adversely affect our business, financial condition or results of operations

Changes in federal income taxation laws may affect sales of our products and profitability.

        The annuity products that we will market generally provide the policyholder with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e. the "inside build-up") is deferred until it is received by the policyholder. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantages for annuities. If legislation were enacted to eliminate the tax deferral for annuities, such a change may have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to a qualified retirement plan.

        Beginning in 2013, distributions from non-qualified annuity policies will be considered "investment income" for purposes of the newly enacted Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax ("Medicare Tax") may be applied to some or all of the taxable portion of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This new tax may have an adverse effect on our ability to sell non-qualified annuities to individuals whose income exceeds these threshold amounts and could accelerate withdrawals due to additional tax. The constitutionality of the Health Care and Education Reconciliation Act of 2010 is currently the subject of multiple litigation actions initiated by various state attorneys general, and the Act is also the subject of several proposals in the US Congress for amendment and/or repeal. The outcome of such litigation and legislative action as it relates to the 3.8% Medicare Tax is unknown at this time.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

        We may become involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, the Financial Industry Regulatory Authority, Inc. ("FINRA"), the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations of companies in the annuity business concerning compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers. Companies in the annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. There can be no assurance that any future litigation will not have a material adverse effect on our business, financial condition or results of operations through distraction of our management or otherwise.

A downgrade in our parent's financial strength ratings may reduce new sales, adversely affect relationships with distributors and increase policy surrenders and withdrawals.

        Financial strength ratings are important factors in establishing the competitive position of life insurance and annuity companies. In recent years, the market for annuities has been dominated by those insurers with the highest ratings. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market. A ratings downgrade could cause those distributors and sales agents to seek alternative carriers. In addition, a ratings downgrade could materially increase the number of policy or contract surrenders or other policy withdrawals.

        Financial strength ratings are measures of an insurance company's ability to meet policyholder obligations and generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors.

        There can be no assurance that our parent American Equity Life will sustain any particular rating for any given period of time or that it will not be changed or withdrawn entirely if, in a rating agency's judgment, circumstances so warrant. We have a financial support agreement with American Equity Life. Under this agreement, American Equity Life will provide support so that we have the greater of (a) statutory capital and surplus of $5 million, or (b) the amount of statutory capital and surplus as shall be necessary to maintain a RBC ratio based upon Company action level of at least 300% on an on-going basis. This agreement is not an evidence of indebtedness or an obligation or liability of American Equity Life and does not provide any of our policyholders with recourse to American Equity Life.

        The risks notes above about a downgrade in ratings are also applicable to American Equity Life, and a downgrade in American Equity Life's ratings could have a material adverse effect on us because of the terms of the financial support agreement.

PROPERTIES

        We share space with our parent, American Equity Life, which leases commercial office space in one building in West Des Moines, Iowa, under an operating lease that expires on November 30, 2021.

 SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes appearing elsewhere in this prospectus. The results for the past periods are not necessarily indicative of results that may be expected for future periods

	Year ended December 31,		August 28, 2008 (Date of Inception) to December 31, 2008
	2010	2009
	(Dollars in thousands)
Statements of Operations Data:
Revenues:
Annuity product charges	$11	$—	$—
Net investment income	2,158	530	87
Net realized gains on investments	516	—	—

Total revenues	2,685	530	87

Benefits and expenses:
Interest sensitive product benefits	1,925	202	—
Amortization of deferred sales inducements	143	—	—
Amortization of deferred policy acquisition costs	375	22	—
Other opreating costs and expenses	2,060	1,032	123

Total benefits and expenses	4,503	1,256	123

Loss before income taxes	(1,818)	(726)	(36)
Income tax benefit	(634)	(267)	—

Net loss	$(1,184)	$(459)	$(36)

	December 31,
	2010	2009	2008
	(Dollars in thousands)
Balance Sheet Data:
Total investments	49,061	5,124	5,010
Total assets	60,959	33,926	6,038
Policy benefit reserves	49,163	27,900	—
Total stockholders' equity	9,366	5,384	5,978

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's Discussion and Analysis of Financial Condition and Results of Operations reviews our financial position at December 31, 2010 and 2009 and our results of operations for the two years in the period ended December 31, 2010 and 2009 and the period from August 28, 2008 (date of inception) through December 31, 2008, and where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with our audited financial statements, notes thereto and selected financial data appearing elsewhere in this prospectus.

Cautionary Statement Regarding Forward-Looking Information

        All statements, trend analyses and other information contained in this prospectus relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", and other similar expressions, constitute forward-looking statements. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

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  general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the fair value of our investments, which could result in other than temporary impairments, and certain liabilities, and the lapse rate and profitability of policies;

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  customer response to new products and marketing initiatives;

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  changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

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  increasing competition in the sale of annuities;

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  regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

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  the risk factors or uncertainties listed from time to time in our filings with the SEC.

For a detailed discussion of these and other factors that might affect our performance see the sections entitled "Potential Risk Factors That May Effect Future Results."

Overview

        We were formed by American Equity Life, our parent company, on August 28, 2008 for the purpose of specializing in the sale of individual fixed annuity products consisting of both unregistered fixed annuities and registered fixed indexed annuities. On September 5, 2008, we were capitalized through the issuance of 2,500,000 shares of common stock to American Equity Life in exchange for $5,000,000 of initial capital. From our formation through the fourth quarter of 2010, we were in the development stage with respect to product development and distribution and had limited operations. We have not issued any annuity products; however, we do expect sales to begin in 2011.

        We entered into a coinsurance agreement in 2009 with American Equity Life. Under this agreement, American Equity Life ceded 20% of its risk associated with its multi-year rate guaranteed annuities issued on or after July 1, 2009. Under the terms of this agreement, American Equity Life paid to us 20% of the premiums collected on the reinsured policies, and we paid 20% of all policy benefits including death benefits, withdrawals and surrenders on the reinsured policies and annuity payouts under supplementary contracts issued in exchange for reinsured policies. We also paid 20% of all commission and expense allowances and all insurance taxes and charges on the reinsured policies. The business ceded under this agreement was recaptured by American Equity Life effective October 1, 2010.

        We entered into a new coinsurance agreement in 2010 with American Equity Life whereby American Equity Life ceded 100% of its risk associated with certain traditional fixed rate annuities issued on or after January 1, 2010. Under the terms of this agreement, American Equity Life pays to us 100% of the premiums collected on the reinsured policies and we pay 100% of all policy benefits including death benefits, withdrawals and surrenders on the reinsured policies. We also pay 100% of all commission and expense allowances and all insurance taxes and charges on the reinsured policies. We hold our 100% share of the policy benefit reserves with respect to the reinsured policies. Policy benefit reserves assumed from American Equity Life under this agreement were $42.9 million at December 31, 2010.

        Under U.S. generally accepted accounting principles ("GAAP"), premium collections for deferred annuities are reported as deposit liabilities instead of as revenues. Similarly, cash payments to policyholders are reported as decreases in the liabilities for policyholder account balances and not as expenses. Sources of revenues for products accounted for as deposit liabilities are net investment income, surrender and other charges deducted from the account balances of policyholders, and net realized gains and losses on investments. Components of expenses for products accounted for as deposit liabilities are interest credited to account balances (interest sensitive product benefits), amortization of deferred sales inducements and deferred policy acquisition costs, other operating costs and expenses and income taxes. Earnings from annuity products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited to account balances, or the "investment spread."

        Our profitability in the future will depend in large part upon the amount of assets under our management, investment spreads we earn on our policyholder account balances, our ability to manage our investment portfolio to maximize returns and minimize risks such as interest rate changes and defaults or impairment of assets, our ability to manage interest rates credited to policyholders, interest credited on business ceded to us by American Equity Life, and costs of the options purchased to fund the annual index credits on our fixed indexed annuities, our ability to manage the costs of acquiring new business (principally distribution compensation) and our ability to manage our operating expenses.

Results of Operations

Years ended December 31, 2010, 2009 and the period from August 28, 2008 (date of inception) through December 31, 2008

        Net loss increased $0.7 million to $1.2 million in 2010 and increased $0.4 million to $0.5 million in 2009 from a net loss of $36,000 for the period from August 28, 2008 (date of inception) through December 31, 2008. During the period from August 28, 2008 (date of inception) through December 31, 2010, we were in the development stage and had issued no business.

        Beginning in 2009, we have had coinsurance agreements in place with American Equity Life and our results of operations for 2010 and 2009 have been significantly influenced by the activity associated with our coinsurance agreements. See Notes 5 and 8 to our audited financial statements for a more detailed discussion and presentation of these coinsurance agreements. Net income since inception has been negatively impacted by the costs we are incurring in our development of products and distribution networks.

        Annuity product charges (surrender charges assessed against policy withdrawals) increased to $11,000 in 2010. Withdrawals from annuity policies subject to surrender charges were $91,000 for the year ended December 31, 2010. The average surrender charge collected on withdrawals subject to a surrender charge was 12.3%.

        Net investment income increased to $2.2 million in 2010 and increased to $0.5 million in 2009 from $87,000 in 2008. These increases were due to the growth in our annuity business from reinsurance and corresponding increases to our invested assets. Average invested assets increased to $63.5 million in 2010 from $5.1 million in 2009. The average yield earned on invested assets was 3.93% and 5.42% for the years ended December 31, 2010 and 2009, respectively. The average yield earned on average invested assets in 2010 was influenced by a high level of lower yielding short-term investments throughout the year.

        Net realized gains on investments were $0.5 million for the year ended December 31, 2010, and were attributable to loan participation agreements with American Equity Life in which we participated in 56 mortgage loans at an amount of $0.6 million in principal amount for each loan. These agreements were effective June 1, 2010. On December 1, 2010, we transferred the loan participations back to American Equity Life and because of movement in interest rates during the time we held the loans the fair values increased and we realized a net gain of $0.5 million.

        Interest sensitive product benefits increased to $1.9 million in 2010 from $0.2 million in 2009. The increase was due to the annuity business assumed by us for the entire year of 2010 compared to only the last six months of 2009. The average interest rate credited to policies in 2010 was 3.39% compared to 3.88% in 2009.

        Amortization of deferred sales inducements increased to $0.1 million in 2010. Sales inducements include premium bonuses that are credited to annuity accounts at the time the policyholder purchases the annuity and amounted to $4.4 million in 2010. There were no premium bonuses credited to policies in 2009.

        Amortization of deferred policy acquisition costs increased to $0.4 million in 2010 from $22,000 in 2009. Policy acquisition costs incurred and deferred in 2010 were $6.3 million compared to $1.0 million in 2009. This increase was due to the increased amount of business assumed from American Equity Life in 2010.

        Other operating costs and expenses increased to $2.1 million in 2010 from $1.0 million in 2009 and $0.1 million in 2008. Operating costs and expenses through 2009 were primarily incurred in connection with the filing of applications for certificates of authority to conduct insurance business in various states. We continue to work through the licensing process with various state insurance departments, but the 2010 increases have been due to increases in amounts paid to outside consultants we have engaged to assist us with the federal registration process related to our registered fixed indexed annuity product.

        Income tax benefit increased to $0.6 million in 2010 from $0.3 million in 2009 and no tax benefit in 2008. These changes were primarily related to changes in income before income taxes and the impact of changes in the valuation allowance for deferred income tax assets related to a net operating loss carryforward. There was no income tax benefit for the net operating loss incurred during the period from August 28, 2008 (date of inception) through December 31, 2008 due to the establishment of a valuation allowance for the net operating loss carryforward deferred income tax asset. The valuation allowance was eliminated in 2009 because the net operating loss carryforward was utilized to reduce 2009 taxable income.

 Financial Condition

Investments

        Our investment strategy is to maintain a predominantly investment grade fixed income portfolio, provide adequate liquidity to meet our future cash obligations to policyholders and others and maximize current income and total investment return through active investment management. Consistent with this strategy, our investments consist of fixed maturity securities.

        Insurance statutes regulate the type of investments that we are permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-sponsored agency securities and debt securities rated investment grade by established nationally recognized statistical rating organizations ("NRSROs") or in securities of comparable investment quality, if not rated.

        The composition of our investment portfolio at December 31, 2010 and 2009 was as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Fixed maturity securities:
United States Government full faith and credit	$1,005	2.0%	$332	6.5%
United States Government sponsored agencies	—	—%	4,792	93.5%
United States municipalities, states and territories	22,356	45.6%	—	—%
Corporate securities	7,655	15.6%	—	—%
Residential mortgage backed securities	18,045	36.8%	—	—%

	$49,061	100.0%	$5,124	100.0%

        The National Association of Insurance Commissioners ("NAIC") assigns designations to fixed maturity securities. These designations range from Class 1 (highest quality) to Class 6 (lowest quality). In general, securities are assigned a designation based upon the ratings they are given by the NRSROs. The table below presents our fixed maturity securities by NAIC designation and the equivalent NRSRO rating as of the dates indicated:

		December 31, 2010		December 31, 2009
NAIC Designation	NRSRO Equivalent Rating	Carrying Amount	Percent	Carrying Amount	Percent
		(Dollars in thousands)
1	Aaa/Aa/A	$42,909	97.7%	$5,124	100.0%
2	Baa	6,152	2.3%	—	—%

Total investment grade		49,061	100.0%	5,124	100.0%

3	Ba	—	—%	—	—%
4	B	—	—%	—	—%
5	Caa and lower	—	—%	—	—%
6	In or near default	—	—%	—	—%

Total below investment grade		—	—%	—	—%

		$49,061	100.0%	$5,124	100.0%

        The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our residential mortgage backed securities provide for periodic payments throughout their lives and are shown below as a separate line.

	Available for Sale
			December 31, 2009
	December 31, 2010
			Amortized Cost
	Amortized Cost	Fair Value		Fair Value
	(Dollars in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	2,000	2,062	—	—
Due after five years through ten years	4,814	4,964	338	332
Due after ten years through twenty years	21,047	21,012	—	—
Due after twenty years	3,007	2,978	5,000	4,792

	30,868	31,016	5,338	5,124
Residential mortgage backed securities	18,053	18,045	—	—

	$48,921	$49,061	$5,338	$5,124

        The following table presents by category the amortized cost, gross unrealized losses and fair value of our investments as well as the number of securities in an unrealized loss position at December 31, 2010 and 2009:

	Number of Securities	Amortized Cost	Unrealized Losses	Fair Value
		(Dollars in thousands)
December 31, 2010
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	2	$566	$(18)	$548
United States municipalities, states and territories	12	12,441	(176)	12,265
Corporate securities:
Utilities and related sectors	1	473	(6)	467
Residential mortgage backed securities	4	5,241	(131)	5,110

	19	$18,721	$(331)	$18,390

December 31, 2009
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	2	$338	$(6)	$332
United States Government sponsored agencies	1	5,000	(208)	4,792

	3	$5,338	$(214)	$5,124

        All securities held at December 31, 2010 and 2009, had been in an unrealized loss position for less than twelve months.

        All securities with unrealized losses at December 31, 2010 are relatively long in duration, making the value of such securities sensitive to changes in market interest rates. These securities carry yields less than those available at December 31, 2010 as the result of rising interest rates in 2010.

        Where the decline in market value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to be other than temporarily impaired because we do not intend to sell these investments and it is not more likely than not we will be required to sell these securities before a recovery of amortized cost, which may be maturity.

        All of the unrealized losses on fixed maturity securities shown in the above table for December 31, 2010 and 2009, are on securities that are rated investment grade, defined as being the highest two NAIC designations. All of the securities with unrealized losses are current with respect to the payment of principal and interest.

Liquidity and Capital Resources

        Our current primary source of cash flow is the coinsurance agreement with American Equity Life and the reinsurance premiums received on the assumed policies. In addition, we generate cash flows from the investments that we have purchased with the premiums we have received from the coinsurance agreement. We also have the ability to receive additional funds as capital contributions from American Equity Life, if needed. As discussed below in the "Transactions with Related Persons, Promoter, and Certain Control Persons—Certain Relationships and Related Person Transactions" section, we have entered into a financial support agreement with American Equity Life whereby American Equity Life will provide support in order for us to maintain the greater of $5 million in statutory capital and surplus or the amount of statutory capital and surplus necessary for us to maintain a company action level Risk Based Capital ratio of at least 300% on an ongoing basis.

        Going forward, we expect that our primary sources of cash flow will be annuity deposits, including those assumed from American Equity Life, investment income, and proceeds from the sale or maturity of investments. We expect that the primary uses of funds will be investment purchases, payments to policyholders and American Equity Life in connection with surrenders and withdrawals, policy acquisition costs and other operating expenses.

        Liquidity requirements will be met primarily by funds provided from operations. We anticipate receiving adequate cash flow from annuity deposits and investment income to meet our obligations. Annuity liabilities are generally long-term in nature. However, a primary liquidity concern going forward will be the risk of an extraordinary level of early policyholder withdrawals. We include provisions within our annuity policies, such as surrender charges, that help limit and discourage early withdrawals.

        We believe that cash flows generated from sources above will be sufficient to satisfy the near term liquidity requirements of our operations, including reasonable foreseeable contingencies. During 2011, we expect to generate sufficient cash flows from annuity deposits and investment income to meet cash outflow requirements. However, we cannot predict future experience regarding benefits and surrenders since benefit and surrender levels may be influenced by factors outside of our control such as the interest rate environment and competitive factors.

        Funds which we receive as annuity deposits have been and will be invested in high quality investments to fund our future commitments. We believe that diversity of our investment portfolio and a concentration of investments in high quality securities should provide sufficient liquidity to meet foreseeable cash requirements. Although there is no present need or intent to dispose of our investments, we could readily liquidate portions of our investments, if such a need arose. Sales of available for sale securities in an unrealized loss position are subject to other than temporary impairment considerations including our stated intent to hold until recovery.

        In the normal course of business, we enter into commitments that may obligate us to certain cash flows during future periods. The following table summarizes such obligations as of December 31, 2010.

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
	(Dollars in thousands)
Annuity products(1)	$53,974	$1,883	$8,764	$6,607	$36,720

(1)
Amounts shown in this table are projected payments through the year 2020 which we are contractually obligated to pay to American Equity Life under the coinsurance agreement. The payments are derived from actuarial models which assume a level interest rate scenario and incorporate assumptions regarding mortality and persistency, when applicable. These assumptions are based on our historical experience.

        Going forward, in the normal course of business we may enter into financing transactions, lease agreements, or other commitments. These commitments may obligate us to certain cash flows during future periods.

Critical Accounting Policies

        The increasing complexity of the business environment and applicable authoritative accounting guidance requires us to closely monitor our accounting policies. We have identified three critical accounting policies that are complex and require significant judgment. The following summary of our critical accounting policies is intended to enhance your ability to assess our financial condition and results of operations and the potential volatility due to changes in estimates.

Valuation of Investments

        Our fixed maturity securities (bonds maturing more than one year after issuance) classified as available for sale are reported at fair value. Unrealized gains and losses, if any, on these securities are included directly in stockholder's equity as a component of accumulated other comprehensive income (loss), net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements. Unrealized gains and losses represent the difference between the amortized cost or cost basis and the estimated fair value of these investments. We use significant judgment within the process used to determine fair value of these investments.

        GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. We categorize our investments into three levels of fair value hierarchy based on the priority for use of inputs in determining fair value. The hierarchy defines the highest priority inputs (Level 1) as quoted prices in active markets for identical assets. The lowest priority inputs (Level 3) are our own assumptions about what a market participant would use in determining fair value such as estimated future cash flows. We categorize financial assets recorded at fair value in the balance sheets as follows:

Level 1—	Quoted prices are available in active markets for identical financial instruments as of the reporting date. We do not adjust the quoted price for these financial instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

Level 2—	Quoted prices in active markets for similar financial instruments, quoted prices for identical or similar financial instruments in markets that are not active; and models and other valuation methodologies using inputs other than quoted prices that are observable.
Level 3—
Models and other valuation methodologies using significant inputs that are unobservable for financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in Level 3 are securities for which no market activity or data exists and for which we used discounted expected future cash flows with our own assumptions about what a market participant would use in determining fair value.

        The following table presents the fair value of fixed maturity securities, available for sale, by pricing source and fair value accounting hierarchy levels as of December 31, 2010 and 2009, respectively.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(U.S. Dollars in Thousands)
December 31, 2010
Priced via third party pricing services	$1,005	$46,056	$—	$47,061
Priced via independent broker quotations	—	2,000	—	2,000

	$1,005	$48,056	$—	$49,061

% of Total	2.0%	98.0%	—%	100.0%

December 31, 2009
Priced via third party pricing services	$—	$—	$—	$—
Priced via independent broker quotations	—	5,124	—	5,124

	$—	$5,124	$—	$5,124

% of Total	—%	100.0%	—%	100.0%

        Management's assessment of all available data when determining fair value of our investments is necessary to appropriately apply fair value accounting.

        We utilize independent pricing services in estimating the fair values of investment securities. The independent pricing services incorporate a variety of observable market data in their valuation techniques, including:

  •
  reported trading prices,

  •
  benchmark yields,

  •
  broker-dealer quotes,

  •
  benchmark securities,

  •
  bids and offers,

  •
  credit ratings,

  •
  relative credit information, and

  •
  other reference data.

        The independent pricing services also take into account perceived market movements and sector news, as well as a security's terms and conditions, including any features specific to that issue that may influence risk and marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary. We generally obtain one quote or price for each of our investment securities from our primary external pricing service. In situations where a quote or price is not available from this service, we may obtain further quotes or prices from additional parties as needed.

        The independent pricing services provide quoted market prices when available. Quoted prices are not always available due to market inactivity. Valuations and quotes obtained from third party commercial pricing services are non-binding and do not represent quotes or prices at which one may execute the disposition of the assets.

        In addition, we obtain prices from a broker for our callable United States Government sponsored agency securities. Market indices of similar rated asset class spreads are considered for valuations and broker indications of similar securities are compared. Inputs used by the broker include market information, such as yield data and other factors relating to instruments or securities with similar characteristics.

        We validate external valuations at least quarterly through a combination of procedures that include the evaluation of methodologies used by the pricing services, analytical reviews and performance analysis of the prices against trends, and maintenance of a securities watch list. Additionally, as needed we utilize discounted cash flow models or perform independent valuations on a case-by-case basis of inputs and assumptions similar to those used by the pricing services. Although we do identify differences from time to time as a result of these validation procedures, we did not make any significant adjustments to the fair value of our investments as of December 31, 2010 and 2009.

Evaluation of Other Than Temporary Impairments

        The evaluation of investments for other than temporary impairments involves significant judgment and estimates by management. We review and analyze all investments on an ongoing basis for changes in market interest rates and credit deterioration. This review process includes analyzing our ability to recover the amortized cost or cost basis of each investment that has a fair value that is lower than its amortized cost or cost and requires a high degree of management judgment and involves uncertainty. The evaluation of securities for other than temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties.

        We have a policy and process in place to identify securities that could potentially have an impairment that is other than temporary. This process involves monitoring market events and other items that could impact issuers. The evaluation includes but is not limited to such factors as:

  •
  the length of time and the extent to which the fair value has been less than amortized cost or cost;

  •
  whether the issuer is current on all payments and all contractual payments have been made as agreed;

  •
  the remaining payment terms and the financial condition and near-term prospects of the issuer;

  •
  the lack of ability to refinance due to liquidity problems in the credit market;

  •
  the fair value of any underlying collateral;

  •
  the existence of any credit protection available;

  •
  our intent to sell and whether it is more likely than not we would be required to sell debt securities prior to recovery;

  •
  consideration of rating agency actions; and

  •
  changes in estimated cash flows of residential mortgage backed securities.

        We determine whether other than temporary impairment losses should be recognized for debt securities by assessing all facts and circumstances surrounding each security. Where the decline in market value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to be other than temporarily impaired because we do not intend to sell these investments and it is not more likely than not we will be required to sell these investments before a recovery of amortized cost, which may be maturity.

        If we intend to sell a debt security or if it is more likely than not that we will be required to sell a debt security before recovery of its amortized cost basis, other than temporary impairment has occurred and the difference between amortized cost and fair value will be recognized as a loss in operations.

        If we do not intend to sell and it is not more likely than not we will be required to sell the debt security but also do not expect to recover the entire amortized cost basis of the security, an impairment loss would be recognized in operations in the amount of the expected credit loss by calculating the present value of the cash flows expected to be collected. The difference between the present value of expected future cash flows and the amortized cost basis of the security is the amount of credit loss recognized in operations. The remaining amount of the other than temporary impairment is recognized in other comprehensive loss.

        The determination of the credit loss component of a residential mortgage backed security is based on a number of factors. The primary consideration in this evaluation process is the issuer's ability to meet current and future interest and principal payments as contractually stated at time of purchase. Our review of these securities includes an analysis of the cash flow modeling under various default scenarios considering independent third party benchmarks, the seniority of the specific tranche within the structure of the security, the composition of the collateral and the actual default, loss severity and prepayment experience exhibited. With the input of third party assumptions for default projections, loss severity and prepayment expectations, we evaluate the cash flow projections to determine whether the security is performing in accordance with its contractual obligation.

        We utilize the models from a leading structured product software specialist serving institutional investors. These models incorporate each security's seniority and cash flow structure. In circumstances where the analysis implies a potential for principal loss at some point in the future, we use our "best estimate" cash flow projection discounted at the security's effective yield at acquisition to determine the amount of our potential credit loss associated with this security. The discounted expected future cash flows equates to our expected recovery value. Any shortfall of the expected recovery when compared to the amortized cost of the security will be recorded as the credit loss component of other than temporary impairment.

        The cash flow modeling is performed on a security-by-security basis and incorporates actual cash flows on the residential mortgage backed securities through the current period, as well as the projection of remaining cash flows using a number of assumptions including default rates, prepayment rates and loss severity rates. The default curves we use are tailored to Prime residential mortgage backed securities that we own, which assume lower default rates and loss severity for Prime securities versus Alt-A or sub-Prime securities. These default curves are scaled higher or lower depending on factors such as current underlying mortgage loan performance, rating agency loss projections, loan to value ratios, geographic diversity, as well as other appropriate considerations. The default curves generally assume lower loss levels for older vintage securities versus more recent vintage securities, which reflects the decline in underwriting standards over the years.

        The determination of the credit loss component of a corporate bond (including redeemable preferred stocks) is based on the underlying financial performance of the issuer and its ability to meet its contractual obligations. Considerations in our evaluation include, but are not limited to, credit rating changes, financial statement and ratio analysis, changes in management, large changes in credit spreads, breaches of financial covenants and a review of the economic outlook for the industry and markets in which they trade. In circumstances where an issuer appears unlikely to meet its future obligation, or the security's price decline is deemed other than temporary, an estimate of credit loss is determined. Credit loss is calculated using default probabilities as derived from the credit default swaps markets in conjunction with recovery rates derived from independent third party analysis or a best estimate of credit loss. This credit loss rate is then incorporated into a present value calculation based on an expected principal loss in the future discounted at the yield at the date of purchase and compared to amortized cost to determine the amount of credit loss associated with the security.

        In addition, for debt securities which we do not intend to sell and it is not more likely than not we will be required to sell, but our intent changes due to changes or events that could not have been reasonably anticipated, an other than temporary impairment charge is recognized. Once an impairment charge has been recorded, we then continue to review the other than temporarily impaired securities for appropriate valuation on an ongoing basis. Unrealized losses may be recognized in future periods through a charge to earnings, should we later conclude that the decline in fair value below amortized cost is other than temporary pursuant to our accounting policy described above. The use of different methodologies and assumptions to determine the fair value of investments and the timing and amount of impairments may have a material effect on the amounts presented in our consolidated financial statements.

Deferred Policy Acquisition Costs and Deferred Sales Inducements

        Costs relating to the production of new business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs or deferred sales inducements. Only costs which are expected to be recovered from future policy revenues and gross profits may be deferred.

        Deferred policy acquisition costs and deferred sales inducements are subject to loss recognition testing on a quarterly basis or when an event occurs that may warrant loss recognition. Deferred policy acquisition costs consist principally of commissions and certain costs of policy issuance. Deferred sales inducements consist of premium bonuses credited to policyholder account balances.

        For annuity products, these costs are being amortized generally in proportion to expected gross profits from interest margins and, to a lesser extent, from surrender charges. Current period amortization is adjusted retrospectively through an unlocking process when estimates of current or future gross profits/margins (including the impact of realized investment gains and losses) to be realized from a group of products are revised. Our estimates of future gross profit/margins are based on actual assumptions related to the underlying policies' terms, lives of the policies, yield on investments supporting the liabilities and level of expenses necessary to maintain the policies over their entire lives. Revisions are made based on historical results and our best estimates of future experience.

New Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that expands the disclosure requirements related to fair value measurements. A reporting entity is now required to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurement categories and describe the reasons for the transfers. Additionally, a reporting entity will be required to present on a gross basis rather than as one net number information about the purchases, sales, issuances and settlements of financial instruments that are categorized as Level 3 for fair value measurements. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This standard was effective for us on January 1, 2010. The disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will become effective for fiscal years beginning after December 15, 2010.

        In October 2010, as a result of a consensus of the FASB Emerging Issues Task Force, the FASB issued an accounting standards update that modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. This guidance defines the costs that qualify for deferral as incremental direct costs that result directly from and are essential to successful contract transactions and would not have been incurred by the insurance entity had the contract transactions not occurred. In addition, it lists certain costs as deferrable as those that are directly related to underwriting, policy issuance and processing, medical and inspection, and sales force contract selling as deferrable, as well as the portion of an employee's total compensation related directly to time spent performing those activities for actual acquired contracts and other costs related directly to those activities that would not have been incurred if the contract had not been acquired. This amendment to current GAAP should be applied prospectively and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011, with retrospective application permitted. We are currently evaluating the impact of the guidance on our consolidated financial statements. See note 4 for the policy issue costs that could be subject to non-deferral.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Given our limited operations to date, we are not currently subject to any material market risk exposures. However, in future periods, we expect to have exposure to market risk through both our insurance operations and investment activities.

        Interest rate risk will be our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates will affect the profitability of our annuity products and the fair value of our investments. The profitability of most of our annuity products and the annuity business we assume from American Equity Life will depend on the spreads between interest yield on investments and rates credited on the annuity policies. We will have the ability to adjust crediting rates (caps on indexed interest we credit for indexed annuities) on substantially all of our annuity policies at least annually (subject to minimum guaranteed values), and the crediting rates on the annuity business assumed from American Equity Life are also adjustable annually. In addition, substantially all of our annuity products and the annuity business we assume from American Equity Life will have surrender and withdrawal penalty provisions designed to encourage persistency and to help ensure targeted spreads are earned. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

        A major component of our interest rate risk management program will be structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of our issued and assumed annuity business. We will use computer models to simulate cash flows expected from our existing business under various interest rate scenarios. These simulations will enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from our assets to meet the expected cash requirements of our issued and assumed annuity business and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. The "duration" of a security is the time weighted present value of the security's expected cash flows and is used to measure a security's sensitivity to changes in interest rates. When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in value of assets should be largely offset by a change in the value of liabilities.

        With respect to our fixed indexed annuities, we intend to purchase call options on the applicable indices to fund the annual index credits on such annuities. These options will be primarily one-year instruments purchased to match the funding requirements of the underlying policies. Fair value changes associated with these investments should substantially be offset by an increase or decrease in the amounts added to policyholder account balances for index products.

        On the anniversary dates of the indexed annuities, we will purchase new one-year call options to fund the next annual index credits. The risk associated with these prospective purchases is the uncertainty of the cost, which will determine whether we are able to earn our spread on our index business. We will manage this risk through the terms of our annuities, which will permit us to change caps on indexed interest we credit subject to contractual minimums. By modifying caps, we can limit option costs to budgeted amounts, except in cases where the contractual minimums would prevent further modifications.

DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is information regarding our directors and executive officers as of December 31, 2010. There are no family relationships among any directors or executive officers

Name	Age	Position
David Jeff Noble	79	President, Chief Executive Officer and Chairman of the Board
James Michael Gerlach	68	Executive Vice President and Director
Debra Jane Richardson	54	Executive Vice President, Secretary and Director
John Michael Matovina	56	Executive Vice President, Chief Financial Officer, Treasurer and Director
Wendy Carlson Waugaman	50	Assistant Secretary and Director

        David J. Noble has served as our President, Chief Executive Officer and Chairman of the Board since our formation in 2008. He serves as Executive Chairman of the Board of the Holding Company and he served as Chairman, Chief Executive Officer, President and Treasurer of the Holding Company since its formation in 1995 until January 1, 2009. He also served as Chairman of American Equity Life since its formation in 1995. He served as President of American Equity Life from its formation in 1995 until March, 2001. Mr. Noble was Chief Executive Officer of The Statesman Group, Inc. ("Statesman") from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form the Holding Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. Mr. Noble's prior service as Chief Executive Officer, President and Treasurer of the Holding Company gives him unique insights into our challenges, opportunities and operations. This, along with his years of experience in the insurance industry, led the Board of Directors to conclude that Mr. Noble should serve as a director of the Company.

        James M. Gerlach has been an Executive Vice President and director of the Company since our formation in 2008. He has served as a director and Executive Vice President of the Holding Company since 1996 and as a director and Executive Vice President of American Equity Life since 1996. Prior to joining the Holding Company, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty Insurance Company. Mr. Gerlach has been active in the insurance industry for over 45 years. Mr. Gerlach's knowledge of the Holding Company's operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.

        Debra J. Richardson has served as our Executive Vice President, Secretary and director since our formation in 2008. She has been Executive Vice President and Secretary of the Holding Company since

January 1, 2009 and director since August, 2008. Prior to January 1, 2009 she served as Senior Vice President and Secretary of the Holding Company since 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President of Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years. Ms. Richardson's experience as an executive of the Holding Company and her years of involvement in the insurance industry led the Board of Directors to conclude that Ms. Richardson should serve as a director of the Company.

        John M. Matovina has been our Chief Financial Officer, Treasurer, Executive Vice President, and a director since our formation in 2008. He has served as Vice Chairman, Chief Financial Officer and Treasurer of the Holding Company since January 1, 2009. Prior to that, Mr. Matovina had served as the Vice Chairman of the Holding Company since June 2003. Prior to being appointed Vice Chairman of the Holding Company, Mr. Matovina was a private investor since 1997 and a financial consultant to the Holding Company from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and prior to Statesman's acquisition in September 1994 he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 30 years of experience in the accounting and insurance industries. Mr. Matovina's role as Vice Chairman, Chief Financial Officer and Treasurer of the Holding Company as well as his years of experience in and extensive knowledge of the accounting and the insurance industries led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.

        Wendy C. Waugaman has been Assistant Secretary and director of the Company since our formation in 2008. She has served as Chief Executive Officer and President of the Holding Company since January 1, 2009. Prior to that, she was the Chief Financial Officer and General Counsel of the Holding Company since June 1999. Before joining the Holding Company, she served as outside corporate counsel from its inception in 1995. Ms. Waugaman was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the outside corporate attorneys for Statesman for over 15 years. Ms. Waugaman is also a certified public accountant. Ms. Waugaman's role as Chief Executive Officer and President of the Holding Company and former role as Chief Financial Officer and General Counsel of the Holding Company provides her with intimate knowledge of the company's operations. Her legal and financial background led the Board of Directors to conclude that Ms. Waugaman should serve as a director of the Company.

  Involvement in Legal Proceedings.

        During the past ten (10) years, no officer or director of the Company has been involved in any legal proceedings which are material to an evaluation of the ability or integrity of the officer or director. However, on March 3, 2010, the Holding Company, Mr. Noble and Ms. Waugaman entered into settlements with the SEC related to allegations that the Holding Company, Mr. Noble and Ms. Waugaman committed proxy disclosure violations in connection with the Holding Company's 2006 proxy statement. The Holding Company, Mr. Noble and Ms. Waugaman agreed to settle the proxy charges without admitting or denying the allegations of the SEC's complaint. The SEC's complaint did not make any allegations of fraud against the Holding Company, Mr. Noble or Ms. Waugaman, nor did the complaint allege misstatements in financial reporting. Additionally, the SEC did not limit Mr. Noble's or Ms. Waugaman's involvement with the Holding Company or any of its subsidiaries.

 COMMITTEES OF THE BOARD OF DIRECTORS

        We currently have two permanent committees of the Board of Directors described below.

        Executive Committee.    The executive committee performs the following functions, among others:

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  except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board in our direction and management;

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  reviews corporate matters presented, or to be presented, to our Board of Directors; and

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  makes recommendations to our Board of Directors on policy matters.

        Investment Committee.    The investment committee performs the following functions, among others:

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  oversees the management of our assets and liabilities;

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  makes recommendations to our Board of Directors regarding investment policy; and

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  reviews procedures and practices relating to our investment activities.

        Our Board of Directors has also authorized the Holding Company Audit Committee (the "Audit Committee") to perform the following functions for us, including among others, assisting the Board of Director's oversight of: (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent auditors' qualifications and independence and the performance of our independent auditors; and (d) our internal audit function. The Audit Committee is governed by a written charter approved by the board of directors of the Holding Company. The charter is posted on the Holding Company's website at www.american-equity.com.

        The Audit Committee is comprised of four independent directors: Robert L. Hilton, Robert L. Howe, A.J. Strickland, III and Harley A. Whitfield, Sr. The Audit Committee must include only directors who satisfy the independence requirements under the Sarbanes-Oxley Act of 2002 ("SOX") and the New York Stock Exchange ("NYSE") Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The board of directors of the Holding Company has determined that all members of the Audit Committee meet such standards. In addition, the board of directors of the Holding Company has determined that Mr. Howe is an "audit committee financial expert," as that term is defined by the SEC.

Compensation of the Board of Directors

        Each member of our Board of Directors is an officer of the Company and is not separately compensated for their services as director. We do not reimburse our directors for the expenses they incur in attending meetings of the Board of Directors or meetings of committees of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        Our Board of Directors has not established a compensation committee. Under a management services agreement between our parent American Equity Life and us, we share personnel with American Equity Life and all employees who provide services to us are American Equity Life employees and are paid by American Equity Life. Their compensation-related costs are allocated to us as described in the "Executive Compensation" section on page 79. The compensation policies and programs of the Holding Company, American Equity Life's parent and our ultimate parent, determine the compensation of officers of American Equity Life, including the officers we share with American Equity Life.

COMPENSATION

  Executive Compensation

        We share personnel with our parent, American Equity Life, pursuant to a management services agreement between American Equity Life and us. Our operational needs are met by American Equity Life and certain of its direct and indirect affiliates pursuant to the management services agreement. All executive officers and employees who provide services to us are American Equity Life executive officers or employees and are paid by American Equity Life. Their compensation-related costs are allocated to us based on various factors, the primary being the estimated time allocated to providing services to us. Our directors and executive officers are not specifically compensated for their work for us.

        In order to help you understand the compensation-related costs that will be allocated to us under the management services agreement with respect to our executive officers identified in the table under the caption entitled "Directors and Executive Officers" in this prospectus (whom we refer to as our "shared named executive officers"), we have set forth below a discussion of the compensation policies and programs of the Holding Company, the direct parent of American Equity Life, and our indirect parent. The compensation policies and programs of the Holding Company determine the compensation of executive officers of American Equity Life, including our shared named executive officers.

        Compensation Discussion and Analysis—Holding Company.    The Holding Company's compensation policies and programs are designed to:

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  attract and retain highly qualified and motivated executive officers and employees;

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  encourage and reward achievement of annual and long-term goals; and

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  encourage executive officers and employees to become shareholders of the Holding Company with interests aligned with those of other shareholders of the Holding Company.

        Section 162(m) of the IRC limits deductible compensation to $1 million for certain executives, with the exception of "performance-based compensation." Compensation to the Holding Company's executive officers in 2010 and all prior years was below this threshold and thus fully deductible for federal income tax purposes. The deductibility of future compensation will be dependent on the Holding Company's financial results which impact the compensation of its executive officers and likewise, will affect the future compensation-related costs allocated to us under the management services agreement.

        Named Executives.    The primary elements of compensation for the executive officers of the Holding Company include:

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  Base pay;

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  Discretionary annual cash bonuses;

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  Incentive compensation pursuant to the Short-Term Performance Incentive Plan; and

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  Long-term equity incentive compensation through stock options.

        Base Pay and Discretionary Cash Bonuses.    In 2009, the Holding Company Compensation Committee recognized that the base salary for the named executives was, and had historically been, significantly lower than the salaries of comparable executives of companies in our industry. Consequently, in June 2009, the Holding Company Compensation Committee approved an increase in salaries for the named executives, other than Mr. Noble. The increase was approved following a review of a compensation study prepared by Pearl Meyer & Partners ("Pearl Meyer"). In an effort to bring the base salaries of its executive officers, including the named executive officers, closer to the industry standard, the Holding Company Compensation Committee determined that the Holding Company should increase base salaries to approximate the 25th percentile of the peer group levels over a two-year period (2009 and 2010), with the first portion of the increase retroactive to January 1, 2009. To develop a blended market consensus base salary for each of the positions of the named executives, Pearl Meyer utilized proxy data from 11 insurance companies having total assets in 2008 from $4.0 billion to $28.8 billion (Conseco, Inc., American Financial Group, Inc., Reinsurance Group of America, Incorporated, Torchmark Corporation, StanCorp Financial Group, Inc., FBL Financial Group, Inc., OneBeacon Insurance Group, Ltd., National Western Life Insurance Company, Horace Mann Educators Corporation, SWS Group, Inc., and Kansas City Life Insurance Company). Pearl Meyer also utilized public and private survey data from 2008 for the financial service and insurance industries of companies having assets from $4 billion to $34 billion (trend adjusted to January 1, 2009). Consistent with the foregoing, on March 29, 2010, the Holding Company Compensation Committee recommended, and the Board of Directors approved, the following base salaries retroactive to January 1, 2010: Mr. Noble—$650,000; Ms. Waugaman—$550,000; Mr. Matovina—$450,000; Ms. Richardson—$425,000 and Mr. Gerlach—$265,000.

        Through March 15, 2010, Mr. Noble made recommendations to the Holding Company Compensation Committee regarding the amount of discretionary annual cash bonuses paid to executive officers of the Holding Company, including the named executives, and the Holding Company Compensation Committee reviewed and approved these recommendations. In making such recommendations, Mr. Noble considered the historical levels of compensation of such officers and the financial results and performance of the Holding Company including attainment of sales, asset growth and earnings objectives. On March 15, 2010, the Holding Company Compensation Committee approved the recommendations of Mr. Noble with respect to the payment of discretionary cash bonuses in March 2010 to the Holding Company system executive officers, including $50,000 each to Ms. Waugaman, Mr. Matovina and Ms. Richardson and $30,000 to Mr. Gerlach in recognition of the record financial performance of the Holding Company during 2009. On March 15, 2010, the Holding Company Compensation Committee also approved the payment of a discretionary cash bonus of $50,000 in March 2010 to Mr. Noble in recognition of the record financial performance of the Holding Company during 2009.

        We will be allocated compensation-related costs under the management services agreement with respect to base pay, and applicable taxes associated therewith, paid to our shared named executive officers based on various factors, the primary being the estimated time allocated to providing services to us.

        Incentive Compensation.    During late 2009 and early 2010, the Holding Company Compensation Committee directed Holding Company management to develop a short-term incentive compensation program for 2010. On March 28, 2010, management proposed and the Holding Company Compensation Committee approved a Short-Term Incentive Compensation Program for management personnel, which includes the named executives. The Holding Company Board of Directors approved the Short-Term Incentive Compensatory Program on March 29, 2010. This program differs materially from prior programs in terms of design and award opportunities, which management and the Holding Company Compensation Committee believe will significantly improve its internal effectiveness and external competitiveness. There were two components to the short-term incentive program design for 2010 for the named executives—a Performance Incentive Plan and a Production Incentive Plan.

        Under the Performance Incentive Plan, each named executive had a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities were tied to threshold, target and maximum performance goals established with respect to the Holding Company's Invested Asset Growth and Return on Average Equity ("ROAE"), based on operating income, for fiscal year 2010. Holding Company management and the Holding Company Compensation Committee believed that the combination of growth and returns creates the proper focus and alignment for maximizing short-term and long-term Holding Company shareholder value creation. For purposes of calculating any incentive awards under the Performance Incentive Plan, Invested Asset Growth was weighted 35% and ROAE is weighted 65%. For any awards earned under the Performance Incentive Plan for fiscal year 2010 performance, 70% of such award was paid in cash and 30% was paid in restricted stock. The portion paid in restricted stock is subject to cliff vesting three years from the grant date (other than grants to retirement eligible individuals which vest immediately) in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

        Under the Production Incentive Plan, each named executive could earn additional short-term incentive awards based on the Holding Company's Gross Production and ROAE during fiscal year 2010. The combination of these measures, which were equally weighted, produced an incentive pool that was available to the top 50 managers of the Holding Company system, including the named executives. The top 10 Holding Company system executives (including the named executives) were allocated 70% of the incentive pool earned under the Performance Incentive Plan for 2010 based on their relative base salary as a percent of total base salaries for the group. The remaining 30% of the pool was distributed on a discretionary basis to any or all of the top 50 managers of the Holding Company system, including the named executives. Awards earned under the Production Incentive Plan for fiscal year 2010 were paid in cash.

        For the named executives, the combination of the two programs created a target award opportunity equal to approximately 32% of base salary, which in conjunction with the changes to base salary improved the competitive positioning of target total cash compensation (base salary plus target short-term incentive opportunity) over prior years but remains below the market 50th percentile data provided by the Holding Company Compensation Committee's independent compensation consultant. The maximum award opportunity for the named executives, before consideration of any discretionary awards, was equal to approximately 66% of base salary, which Holding Company management and the Holding Company Compensation Committee believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Holding Company.

        The target goals under the Performance Incentive Plan for 2010 were $2.2 billion for Invested Asset Growth and ROAE of 12%. The actual results for 2010 were Invested Asset Growth of $3.4 billion and ROAE of 13.1%. The target goals under the Production Incentive Plan for 2010 were Gross Production of $3 billion and ROAE of 12%. The actual Gross Production for 2010 was $4.3 billion. The combination of the results under the two programs resulted in an award to each of the named executives equal to approximately 55% of base salary. Each named executive also received a $20,000 discretionary bonus pursuant to the Production Incentive Plan for 2010.

        On March 15, 2011, Holding Company management proposed and the Holding Company Compensation Committee approved the structure of the 2011 incentive program under the Short-Term Performance Incentive Plan for senior management personnel, which included the named executives. There is one component to the short-term incentive program design for 2011 for the named executives—a Performance Incentive Plan. Under the Performance Incentive Plan for 2011, each named executive has a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities are tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and ROAE based on operating income for fiscal year 2011. Holding Company Management and the Holding Company Compensation Committee believe that the combination of growth and returns create the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards for fiscal year 2011 under the Performance Incentive Plan, Invested Asset Growth is weighted 50% and ROAE is weighted 50%. For any awards earned under the Performance Incentive Plan for fiscal 2011 performance, 80% of such award will be paid in cash and 20% will be paid in restricted stock. The portion to be paid in restricted stock will be subject to cliff vesting three years from the grant date (other than grants to retirement eligible individuals which vest immediately) in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

        For the named executives, the 2011 incentive program under the Short-Term Performance Incentive Plan creates a target award opportunity equal to 40% of base salary. The maximum award opportunity for the named executives is equal to 80% of base salary, which management and the Holding Company Compensation Committee believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Holding Company.

        The specific performance goals for the 2011 incentive program under the Short-Term Performance Incentive Plan will be disclosed in the Holding Company's Proxy Statement for next year. However, at the time the performance goals were approved by the Holding Company Compensation Committee, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Holding Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Holding Company's near term expectations.

        We will be not be allocated any compensation-related costs under the management services agreement with respect to the incentive compensation paid to our shared named executive officers.

        Stock Ownership and Long-Term Equity Compensation.    The Holding Company emphasizes long-term equity compensation in the total compensation package for all employees and particularly for senior officers. The Holding Company believes this helps align the interests of such employees and officers with shareholders of the Holding Company and creates an incentive to build value for the shareholders of the Holding Company through growth in profitability targets, including gross spread earnings on annuity liability reserves, net operating earnings and return of operating earnings on average equity. Senior officers of the Holding Company are encouraged to own shares of the Holding Company's common stock. No particular level of stock ownership is required. In addition, long-term equity compensation has been provided in the form of stock options granted under employee stock option plans adopted by the Holding Company's Board of Directors and approved by the shareholders of the Holding Company.

        All options granted under the Holding Company's employee stock option plans from and after the Holding Company's IPO have an exercise price equal to the closing public market value of the shares on the date of grant. There has been no backdating. Options granted prior to the IPO have an exercise price equal to the fair market value of the shares as determined by the Holding Company's Board of Directors in its discretion. All options granted under the employee stock option plans have vesting periods of either six months or thirty-six months and may be exercised for a period of no more than ten years from the date of grant. The maximum number of shares subject to stock options which may be granted to any employee in any one year is 75,000. The exercise price of an option may be paid in cash, Common Stock or by a promissory note, to the extent permitted by law. The Holding Company has also established a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash.

        To reinforce the emphasis on long-term equity compensation and to better align the interests of Holding Company senior officers with those of its shareholders, Ms. Waugaman, Mr. Matovina, Ms. Richardson and Mr. Gerlach each received options to purchase 47,250 shares of Holding Company Common Stock on March 15, 2010, Mr. Noble received options to purchase 50,000 shares of Holding Company Common Stock on March 31, 2010, and each of the Holding Company's named executive officers received options to purchase 27,250 shares of its Common Stock (25,000 with respect to Mr. Noble) on June 11, 2010. The per share exercise price is $10.24 for the options granted on March 15, 2010, $10.65 for the options granted on March 31, 2010 and $9.27 for the options granted on June 11, 2010. The vesting period for the options is thirty-six months from the grant date or the date the optionee retires if such retirement occurs after the age of 65 and following 10 years of service with the Holding Company.

        We will not be allocated any compensation-related costs under the management services agreement with respect to long-term equity compensation paid to our shared named executive officers.

        Change in Control, Separation and Retirement Arrangements.    The Holding Company has no written employment contracts or separation agreements with any of its officers or employees other than the separation agreement with Kevin M. Wingert, a former executive and director, filed on an amendment to the Holding Company's Form 8-K on January 2, 2009, and Mr. Noble's Retirement Benefit Agreement, as amended, filed on the Holding Company's Form 8-K on April 2, 2010. The Retirement Benefit Agreement provides certain retirement benefits to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations. The terms of this agreement were negotiated in consultation with and following input from Pearl Meyer, the Holding Company Compensation Committee's compensation consultant. Specifically, Pearl Meyer reviewed multiple drafts of the Retirement Benefit Agreement and provided guidance as to specific terms based on its experience with similar agreements. In the event of Mr. Noble's retirement, the Retirement Benefit Agreement provides that Mr. Noble will receive a monthly benefit of $54,167 or such higher amount which reflects one-twelfth of Mr. Noble's annual base salary as in effect at the time of his retirement for five years following his retirement for a total of 60 monthly installments (the "Retirement Benefit"); provided, however, that if Mr. Noble dies before all 60 monthly installments have been paid, then (a) if at the time of his death he is married, his wife will receive the monthly payments until the earliest of (i) the 24-month anniversary of Mr. Noble's death, (ii) her death and (iii) such time as all 60 monthly installments have been paid; or (b) if Mr, Noble dies without a surviving spouse, the payment of the Retirement Benefit will cease upon his death. In addition, during his lifetime, Mr. Noble will continue to receive health benefits generally available to the Holding Company's senior executive officers under various Holding Company system benefit plans. The Agreement also contains confidentiality, non-competition and non-solicitation provisions which continue for two years following Mr. Noble's retirement.

        To promote retention of senior officers, the Holding Company has entered into change in control agreements with a small group of its executives including each of the named executives except Mr. Noble. Each January 1, the term of each of these agreements is automatically extended one year unless the Holding Company has given ninety days notice that it will not extend the term of the agreement. With certain exceptions, an executive is entitled to payments for a period of twenty-four or thirty-six months following a change in control if his or her employment is terminated for certain reasons within twenty-four or thirty-six months following a change in control. Such payments are equal to two or three times the amount of the executive's base salary plus "target annual bonus". These agreements also provide for the continuation of health, dental and life insurance benefits during the twenty-four and thirty-six month periods. If payments under these agreements become subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, then the named executives will be entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        We will not be allocated any compensation-related costs under the change in control arrangements with respect to our shared named executive officers.

        Non-Qualified Deferred Compensation Arrangements.    The Holding Company permits senior officers of the Holding Company to defer on an elective basis a specified portion of their base salaries,

annual cash bonuses and amounts paid under the cash incentive plan. Any such deferrals must be made pursuant to a non-qualified deferred compensation agreement between the officer and the Holding Company with deferred amounts contributed to the American Equity Officers Rabbi Trust. The investment of deferred amounts is directed by the individual officers and the return on such investments is added to the deferred account balance of such officer. No above market returns are paid on deferred amounts. Mr. Noble, Ms. Waugaman and Ms. Richardson have each invested a portion of their deferred compensation accounts in the Holding Company's Common Stock and dividends paid on that stock have been credited to their accounts. The balance of the deferred compensation account will be distributed to an executive who has elected to make such deferrals upon his or her death, disability or separation from service.

        We will not be allocated any compensation-related costs under these arrangements with respect to our shared named executive officers.

        Other Compensation.    The Holding Company has a qualified 401(k) plan for all Holding Company system employees who are eligible after thirty days of employment and attainment of age 18. 50% of employee contributions to the plan are matched up to 4% of the employee's total compensation, subject to the limitations specified in the IRC. In addition to the 401(k) plan, all Holding Company system employees participate in the American Equity Employee Stock Ownership Plan ("ESOP") as described below. The Holding Company system offers a package of insurance benefits to all Holding Company system employees including health, dental, long-term disability and life insurance. Several of the named executives receive perquisites including car allowances, use of Holding Company system aircraft and payment of private club dues.

        The Holding Company established the ESOP effective July 1, 2007. Holding Company system employers make semi-annual discretionary contributions to the ESOP. The principal purpose of the ESOP is to provide each eligible Holding Company system employee with an equity interest in the Holding Company. Holding Company system employees become eligible once they have completed a minimum of six months of service. Holding Company system employees become 100% vested after two years of services.

        We will not be allocated any compensation-related costs under the management services agreement with respect to any other compensation paid to our shared named executive officers.

Summary Compensation Table and Other Related Compensation Tables

        During the fiscal year ended December 31, 2010, there was no allocation of any compensation-related costs for Mr. Noble, our President and Chief Executive Officer, and Mr. Matovina, our Executive Vice President, Chief Financial Officer and Treasurer, since neither of these individuals provided services to us. In addition, during the fiscal year ended December 31, 2010, there was no allocation of any compensation-related costs for any of our other shared named executive officers that exceeded $100,000. As a result and in accordance with the SEC's rules, we have not provided any allocated cost compensation information for our shared named executive officers for the fiscal year ended December 31, 2010.

 TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Policy Regarding Related Person Transactions

        It is our policy to enter into or ratify Related Person Transactions only when our Board of Directors or the Holding Company Audit Committee (the "Audit Committee") determines that the transaction either is in, or is not inconsistent with, our best interests, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, we have adopted the following procedures for the review, approval or ratification of Related Person Transactions. For purposes of the Related Person Transaction policy, a Related Person Transaction is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) we were, are or will be a participant, (ii) the amount of the transaction, arrangement or relationship exceeds $120,000, and (iii) in which a related person had, has or will have a direct or indirect material interest in the transaction. A related person means:

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  any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors or an executive officer or a nominee to become a member of our Board of Directors;

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  any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

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  any immediate family member of any of the foregoing persons; and

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  any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

  •
  Counsel (either inside or outside) will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

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  If counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the Chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

  •
  The Audit Committee, or where submitted to the Chairman of the committee, the Chairman, shall consider all of the relevant facts and circumstances available to the committee or the Chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

  •
  The Audit Committee (or the Chairman) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders,

    as the committee (or the Chairman) determines in good faith. The Audit Committee or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

        At the Audit Committee's first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.

        No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.

Certain Relationships and Related Person Transactions

        Except for the agreements noted below, there have been no transactions between the Company and any related person since January 1, 2010, nor are any such Related Person Transactions currently being contemplated for which disclosure would be required.

        Coinsurance Agreement.    Coinsurance is a transaction in which one insurer agrees to indemnify another insurer for all or a portion of the risks or liabilities of the ceding insurer with respect to specified life insurance or annuity business issued by the ceding company. We entered into a coinsurance agreement that became effective as of January 1, 2010, in which we agreed to indemnify our parent, American Equity Life, for 100% of the financial risks or liabilities it bears with respect to certain fixed deferred annuity contracts issued on or after January 1, 2010 (the "deferred annuity contracts"). Under the coinsurance agreement with American Equity Life, American Equity Life ceded 100% of the financial risk it bears with respect to the covered deferred annuity contracts to us. Policy benefit reserves assumed from American Equity Life under this agreement amounted to $49.2 million at December 31, 2010.

        Financial Support Agreement.    We have a financial support agreement with American Equity Life. Under this agreement, American Equity Life will provide support so that we will have the greater of (a) statutory capital and surplus of $5 million, or (b) the amount of statutory capital and surplus necessary to maintain a RBC ratio based upon Company Action Level of at least 300% on an on-going basis. This agreement is not an evidence of indebtedness or an obligation or liability of American Equity Life and does not provide any of our contract owners with recourse to American Equity Life. American Equity Life's audited financial statements are included herein for reference purposes.

        Investment Advisory Agreement.    We have entered into an investment advisory agreement with the Holding Company. The investment advisory agreement provides that the Holding Company serves as investment adviser with respect to our general account investments. Under this agreement, the Holding Company furnishes a continuous investment program and provides investment advisory services as reasonably necessary for the proper administration of our general account investments. In consideration for the services provided under this agreement, we have agreed to pay the Holding Company each calendar quarter a fee, based on the market value of our general account investments, and to reimburse the Holding Company for any expenses relating to the performance of those services. The fee we pay the Holding Company each calendar quarter equals the sum of the following: (a) $1,000 on the first $25,000,000 of general account investments; (b) 0.20% on general account investments above $25,000,000 up to $100,000,000; and (c) 0.15% on general account investments in excess of $100,000,000. During the year ended December 31, 2010 we incurred fees under this agreement of $0.1 million.

        Management Services Agreement.    We have entered into a management services agreement with American Equity Life. Under this agreement, American Equity Life agrees to provide administrative functions related to agent licensing, payment of commissions, actuarial services, annuity policy issuance and service, accounting and financial compliance, market conduct, general and informational services and marketing as well as to share certain resources and personnel with us. In exchange for providing these administrative functions and use of shared resources and personnel, we reimburse American Equity Life for the cost of providing such administrative functions, resources and personnel. During the year ended December 31, 2010 we incurred fees under this agreement of $0.2 million.

LEGAL PROCEEDINGS

        The Company, like other life insurance companies, may be involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. However, the Company believes that, as of the date of this prospectus, there are no pending or threatened lawsuits that involve the Company.

LEGAL MATTERS

        The law firm of Sutherland Asbill & Brennan LLP, Washington, DC, has provided certain legal advice relating to certain matters under the federal securities laws.

IMPORTANT INFORMATION ABOUT THE INDICES

        The Contract is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Contract or any member of the public regarding the advisability of investing in securities generally or in the Contract particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Company or Contract. S&P has no obligation to take the needs of the Company or the owners of the Contract into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Contract or the timing of the issuance or sale of the Contract or in determination or calculation of the equation by which the Contract is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Contract.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        "Standard & Poor's®", "S&P", "S&P 500®", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. This Contract is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the Contract.

REGISTRATION STATEMENT

        We have filed a registration statement with the SEC under the Securities Act of 1933 that relates to the Contract. This prospectus does not contain all of the information in the registration statement, as permitted by SEC regulations.

        You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site (http://www.sec.gov) that contains information that we filed electronically with the SEC.

RULE 12H-7 REPRESENTATION

        Eagle Life Insurance Company relies upon the exemption from the periodic reporting requirements of the Securities Exchange Act of 1934 (the "Securities Exchange Act") set forth in Rule 12h-7 under the Securities Exchange Act.

EAGLE LIFE INSURANCE COMPANY

Financial Statements

December 31, 2010 and 2009

(With Report of Independent Registered Public Accounting Firm Thereon)

EAGLE LIFE INSURANCE COMPANY

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Eagle Life Insurance Company:

        We have audited the accompanying balance sheets of Eagle Life Insurance Company (the Company) as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholder's equity, and cash flows for the years ended December 31, 2010 and 2009, and for the period from August 28, 2008 (date of inception) through December 31, 2008. In connection with our audits of the financial statements, we also have audited the financial statement schedules I, III and IV. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Life Insurance Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009, and for the period from August 28, 2008 (date of inception) through December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                      /s/ KPMG LLP

Des Moines, Iowa
April 28, 2011

EAGLE LIFE INSURANCE COMPANY

BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2010	2009
Assets
Investments:
Fixed maturity securities:
Available for sale, at fair value (amortized cost: 2010—$48,921; 2009—$5,338)	$49,061	$5,124
Cash and cash equivalents	1,628	26,877
Accrued investment income	255	19
Deferred policy acquisition costs	3,911	990
Deferred sales inducements	4,253	—
Deferred income taxes	898	703
Income taxes recoverable	466	—
Other assets	487	213

Total assets	$60,959	$33,926

Liabilities and Stockholder's Equity
Liabilities:
Annuity policy benefit reserves	$49,163	$27,900
Income taxes payable	—	371
Amounts due to Parent	2,342	83
Other liabilities	88	188

Total liabilities	51,593	28,542

Stockholder's equity:
Common stock, par value $1 per share, 25,000,000 shares authorized; 2,500,000 shares issued and outstanding	2,500	2,500
Additional paid-in capital	8,500	3,500
Accumulated other comprehensive income (loss)	45	(121)
Accumulated deficit	(1,679)	(495)

Total stockholder's equity	9,366	5,384

Total liabilities and stockholder's equity	$60,959	$33,926

See accompanying notes to financial statements.

EAGLE LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2009	August 28, 2008 (Date of Inception) to December 31, 2008
Revenues:
Annuity product charges	$11	$1	$—
Net investment income	2,158	529	87
Net realized gains on investments	516	—	—

Total revenues	2,685	530	87

Benefits and expenses:
Interest sensitive product benefits	1,925	202	—
Amortization of deferred sales inducements	143	—	—
Amortization of deferred policy acquisition costs	375	22	—
Other operating costs and expenses	2,060	1,032	123

Total benefits and expenses	4,503	1,256	123

Loss before income taxes	(1,818)	(726)	(36)
Income tax benefit	(634)	(267)	—

Net loss	$(1,184)	$(459)	$(36)

See accompanying notes to financial statements.

EAGLE LIFE INSURANCE COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder's Equity
Incorporation on August 28, 2008	$—	$—	$—	$—	$—
Initial capitalization by issuance of common stock on September 5, 2008	2,500	2,500	—	—	5,000
Additional capital contribution by Parent	—	1,000	—	—	1,000
Other comprehensive loss:
Net loss for the period	—	—	—	(36)	(36)
Change in net unrealized investment gains/losses	—	—	14	—	14

Other comprehensive loss					(22)

Balance at December 31, 2008	2,500	3,500	14	(36)	5,978
Other comprehensive loss:
Net loss for the year	—	—	—	(459)	(459)
Change in net unrealized investment gains/losses	—	—	(135)	—	(135)

Other comprehensive loss					(594)

Balance at December 31, 2009	2,500	3,500	(121)	(495)	5,384
Other comprehensive loss:
Net loss for the year	—	—	—	(1,184)	(1,184)
Change in net unrealized investment gains/losses	—	—	166	—	166

Other comprehensive loss					(1,018)
Additional capital contribution by Parent	—	5,000	—	—	5,000

Balance at December 31, 2010	$2,500	$8,500	$45	$(1,679)	$9,366

See accompanying notes to financial statements.

EAGLE LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2009	August 28, 2008 (Date of Inception) to December 31, 2008
Operating activities
Net loss	$(1,184)	$(459)	$(36)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest sensitive product benefits	1,925	202	—
Amortization of deferred sales inducements	143	—	—
Annuity product charges	(11)	(1)	—
Policy acquisition costs deferred	(6,256)	(984)	—
Recapture of unamortized deferred acquisition costs	2,898	—	—
Amortization of deferred policy acquisition costs	375	22	—
Provision for depreciation	68	—	—
Amortization of discount and premium on investments	(87)	(1)	—
Realized gains on investments	(516)	—	—
Deferred income taxes	(284)	(638)	—
Changes in other operating assets and liabilities:
Accrued investment income	(236)	62	(81)
Due to Parent	2,259	40	43
Other assets	140	(210)	(3)
Income taxes recoverable/payable	(837)	371	—
Other liabilities	(100)	178	10

Net cash used in operating activities	(1,703)	(1,418)	(67)

Investing activities
Sales, maturities, or repayments of investments:
Fixed maturity securities—available for sale	8,567	4,865	—
Mortgage loans on real estate	33,859	—	—
Short-term investments	—	500	—
Acquisition of investments:
Fixed maturity securities—available for sale	(52,096)	(5,213)	(4,989)
Mortgage loans on real estate	(33,310)	—	—
Short-term investments	—	—	(500)
Purchases of property, furniture and equipment	(482)	—	—

Net cash provided by (used in) investing activities	(43,462)	152	(5,489)

Financing activities
Proceeds from issuance of common stock	—	—	5,000
Proceeds from capital contributed by Parent	5,000	—	1,000
Proceeds from annuity policies assumed from Parent, net of recapture	15,480	27,722	—
Return of annuity policyholder account balances	(564)	(23)	—

Net cash provided by financing activities	19,916	27,699	6,000

Increase (decrease) in cash and cash equivalents	(25,249)	26,433	444
Cash and cash equivalents at beginning of period	26,877	444	—

Cash and cash equivalents at end of period	$1,628	$26,877	$444

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$488	$—	$—
Non-cash operating activity:
Deferral of sales inducements	4,433	—	—

See accompanying notes to financial statements.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Operations

        Eagle Life Insurance Company ("we", "us", or "our") is an Iowa domestic company and a wholly owned subsidiary of American Equity Investment Life Insurance Company ("Parent"). We were incorporated on August 28, 2008 and were in the development stage until December 2009 when we entered into a coinsurance agreement with our Parent (see Note 5—Reinsurance). We are also engaged in insurance annuity product development for future anticipated sales, development of a sales and distribution channel for the insurance products and applying for regulatory licensing to conduct the business of distributing life and annuity insurance products in nondomiciliary states. Our operations are expected to be limited to life insurance and annuity business.

        At December 31, 2010, we are licensed to sell insurance products in 43 states, but we have not yet issued any business of our own.

Estimates and Assumptions

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are utilized in the calculation of deferred policy acquisition costs, deferred sales inducements, annuity policy benefit reserves, valuation of investments and valuation allowances on deferred income taxes. A description of each critical estimate is incorporated within the discussion of the related accounting policies which follow. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized.

Investments

        Fixed maturity securities (bonds maturing more than one year after issuance) that may be sold prior to maturity are classified as available for sale. Available for sale securities are reported at fair value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholder's equity, net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements. Fair values, as reported herein, of fixed maturity securities are based on quoted market prices in active markets when available, or for those fixed maturity securities not actively traded, yield data and other factors relating to instruments or securities with similar characteristics are used. See note 2 for more information on assumptions and valuation models used in the determination of fair value. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on residential mortgage backed securities incorporate prepayment assumptions to estimate the securities' expected lives. Interest income is recognized as earned. Realized gains and losses on sales are determined on the basis of specific identification of investment based on the trade date.

        The carrying amounts of our impaired investments in fixed maturity securities are adjusted for declines in value that are other than temporary. Other than temporary impairment losses, if any, will be reported as a component of revenues in the statements of operations, which presents the amount of noncredit impairment losses for certain fixed maturity securities that will be reported in Accumulated

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

Other Comprehensive Income (Loss). See note 3 for further discussion of other than temporary impairment losses.

        Deterioration in credit quality of the companies or assets backing our investment securities, deterioration in the condition of the financial services industry, imbalances in liquidity recurring in the marketplace or declines in real estate values may further affect the fair value of these investment securities and increase the potential that certain unrealized losses be recognized as other than temporary impairments in the future.

Cash and Cash Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Deferred Policy Acquisition Costs and Deferred Sales Inducements

        To the extent recoverable from future policy revenues and gross profits, certain costs that vary with and are directly related to the production of new business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs or deferred sales inducements. Deferred policy acquisition costs and deferred sales inducements are subject to loss recognition testing on a quarterly basis or when an event occurs that may warrant loss recognition. Deferred policy acquisition costs consist primarily of commissions and certain costs of policy issuance. Deferred sales inducements consist of first-year premium bonuses credited to policyholder account balances.

        These capitalized costs are being amortized generally in proportion to expected gross profits from investment spreads and, to a lesser extent, from surrender charges. That amortization is adjusted retrospectively through an unlocking process when estimates of current or future gross profits/margins (including the impact of realized gains/losses) to be realized from a group of products are revised. Deferred policy acquisition costs and deferred sales inducements are also adjusted for the change in amortization that would have occurred if available for sale fixed maturity securities had been sold at their aggregate fair value at the end of the reporting period and the proceeds reinvested at current yields. The impact of this adjustment is included in accumulated other comprehensive income (loss) within stockholder's equity, net of applicable taxes.

Future Policy Benefit Reserves

        Annuity policy benefit reserves are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges.

Deferred Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. Deferred income tax assets are subject to ongoing evaluation of whether such assets will more likely than not be realized. The realization of deferred income tax assets primarily depends on generating future taxable income during the periods in which temporary differences become deductible. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In making such a determination, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations, is considered. The realization of deferred income tax assets related to unrealized losses on available for sale fixed maturity securities is also based upon our intent and ability to hold those securities for a period of time sufficient to allow for a recovery in fair value and not realize the unrealized loss.

Recognition of Premium Revenues and Costs

        Revenues for annuity products include surrender and living income benefit rider charges assessed against policyholder account balances during the period. Interest sensitive product benefits for annuity products include interest credited to policyholder account balances.

Other Comprehensive Income (Loss)

        Other comprehensive income (loss) includes all changes in stockholder's equity during a period except those resulting from investments by and distributions to the stockholder. Other comprehensive income (loss) excludes net realized investment gains included in net losses which merely represent transfers from unrealized to realized gains and losses.

Adopted Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that expanded the disclosure requirements related to fair value measurements. A reporting entity is now required to disclose separately the amounts of significant transfers in to and out of Level 1 and Level 2 fair value measurement categories and describe the reasons for the transfers. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This standard was effective for us on January 1, 2010, and has not had a material effect on our consolidated financial statements.

        In May 2009, the FASB issued an accounting standard that requires reporting entities to recognize in their financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing those financial statements. These requirements were effective for periods ending after June 15, 2009. Accordingly, we adopted the subsequent event reporting requirements effective December 31, 2009, which did not have a material effect on our financial statements.

        In April 2009, the FASB issued further guidance on the recognition and presentation of other than temporary impairments. This guidance amends the other than temporary impairment guidance for debt securities only to make the guidance more operational and to expand the presentation and disclosure of other than temporary impairments on debt and equity securities in the financial statements. This guidance requires management to determine cash flows expected to be collected on each debt security for which an other than temporary impairment is being recognized. In accordance with this guidance, the reporting entity shall allocate its other than temporary impairments on debt securities between credit and noncredit components with the noncredit portion of the other than temporary impairments

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

recognized as a component of other comprehensive income (loss) and the credit loss portion included in operations. Credit loss is defined as the amount that the amortized cost basis of the impaired security exceeds the present value of cash flows expected to be collected. This guidance also requires a cumulative effect adjustment to the opening balance of retained earnings and accumulated other comprehensive income (loss) in the period of adoption for other than temporary impairments on debt securities recognized in prior periods which are still held as investments at the date of adoption. This guidance was effective for interim and annual reporting periods ending after June 15, 2009; however, early application was permitted. We elected to adopt these accounting standards effective January 1, 2009. The adoption resulted in no cumulative effect adjustment as there has been no other than temporary impairment recognized on any of the securities that we held on January 1, 2009.

        In April 2009, the FASB issued additional guidance for estimating fair value of financial instruments including investment securities when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance on identifying circumstances that indicate a transaction is not orderly. This guidance was effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively, with early adoption permitted. We elected to adopt this guidance as of January 1, 2009, and it did not have a material impact on our financial statements.

        In April 2009, the FASB issued additional guidance that requires disclosures about fair value of financial instruments within the scope of existing standards for interim reporting periods as well as in annual financial statements. This guidance also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim and annual basis and to highlight any changes from prior periods and was effective for financial statements issued for interim and annual periods ending after June 15, 2009. We adopted these disclosure requirements as of and for the periods ended December 31, 2009, which did not have a material effect on our financial statements.

New Accounting Pronouncements

        In January 2010, the FASB issued an accounting standards update that expands the disclosure requirements related to fair value measurements. A reporting entity is now required to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurement categories and describe the reasons for the transfers. Additionally, a reporting entity will be required to present on a gross basis rather than as one net number information about the purchases, sales, issuances and settlements of financial instruments that are categorized as Level 3 for fair value measurements. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This standard was effective for us on January 1, 2010. The disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will become effective for fiscal years beginning after December 15, 2010.

        In October 2010, as a result of a consensus of the FASB Emerging Issues Task Force, the FASB issued an accounting standards update that modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. This guidance defines the

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

costs that qualify for deferral as incremental direct costs that result directly from and are essential to successful contract transactions and would not have been incurred by the insurance entity had the contract transactions not occurred. In addition, it lists certain costs as deferrable as those that are directly related to underwriting, policy issuance and processing, medical and inspection, and sales force contract selling as deferrable, as well as the portion of an employee's total compensation related directly to time spent performing those activities for actual acquired contracts and other costs related directly to those activities that would not have been incurred if the contract had not been acquired. This amendment to current GAAP should be applied prospectively and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011, with retrospective application permitted. We are currently evaluating the impact of the guidance on our consolidated financial statements. See note 4 for the policy issue costs that could be subject to non-deferral.

2. Fair Values of Financial Instruments

        The following sets forth a comparison of the fair values and carrying amounts of our financial instruments:

	December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Assets
Fixed maturity securities:
Available for sale	$49,061	$49,061	$5,124	$5,124
Cash and cash equivalents	1,628	1,628	26,877	26,877
Liabilities
Annuity policy benefit reserves	49,163	39,093	27,900	25,371

        Fair value is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The objective of a fair value measurement is to determine that price for each financial instrument at each measurement date. We meet this objective using various methods of valuation that include market, income and cost approaches.

        We categorize our financial instruments into three levels of fair value hierarchy based on the priority of inputs used in determining fair value. The hierarchy defines the highest priority inputs (Level 1) as quoted prices in active markets for identical assets or liabilities. The lowest priority inputs (Level 3) are our own assumptions about what a market participant would use in determining fair value such as estimated future cash flows. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

requires judgment and considers factors specific to the financial instrument. We categorize financial assets and liabilities recorded at fair value in the consolidated balance sheets as follows:

Level 1—	Quoted prices are available in active markets for identical financial instruments as of the reporting date. We do not adjust the quoted price for these financial instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
Level 2—
Quoted prices in active markets for similar financial instruments, quoted prices for identical or similar financial instruments in markets that are not active; and models and other valuation methodologies using inputs other than quoted prices that are observable.
Level 3—
Models and other valuation methodologies using significant inputs that are unobservable for financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in Level 3 are securities for which no market activity or data exists and for which we used discounted expected future cash flows with our own assumptions about what a market participant would use in determining fair value.

        Transfers of securities among the levels occur at times and depend on the type of inputs used to determine fair value of each security. There were no transfers between Level 1 and Level 2 during 2010 and 2009.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

        Our assets and liabilities which are measured at fair value on a recurring basis as of December 31, 2010 and 2009 are presented below based on the fair value hierarchy levels:

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
December 31, 2010
Assets
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$1,005	$1,005	$—	$—
United States municipalities, states and territories	22,356	—	22,356	—
Corporate securities	7,655	—	7,655	—
Residential mortgage backed securities	18,045	—	18,045	—
Cash and cash equivalents	1,628	1,628	—	—

	$50,689	$2,633	$48,056	$—

December 31, 2009
Assets
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$332	$—	$332	$—
United States Government sponsored agencies	4,792	—	4,792	—
Cash and cash equivalents	26,877	26,877	—	—

	$32,001	$26,877	$5,124	$—

        We have no liabilities at December 31, 2010 and 2009 that are measured at fair value on a recurring basis.

        The following methods and assumptions were used in estimating the fair values of financial instruments during the periods presented in these consolidated financial statements.

Fixed maturity securities

        The fair values of fixed maturity securities in an active and orderly market are determined by utilizing independent pricing services. The independent pricing services incorporate a variety of observable market data in their valuation techniques, including:

  •
  reported trading prices,

  •
  benchmark yields

  •
  broker-dealer quotes,

  •
  benchmark securities,

  •
  bids and offers,

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

  •
  credit ratings,

  •
  relative credit information, and

  •
  other reference data.

        The independent pricing services also take into account perceived market movements and sector news, as well as a security's terms and conditions, including any features specific to that issue that may influence risk and marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary.

        The independent pricing services provide quoted market prices when available. Quoted prices are not always available due to market inactivity. When quoted market prices are not available, the third parties use yield data and other factors relating to instruments or securities with similar characteristics to determine fair value for securities that are not actively traded. We generally obtain one value from our primary external pricing service. In situations where a price is not available from this service, we may obtain further quotes or prices from additional parties as needed. In addition, for callable United States Government sponsored agencies we obtain two broker quotes and take the average of two broker prices received. Market indices of similar rated asset class spreads are considered for valuations and broker indications of similar securities are compared. Inputs used by the broker include market information, such as yield data and other factors relating to instruments or securities with similar characteristics. Valuations and quotes obtained from third party commercial pricing services are non-binding and do not represent quotes on which one may execute the disposition of the assets.

        We validate external valuations at least quarterly through a combination of procedures that include the evaluation of methodologies used by the pricing services, analytical reviews and performance analysis of the prices against trends, and maintenance of a securities watch list. Additionally, as needed we utilize discounted cash flow models or perform independent valuations on a case-by-case basis of inputs and assumptions similar to those used by the pricing services. Although we do identify differences from time to time as a result of these validation procedures, we did not make any significant adjustments as of December 31, 2010 and 2009.

Cash and cash equivalents

        Amounts reported in the consolidated balance sheets for these instruments are reported at their historical cost which approximates fair value due to the nature of the assets assigned to this category.

Policy benefit reserves

        The fair values of the liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities), are stated at the cost we would incur to extinguish the liability (i.e., the cash surrender value) as these contracts are generally issued without an annuitization date.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Investments

        At December 31, 2010 and 2009, the amortized cost and fair value of fixed maturity securities were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
December 31, 2010
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$1,003	$20	$(18)	$1,005
United States municipalities, states and territories	22,464	68	(176)	22,356
Corporate securities	7,401	260	(6)	7,655
Residential mortgage backed securities	18,053	123	(131)	18,045

	$48,921	$471	$(331)	$49,061

December 31, 2009
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$338	$—	$(6)	$332
United States Government sponsored agencies	5,000	—	(208)	4,792

	$5,338	$—	$(214)	$5,124

        The amortized cost and fair value of fixed maturity securities at December 31, 2010, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our residential mortgage backed securities provide for periodic payments throughout their lives and are shown below as a separate line.

	Available for sale
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$—	$—
Due after one year through five years	2,000	2,062
Due after five years through ten years	4,814	4,964
Due after ten years through twenty years	21,047	21,012
Due after twenty years	3,007	2,978

	30,868	31,016
Residential mortgage back securities	18,053	18,045

	$48,921	$49,061

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        Net unrealized gains (losses) on available for sale fixed maturity securities reported as a separate component of stockholder's equity were comprised of the following:

	December 31,
	2010	2009
	(Dollars in thousands)
Net unrealized gains (losses) on available for sale fixed maturity securities	$140	$(214)
Adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements	(71)	28
Deferred income tax benefit (expense)	(24)	65

Net unrealized gains (losses) reported as accumulated other comprehensive income (loss)	$45	$(121)

        The National Association of Insurance Commissioners ("NAIC") assigns designations to fixed maturity securities. These designations range from Class 1 (highest quality) to Class 6 (lowest quality). In general, securities are assigned a designation based upon the ratings they are given by the Nationally Recognized Statistical Rating Organizations ("NRSRO's"). The NAIC designations are utilized by insurers in preparing their annual statutory statements. NAIC Class 1 and 2 designations are considered "investment grade" while NAIC Class 3 through 6 designations are considered "non-investment grade." All of our fixed maturity securities were assigned NAIC Class 1 at December 31, 2010 and December 31, 2009, except for designations of NAIC Class 2 assigned to four securities with an amortized cost of $5.9 million and a fair value of $6.2 million at December 31, 2010.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        The following tables show our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities (consisting of 19 and 3 securities, respectively) have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
December 31, 2010
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$548	$(18)	$—	$—	$548	$(18)
United States Government sponsored agencies	—	—	—	—	—	—
United States municipalities, states and territories	12,265	(176)	—	—	12,265	(176)
Corporate securities:
Utilities and related sectors	467	(6)	—	—	467	(6)
Residential mortgage backed securities	5,110	(131)	—	—	5,110	(131)

	$18,390	$(331)	$—	$—	$18,390	$(331)

December 31, 2009
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$332	$(6)	$—	$—	$332	$(6)
United States Government sponsored agencies	4,792	(208)	—	—	4,792	(208)

	$5,124	$(214)	$—	$—	$5,124	$(214)

        All securities with unrealized losses at December 31, 2010, are relatively long in duration, making the value of such securities sensitive to changes in market interest rates. These securities carry yields less than those available at December 31, 2010 as the result of rising interest rates in 2010.

        Where the decline in market value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to be other than temporarily impaired because we do not intend to sell these investments and it is not more likely than not we will be required to sell these securities before a recovery of amortized cost, which may be maturity.

        All of the unrealized losses on fixed maturity securities shown in the above table for December 31, 2010 and 2009, are on securities that are rated investment grade, defined as being the highest two NAIC designations. All of the securities with unrealized losses are current with respect to the payment of principal and interest.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        Changes in net unrealized gains/losses on investments for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year ended December 31, 2010	Year Ended December 31, 2009	August 28, 2008 (Date of Inception) to December 31, 2008
	(Dollars in thousands)
Investments carried at fair value:
Fixed maturity securities, available for sale	$354	$(235)	$21
Adjustment for effect on other balance sheet accounts:
Deferred policy acquisition costs and deferred sales inducements	(99)	28	—
Deferred income tax asset (liability)	(89)	72	(7)

Change in net unrealized losses on investments carried at fair value	$166	$(135)	$14

        Components of net investment income are as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	August 28, 2008 (Date of Inception) to December 31, 2008
	(Dollars in thousands)
Fixed maturity securities	$1,265	$253	$86
Mortgage loans on real estate	907	—	—
Investment income on assumed annuity reserves	30	274	—
Cash and cash equivalents and short-term investments	29	7	2

	2,231	534	88
Less investment expenses	(73)	(4)	(1)

Net investment income	$2,158	$530	$87

        There were no sales of fixed maturity securities during the years ended December 31, 2010 and 2009. Scheduled principal repayments, calls and tenders for available for sale fixed maturity securities for the years ended December 31, 2010 and 2009, were $8.6 million and $4.9 million, respectively.

        We review and analyze all investments on an ongoing basis for changes in market interest rates and credit deterioration. This review process includes analyzing our ability to recover the amortized cost basis of each investment that has a fair value that is materially lower than its amortized cost and requires a high degree of management judgment and involves uncertainty. The evaluation of securities for other than temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties.

        We have a policy and process in place to identify securities that could potentially have an impairment that is other than temporary. This process involves monitoring market events and other items that could impact issuers. The evaluation includes but is not limited to such factors as:

  •
  the length of time and the extent to which the fair value has been less than amortized cost;

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

  •
  whether the issuer is current on all payments and all contractual payments have been made as agreed;

  •
  the remaining payment terms and the financial condition and near-term prospects of the issuer;

  •
  the lack of ability to refinance due to liquidity problems in the credit market;

  •
  the fair value of any underlying collateral;

  •
  the existence of any credit protection available;

  •
  our intent to sell and whether it is more likely than not we would be required to sell prior to recovery for debt securities; and

  •
  consideration of rating agency actions.

  •
  changes in estimated cash flows of residential mortgage backed securities.

        We determine whether other than temporary impairment losses should be recognized for debt securities by assessing all facts and circumstances surrounding the security. Where the decline in market value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to be other than temporarily impaired because we do not intend to sell these investments and it is not more likely than not we will be required to sell these investments before a recovery of amortized cost, which may be maturity. If we intend to sell a debt security or if it is more likely than not that we will be required to sell a debt security before recovery of its amortized cost basis, other than temporary impairment has occurred and the difference between amortized cost and fair value will be recognized as a loss in operations.

        If we do not intend to sell and it is not more likely than not we will be required to sell the debt security but also do not expect to recover the entire amortized cost basis of the security, an impairment loss would be recognized in operations in the amount of the expected credit loss. We calculate the present value of the cash flows expected to be collected discounted at each security's acquisition yield. The difference between the present value of expected future cash flows and the amortized cost basis of the security is the amount of credit loss recognized in operations. The remaining amount of the other than temporary impairment is recognized in other comprehensive income.

        The determination of the credit loss component of a residential mortgage backed security is based on a number of factors. The primary consideration in this evaluation process is the issuer's ability to meet current and future interest and principal payments as contractually stated at time of purchase. Our review of these securities includes an analysis of the cash flow modeling under various default scenarios considering independent third party benchmarks, the seniority of the specific tranche within the structure of the security, the composition of the collateral and the actual default, loss severity and prepayment experience exhibited. With the input of third party assumptions for default projections, loss severity and prepayment expectations, we evaluate the cash flow projections to determine whether the security is performing in accordance with its contractual obligation.

        We utilize the models from a leading structured product software specialist serving institutional investors. These models incorporate each security's seniority and cash flow structure. In circumstances where the analysis implies a potential for principal loss at some point in the future, we use the "best estimate" cash flow projection discounted at the security's effective yield at acquisition to determine the

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

amount of our potential credit loss associated with this security. The discounted expected future cash flows equates to our expected recovery value. Any shortfall of the expected recovery when compared to the amortized cost of the security will be recorded as the credit loss component of other than temporary impairment.

        The cash flow modeling is performed on a security-by-security basis and incorporates actual cash flows on the residential mortgage backed securities through the current period, as well as the projection of remaining cash flows using a number of assumptions including default rates, prepayment rates and loss severity rates. The default curves we use are tailored to the Prime residential mortgage backed securities that we own, which assume lower default rates and loss severity for Prime securities versus Alt-A or sub-Prime securities. These default curves are scaled higher or lower depending on factors such as current underlying mortgage loan performance, rating agency loss projections, loan to value ratios, geographic diversity, as well as other appropriate considerations. The default curves generally assume lower loss levels for older vintage securities versus more recent vintage securities, which reflects the decline in underwriting standards over the years.

        At December 31, 2010 and 2009, fixed maturity securities and short-term investments with an amortized cost of 48.9 million and $31.3 million, respectively, were on deposit with state agencies to meet regulatory requirements. There are no restrictions on these assets.

4. Deferred Policy Acquisition Costs and Deferred Sales Inducements

        Policy acquisition costs deferred and amortized are as follows:

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Balance at beginning of year	$990	$—
Costs deferred during the year:
Commissions	5,961	914
Policy issue costs	295	70
Amortized to expense during the year	(375)	(22)
Recapture of unamortized deferred acquisition costs on annuity benefit reserves assumed from Parent	(2,898)	—
Effect of net unrealized losses	(62)	28

Balance at end of year	$3,911	$990

        Sales inducements deferred and amortized are as follows:

Year Ended December 31, 2010
(Dollars in thousands)
Balance at beginning of year	$—
Costs deferred during the year	4,433
Amortized to expense during the year	(143)
Effect of net unrealized losses	(37)

Balance at end of year	$4,253

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

4. Deferred Policy Acquisition Costs and Deferred Sales Inducements (Continued)

        There were no sales inducements deferred during the year ended December 31, 2009, because annuity policies assumed in 2009 had no bonus features. There were no acquisition costs or sales inducements deferred prior to the year ended December 31, 2009, because we were in the development stage as of December 31, 2008, and had no issued or assumed business as of that date.

5. Reinsurance

        During 2010, we entered into a coinsurance agreement ("2010 Agreement") with our Parent. Under the 2010 Agreement, our Parent is ceding to us 100% of its risk associated with certain fixed annuities issued on or after January 1, 2010. Under the terms of the 2010 Agreement, our Parent will cede to us 100% of the premiums collected on the reinsured policies, and we will pay 100% of all policy benefits including death benefits, withdrawals and surrenders. We will also pay 100% of all commission and expense allowances and insurance taxes on the reinsured policies. We will hold our 100% share of the policy benefit reserves with respect to the assumed policies. Policy benefit reserves assumed under the 2010 Agreement amounted to $49.2 million at December 31, 2010.

        During 2009, we entered into a coinsurance agreement ("2009 Agreement") with our Parent. Under the 2009 Agreement, our Parent ceded to us 20% of its risk associated with certain multi-year rate guaranteed annuities issued on or after July 1, 2009. Under the terms of the 2009 Agreement, our Parent ceded to us 20% of the premiums collected on the reinsured policies, and we paid 20% of all policy benefits including death benefits, withdrawals, surrenders, and annuity payouts on the reinsured policies. We also paid 20% of all commission and expense allowances and insurance taxes on the reinsured policies. We held our 20% share of the policy benefit reserves with respect to the assumed policies. Policy benefit reserves assumed under the 2009 Agreement amounted to $27.9 million at December 31, 2009.

        Effective October 1, 2010, we amended the 2009 Agreement to provide that no new business would be ceded subsequent to September 30, 2010 and our Parent recaptured the business previously ceded under the 2009 Agreement. All assumed benefit reserves under the 2009 Agreement were recaptured by our Parent as of October 1, 2010.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Reinsurance (Continued)

        Amounts assumed under the 2010 Agreement and 2009 Agreement and amounts recaptured under the amendment to the 2009 Agreement are as follows:

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
2010 Agreement:
Policy acquisition costs deferred	$(4,132)	$—
Proceeds from annuity policies assumed from Parent	44,324	—
Cash payments to policyholders	(177)	—

	$40,015	$—

2009 Agreement:
Policy acquisition costs deferred	$(2,124)	$(984)
Proceeds from annuity policies assumed from Parent	59,897	27,722
Cash payments to policyholders	(387)	(23)

	$57,386	$26,715

Recapture under amendment to 2009 Agreement:
Recapture of unamortized deferred acquisition costs	$2,898	$—
Recapture of annuity policies assumed from Parent	(88,741)	—

	$(85,843)	$—

Statements of Cash Flows (net)
Policy acquisition costs deferred	$(6,256)	$(984)
Recapture of unamortized deferred acquisition costs from Parent	2,898	—
Proceeds from annuity policies assumed from Parent	15,480	27,722
Cash payments to policyholders	(564)	(23)

	$11,558	$26,715

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

6. Income Taxes

        In 2008, we filed a consolidated federal income tax return with our Parent's sole shareholder, American Equity Investment Life Holding Company (Holding Company). Under the terms of a tax-sharing agreement, we compute federal income tax as if we were filing a separate tax return. We will file a federal income tax return for 2009 - 2013 as a life insurance company separate from any affiliated companies. Our income tax expense (benefit) as presented in the financial statements is summarized as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	August 28, 2008 (Date of Inception) to December 31, 2008
	(Dollars in thousands)
Consolidated statements of operations:
Current income tax expense (benefit)	$(350)	$371	$—
Deferred income benefits	(284)	(638)	—

Total income tax benefits included in consolidated statements of operations	(634)	(267)	—
Stockholders' equity:
Expense (benefit) relating to:
Change in net unrealized investment gains/losses	89	(72)	7

Total income tax expense (benefit) included in consolidated financial statements	$(545)	$(339)	$7

        Income tax benefit in the statements of operations differed from the amount computed at the applicable statutory federal income tax rate of 35% as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	August 28, 2008 (Date of Inception) to December 31, 2008
	(Dollars in thousands)
Loss before income taxes	$(1,818)	$(726)	$(36)

Income tax benefit on loss before income taxes at federal statutory rate	$(636)	$(254)	$(13)
Tax effect of:
Change in valuation allowance on deferred income tax assets	—	(13)	13
Other	2	—	—

Income tax benefit	$(634)	$(267)	$—

Effective tax rate	34.9%	36.8%	—%

        Deferred income tax assets and liabilities are established for temporary differences between the financial reporting amounts of tax bases of assets and liabilities that will result in deductible or taxable

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

6. Income Taxes (Continued)

amounts, respectfully, in future years. The income tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows:

	December 31,
	2010	2009
	(Dollars in thousands)
Deferred income tax assets:
Policy benefit reserves	$2,709	$875
Net unrealized losses on available for sale fixed maturity and equity securities	—	65
Net operating loss carryforwards	1,024	—
Other	22	—

Gross deferred tax assets	3,755	940

Deferred income tax liabilities:
Deferred policy acquisition costs and deferred sales inducements	(2,826)	(237)
Net unrealized gains on available for sale fixed maturity and equity securities	(24)	—
Other	(7)	—

Gross deferred tax liabilities	(2,857)	(237)

Net deferred income tax asset	$898	$703

        In 2008, we did not recognize any deferred income tax benefit for the net operating loss incurred because we could not determine that it was more likely than not that taxable income would be generated to a level necessary to utilize the net operating loss carryforward as a deduction within the carryforward period. Accordingly, we recorded a valuation allowance for the entire deferred tax asset recognized due to the net operating loss carryforward. The valuation allowance was eliminated in 2009 due to generation of current year taxable income. Under our amended tax sharing agreement, subsidiaries are paid for their net operating losses and net operating loss carryforwards to the extent such amounts are actually utilized on consolidated basis by the Holding Company. Accordingly, no valuation allowance was established for the deferred income tax asset related to the net operating loss carryforward at December 31, 2010, which all originated in 2010 and expires in 2030, as the net operating loss carryforward is expected to be utilized in the Holding Company's consolidated federal income tax returns prior to its expiration.

        Included in the December 31, 2009 deferred income tax asset is the expected income tax benefit attributable to net unrealized losses on available for sale fixed maturity securities. There is no valuation allowance provided for the deferred income tax asset attributable to unrealized losses on available for sale fixed maturity securities. Management expects that the passage of time will result in the reversal of these unrealized losses due to the fair value increasing as these securities near maturity. Management has the intent and ability to hold these securities to maturity because we generate adequate cash flow from assuming business through the coinsurance agreement with our Parent to fund all foreseeable cash flow needs and do not believe it would be necessary to liquidate these securities at a loss to meet cash flow needs.

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

6. Income Taxes (Continued)

        Realization of our deferred income tax assets is more likely than not based on expectations as to our future taxable income and considering all other available evidence, both positive and negative. Therefore, no valuation allowance against deferred income tax assets has been established as of December 31, 2010 and 2009.

        There were no material income tax contingencies requiring recognition in our financial statements as of December 31, 2010.

7. Statutory Financial Information

        Prior approval of regulatory authorities is required for the payment of dividends to our Parent which exceed an annual limitation. During 2010, we cannot pay dividends to our Parent without prior approval from regulatory authorities.

        Statutory accounting practices prescribed or permitted by regulatory authorities for us differ from GAAP. Our net loss as determined in accordance with statutory accounting practices was $3.0 (unaudited) and $0.4 million in 2010 and 2009, respectively, and our total statutory capital and surplus was $7.5 (unaudited) and $5.9 million at December 31, 2010 and 2009, respectively. Calculations using the NAIC formula at December 31, 2010, indicated that our ratio of total adjusted capital to the highest level of required capital at which regulatory action might be initiated was 930%.

8. Related Party Transactions

        We have entered into a Management Services Agreement with our Parent. Under this agreement, our Parent agrees to provide administrative functions related to agent licensing, payment of commissions, actuarial services, annuity policy issuance and service, accounting and financial, compliance, market conduct, general and informational services and marketing. In exchange for providing these administrative functions, we will reimburse our Parent for actual costs incurred, which will be arrived at in a fair and equitable manner. During the years ended December 31, 2010 and 2009, we incurred fees under this agreement of $242 thousand and $147 thousand, respectively.

        We entered into an Investment Advisory Agreement with the Holding Company, our ultimate parent company, in June 2009 whereby we will pay a quarterly fee of $1,000 on the first $25 million, plus 0.20% on the amount in excess of $25 million up to $100 million, plus 0.15% on the amount in excess of $100 million of the fair value of invested assets. In exchange for this fee, the Holding Company is to provide investment advice and make investment decisions. During the years ended December 31, 2010 and 2009, we incurred fees under this agreement of $71 thousand and $2 thousand, respectively.

        We entered into a net worth maintenance agreement with our Parent in October 2009 whereby our Parent agrees to provide capital to us to ensure a capital and surplus balance of at least $5.0 million and the amount of capital and surplus necessary to maintain a risk based capital ratio of at least 300% based upon company action level.

        We entered into loan participation agreements with our Parent effective June 1, 2010, in which we participated in 56 mortgage loans at an amount of $0.6 million in principal amount at the time the participation agreements were entered into. The portion of loans transferred to us at June 1, 2010, was at fair value and was recorded on our financial statements at a total original discount of $0.3 million. Our participation interest in the 56 loans was transferred back to our Parent on December 1, 2010, at

EAGLE LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (Continued)

8. Related Party Transactions (Continued)

fair value in connection with the recapture of the 2009 Agreement by our Parent. Fair value of each loan at both June 1 and December 1, 2010, was determined using discounted expected cash flows and current competitive market interest rates currently being offered for similar loans. A gain of $0.5 million was recognized on the transfer back to our Parent as fair value increased over the time the loans were held by us due to decreases in market interest rates from June 1, 2010 to December 1, 2010. We have a receivable due from our Parent at December 31, 2010, in the amount of $33.5 million for the cancellation of these loan participation agreements.

        We entered into coinsurance agreements with our Parent in 2010 and 2009 that are more fully described in Note 5.

        A detailed list of the amount due from (to) our Parent is as follows (reinsurance items for 2009 were included in other assets on the balance sheet):

	December 31,
	2010	2009
	(Dollars in thousands)
Reinsurance items, net	$(35,828)	$175
Transfer of mortgage loan participation agreements	33,460	—
Other	26	(83)

Amount due from (to) Parent	$(2,342)	$92

9. Subsequent Events

        We have evaluated subsequent events through April 28, 2011, which is the date the financial statements were available to be issued.

Schedule I—Summary of Investments—Other
Than Investments in Related Parties

EAGLE LIFE INSURANCE COMPANY

December 31, 2010

Column A	Column B	Column C	Column D
Type of Investment	Amortized Cost(1)	Fair Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities:
Available for sale
United States Government full faith and credit	$1,003	$1,005	$1,005
United States municipalities, states and territories	22,464	22,356	22,356
Corporate securities	7,401	7,655	7,655
Residential mortgage backed securities	18,053	18,045	18,045

	48,921	49,061	49,061

Total fixed maturity securities	48,921	$49,061	49,061

Total investments	$48,921		$49,061

(1)
On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities.

See accompanying Report of Independent Registered Public Accounting Firm.

 Schedule III—Supplementary Insurance Information

EAGLE LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable
	(Dollars in thousands)
As of December 31, 2010:
Life insurance	$3,911	$49,163	$—	$—
As of December 31, 2009:
Life insurance	$990	$27,900	$—	$—

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
As of December 31, 2010:
Life insurance	$—	$2,158	$2,068	$375	$2,060
As of December 31, 2009:
Life insurance	$—	$530	$202	$22	$1,032

See accompanying Report of Independent Registered Public Accounting Firm.

 Schedule IV—Reinsurance

EAGLE LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2010:
Insurance premiums and other considerations:
Annuity product charges	$—	$—	$11	$11	100%

Year ended December 31, 2009:
Insurance premiums and other considerations:
Annuity product charges	$—	$—	$1	$1	100%

See accompanying Report of Independent Registered Public Accounting Firm.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

Consolidated Financial Statements

December 31, 2010 and 2009

(With Report of Independent Registered Public Accounting Firm Thereon)

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
American Equity Investment Life Insurance Company:

        We have audited the accompanying consolidated balance sheets of American Equity Investment Life Insurance Company and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules I, III, IV and V. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Equity Investment Life Insurance Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As discussed in note 1 to the consolidated financial statements, effective January 1, 2009, the Company changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of Financial Accounting Standards Board Standards Codification (ASC) 320.

/s/ KPMG

Des Moines, Iowa
April 28, 2011

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2010	2009
Assets
Investments:
Fixed maturity securities:
Available for sale, at fair value (amortized cost: 2010—$15,621,894; 2009—$10,912,680)	$15,830,663	$10,704,131
Held for investment, at amortized cost (fair value: 2010—$781,748; 2009—$1,601,864)	822,944	1,635,830
Equity securities, available for sale, at fair value (cost: 2010—$52,894; 2009—$74,643)	57,343	84,671
Mortgage loans on real estate	2,598,641	2,449,778
Derivative instruments	479,786	479,272
Other investments	19,680	12,760

Total investments	19,809,057	15,366,442
Cash and cash equivalents	532,734	471,178
Coinsurance deposits	2,613,191	2,237,740
Accrued investment income	167,638	113,658
Deferred policy acquisition costs	1,747,760	1,625,785
Deferred sales inducements	1,227,328	1,011,449
Deferred income taxes	148,149	95,673
Amounts due from related party	3,877	103,690
Other assets	12,903	214,534

Total assets	$26,262,637	$21,240,149

Liabilities and Stockholder's Equity
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$190,997	$140,351
Annuity products	23,464,810	19,195,870
Other policy funds and contract claims	222,860	119,403
Notes payable to parent	51,000	51,000
Other liabilities	936,851	513,308

Total liabilities	24,866,518	20,019,932

Stockholder's equity:
Series preferred stock, par value $1 per share. Authorized 500,000 shares	—	—
Common stock, par value $1 per share. Authorized 4,000,000 shares; issued and outstanding 2,500,000 shares	2,500	2,500
Additional paid-in capital	879,386	869,324
Accumulated other comprehensive income (loss)	81,608	(30,539)
Retained earnings	432,625	378,932

Total stockholder's equity	1,396,119	1,220,217

Total liabilities and stockholder's equity	$26,262,637	$21,240,149

See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Revenues:
Traditional life and accident and health insurance premiums	$11,982	$12,654	$12,512
Annuity product charges	69,075	63,358	52,671
Net investment income	1,012,983	916,747	804,227
Change in fair value of derivatives	141,804	219,275	(370,814)
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	23,713	51,279	6,460
OTTI losses on investments:
Total OTTI losses	(19,544)	(220,415)	(192,648)
Portion of OTTI losses recognized in (from) other comprehensive income	(4,323)	133,644	—

Net OTTI losses recognized in operations	(23,867)	(86,771)	(192,648)

Total revenues	1,235,690	1,176,542	312,408

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	8,251	8,889	8,972
Interest sensitive and index product benefits	733,218	347,883	205,131
Amortization of deferred sales inducements	59,873	39,999	30,705
Change in fair value of embedded derivatives	101,355	529,508	(210,753)
Interest expense on notes payable to Parent	4,080	4,080	4,080
Interest expense due to related party under General Agency Commission and Servicing Agreement	—	385	1,627
Interest expense on amounts due under repurchase agreements	—	534	8,207
Amortization of deferred policy acquisition costs	136,388	88,009	126,738
Other operating costs and expenses	109,081	51,739	46,851

Total benefits and expenses	1,152,246	1,071,026	221,558

Income before income taxes	83,444	105,516	90,850
Income tax expense	29,751	24,197	66,324

Net income	$53,693	$81,319	$24,526

See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

(Dollars in thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholder's Equity
Balance at December 31, 2007	$2,500	$789,188	$(36,082)	$257,865	$1,013,471
Other comprehensive loss:
Net income for the year	—	—	—	24,526	24,526
Change in net unrealized investment gains/losses	—	—	(109,143)	—	(109,143)

Other comprehensive loss					(84,617)
Acquisition of 191,494 shares of Parent common stock	—	(1,821)	—	—	(1,821)
Share-based compensation	—	2,916	—	—	2,916
Tax benefit of share-based compensation plans	—	256		—	256

Balance at December 31, 2008	2,500	790,539	(145,225)	282,391	930,205
Cumulative effect of noncredit OTTI, net	—	—	(20,094)	25,240	5,146
Other comprehensive income:
Net income for the year	—	—	—	81,319	81,319
Change in net unrealized investment gains/losses	—	—	221,648	—	221,648
Noncredit component of OTTI losses, available for sale securities, net	—	—	(86,868)	—	(86,868)

Other comprehensive income					216,099
Acquisition of 12,362 shares of Parent common stock	—	(52)	—	—	(52)
Distribution of Parent's common stock	—	55	—	(18)	37
Share-based compensation	—	4,069	—	—	4,069
Tax benefit of share-based compensation plans	—	(287)	—	—	(287)
Capital contributions from Parent	—	75,000	—	—	75,000
Dividend paid to Parent	—	—	—	(10,000)	(10,000)

Balance at December 31, 2009	2,500	869,324	(30,539)	378,932	1,220,217
Other comprehensive income:
Net income for the year	—	—	—	53,693	53,693
Change in net unrealized investment gains/losses	—	—	110,968	—	110,968
Noncredit component of OTTI losses, available for sale securities, net	—	—	1,179	—	1,179

Other comprehensive income					165,840
Acquisition of 104,661 shares of Parent common stock	—	(1,224)	—	—	(1,224)
Share-based compensation	—	10,837	—	—	10,837
Tax benefit of share-based compensation plans	—	449	—	—	449

Balance at December 31, 2010	$2,500	$879,386	$81,608	$432,625	$1,396,119

See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Operating activities
Net income	$53,693	$81,319	$24,526
Adjustments to reconcile net income to net cash provided by operating activities:
Interest sensitive and index product benefits	733,218	347,883	205,131
Amortization of deferred sales inducements	59,873	39,999	30,705
Annuity product charges	(69,075)	(63,358)	(52,671)
Change in fair value of embedded derivatives	101,355	529,508	(210,753)
Increase in traditional life and accident and health insurance reserves	43,921	9,960	6,031
Policy acquisition costs deferred	(402,607)	(305,477)	(266,864)
Amortization of deferred policy acquisition costs	136,388	88,009	126,738
Provision for depreciation and other amortization	1,645	569	481
Amortization of discounts and premiums on investments	(240,672)	(215,986)	(261,552)
Realized losses (gains) on investments	154	35,492	186,188
Change in fair value of derivatives	(141,804)	(219,275)	370,814
Deferred income taxes	(112,863)	(50,976)	47,338
Share-based compensation	10,837	4,069	2,916
Reduction of amounts due to related party under General Agency Commission Servicing Agreement	—	(4,803)	(3,998)
Change in accrued investment income	(53,980)	(21,902)	(14,468)
Change in due to (from) related party	100,186	(122,588)	34,492
Change in other assets	6,044	(8,275)	644
Change in other policy funds and contract claims	103,457	8,198	(8,981)
Change in collateral held for derivatives	35,075	346,118	—
Change in other liabilities	59,285	41,747	14,137
Other	(29)	(2,206)	—

Net cash provided by operating activities	424,101	518,025	230,854

Investing activities
Sales, maturities, or repayments of investments:
Fixed maturity securities—available for sale	4,558,490	2,975,790	1,452,460
Fixed maturity securities—held for investment	1,585,267	2,057,023	1,984,167
Equity securities, available for sale	46,187	22,727	13,528
Mortgage loans on real estate	145,754	109,969	126,181
Derivative instruments	492,058	79,341	30,263
Short-term investments	600,000	—	—
Acquisitions of investments:
Fixed maturity securities—available for sale	(8,534,792)	(6,742,292)	(3,632,326)
Fixed maturity securities—held for investment	(745,207)	—	—
Equity securities, available for sale	(10,125)	(6,674)	(102,878)
Mortgage loans on real estate	(317,250)	(249,162)	(502,111)
Derivative instruments	(331,263)	(257,435)	(292,211)
Short-term investments	(599,746)	—	—
Other investments	(456)	(46)	(19)
Purchases of property, furniture and equipment	(1,468)	(2,570)	(256)

Net cash used in investing activities	(3,112,551)	(2,013,329)	(923,202)

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	$4,668,719	$3,677,558	$2,289,006
Coinsurance deposits	(267,638)	(555,500)	183,215
Return of annuity policyholder account balances	(1,637,062)	(1,418,797)	(1,346,473)
Decrease in amounts due under repurchase agreements	—	—	(257,225)
Acquisition of Parent common stock	(1,224)	(34)	(1,821)
Excess tax benefits realized from share-based compensation plans	449	82	256
Change in checks in excess of cash balance	(13,238)	(8,617)	18,931
Capital contributions from Parent	—	75,000	—
Dividends paid to Parent	—	(10,000)	—
Other	—	19	—

Net cash provided by financing activities	2,750,006	1,759,711	885,889

Increase (decrease) in cash and cash equivalents	61,556	264,407	193,541
Cash and cash equivalents at beginning of year	471,178	206,771	13,230

Cash and cash equivalents at end of year	$532,734	$471,178	$206,771

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest on notes payable to Parent and amounts due under repurchase agreements	$4,080	$4,999	$13,914
Income taxes	143,748	191,878	—
Income tax refunds received	101,395	—	—
Non-cash operating activity:
Deferral of sales inducements	370,714	292,791	193,481
Non-cash investing activity:
Real estate acquired in satisfaction of mortgage loans	7,408	12,268	—

See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Operations

        American Equity Investment Life Insurance Company (we, us or our), a wholly owned subsidiary of American Equity Investment Life Holding Company (the Parent), is licensed to sell insurance products in 50 states and the District of Columbia at December 31, 2010. We operate solely in the insurance business.

        We primarily market fixed index and fixed rate annuities and to a lesser extent, life insurance. In connection with our reinsured group life business, we also collect renewal premiums on certain accident and health insurance policies. Premiums and annuity deposits (net of coinsurance), which are not included as revenues in the accompanying consolidated statements of operations, collected in 2010, 2009 and 2008, by product type were as follows:

	Year Ended December 31,
Product Type	2010	2009	2008
	(Dollars in thousands)
Fixed Index Annuities:
Index Strategies	$2,312,720	$1,252,294	$1,303,343
Fixed Strategy	1,472,576	1,495,017	936,847

	3,785,296	2,747,311	2,240,190
Fixed Rate Annuities	404,460	180,986	47,506
Life Insurance	11,707	12,355	12,323
Accident and Health	275	299	189

	$4,201,738	$2,940,951	$2,300,208

        One national marketing organization through which we market our products accounted for more than 10% of the annuity deposits and insurance premium collections during 2010, 2009 and 2008, representing 17%, 10%, and 12% of the annuity deposits and insurance premiums collected, respectively.

Consolidation and Basis of Presentation

        The consolidated financial statements include our accounts and our wholly owned subsidiaries, American Equity Investment Life Insurance Company of New York, Eagle Life Insurance Company (Eagle Life) and AERL, LC. All significant intercompany accounts and transactions have been eliminated.

Estimates and Assumptions

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are utilized in the calculation of deferred policy acquisition costs, deferred sales inducements, policy benefit reserves, valuation of derivatives, including embedded derivatives on index annuity reserves, valuation of investments, other than temporary impairment of investments, impairments of mortgage loans and valuation allowances on

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

deferred tax assets. A description of each critical estimate is incorporated within the discussion of the related accounting policies which follow. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized.

Investments

        Fixed maturity securities (bonds and redeemable preferred stocks maturing more than one year after issuance) that may be sold prior to maturity are classified as available for sale. Available for sale securities are reported at fair value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements. Fair values, as reported herein, of fixed maturity and equity securities are based on quoted market prices in active markets when available, or for those fixed maturity securities not actively traded, yield data and other factors relating to instruments or securities with similar characteristics are used. See note 2 for more information on assumptions and valuation models used in the determination of fair value. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on residential mortgage backed securities incorporate prepayment assumptions to estimate the securities' expected lives. Interest income is recognized as earned.

        Fixed maturity securities that we have the positive intent and ability to hold to maturity are classified as held for investment. Such securities may, at times, be called prior to maturity. Held for investment securities are reported at cost adjusted for amortization of premiums and discounts. Changes in the fair value of these securities, except for declines that are other than temporary, are not reflected in our consolidated financial statements. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives.

        Equity securities, comprised of common and perpetual preferred stocks, are classified as available for sale and are reported at fair value. Unrealized gains and losses are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements. Dividends are recognized when declared.

        The carrying amounts of our impaired investments in fixed maturity and equity securities are adjusted for declines in value that are other than temporary. Other than temporary impairment losses are reported as a component of revenues in the consolidated statements of operations, which presents the amount of non credit impairment losses for certain fixed maturity securities that is reported in Accumulated Other Comprehensive Income (Loss). See note 3 for further discussion of other than temporary impairment losses.

        Deterioration in credit quality of the companies or assets backing our investment securities, deterioration in the condition of the financial services industry, imbalances in liquidity recurring in the marketplace or declines in real estate values may further affect the fair value of these investment securities and increase the potential that certain unrealized losses be recognized as other than temporary impairments in the future.

        Mortgage loans on real estate are reported at cost, adjusted for amortization of premiums and accrual of discounts. Interest income is recorded when earned; however, interest ceases to accrue for loans on which interest is more than 60 days past due and/or when the collection of interest is not

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

considered probable. We evaluate the mortgage loan portfolio for the establishment of a loan loss reserve by specific identification of impaired loans and the measurement of an estimated loss for each impaired loan identified and an analysis of the mortgage loan portfolio for the need of a general loan allowance for probable losses on all loans. If we determine that the value of any specific mortgage loan is impaired, the carrying amount of the mortgage loan will be reduced to its fair value, based upon the present value of expected future cash flows from the loan discounted at the loan's contractual interest rate, or the fair value of the underlying collateral, less costs to sell. The amount of the general loan allowance, if any, is based upon our evaluation of the probability of collection, historical loss experience, delinquencies, credit concentrations, underwriting standards and national and local economic conditions. The carrying value of impaired loans is reduced by the establishment of a valuation allowance, changes to which are recognized as realized gains or losses on investments. Interest income on impaired loans is recorded on a cash basis.

        Real estate owned is reported at cost less accumulated depreciation. Cost is determined at the time ownership is acquired in satisfaction of mortgage loans and is the lower of the carrying value of the mortgage loan or fair value of the real estate less its estimated cost to sell. Building and improvements are depreciated using the straight-line method over their estimated useful lives. Impairment losses on real estate owned are recognized when there are indicators of impairment present and the expected future undiscounted cash flows are not sufficient to recover the real estate's carrying value. Any impairment losses are reported as realized losses and are part of net income.

        Policy loans and other investments are reported at cost.

Derivative Instruments

        Our derivative instruments include call options used to fund fixed index annuity credits and certain other derivative instruments embedded in other contracts. All of our derivative instruments are recognized in the balance sheet at fair value and changes in fair value are recognized immediately in operations. See note 5 for more information on derivative instruments.

Cash and Cash Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Reinsurance

        Coinsurance agreements are reported on a gross basis on our consolidated balance sheets as coinsurance deposits for the amounts recoverable from reinsurers and policyholder reserves. Product charges, interest sensitive and index product benefits and deferred acquisition costs are reported net of insurance ceded.

Deferred Policy Acquisition Costs and Deferred Sales Inducements

        To the extent recoverable from future policy revenues and gross profits, certain costs that vary with and are directly related to the production of new business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs or deferred sales inducements. Deferred policy acquisition costs and deferred sales inducements are subject to loss recognition testing on a quarterly basis or when an event occurs that may warrant loss recognition. Deferred policy acquisition costs

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

consist primarily of commissions and certain costs of policy issuance. Deferred sales inducements consist of first-year premium and interest bonuses credited to policyholder account balances.

        For annuity products, these capitalized costs are being amortized generally in proportion to expected gross profits from investment spreads, including the cost of hedging the fixed indexed annuity obligations, and, to a lesser extent, from surrender charges and mortality and expense margins. That amortization is adjusted retrospectively through an unlocking process when estimates of current or future gross profits/margins (including the impact of net realized gains on investments and net OTTI losses recognized in operations) to be realized from a group of products are revised. Deferred policy acquisition costs and deferred sales inducements are also adjusted for the change in amortization that would have occurred if available for sale fixed maturity securities and equity securities had been sold at their aggregate fair value at the end of the reporting period and the proceeds reinvested at current yields. The impact of this adjustment is included in accumulated other comprehensive loss within consolidated stockholders' equity, net of applicable taxes.

        For traditional life and accident and health insurance, deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to premium revenues recognized, principally using the same assumptions for interest, mortality and withdrawals that are used for computing liabilities for future policy benefits subject to traditional "lock-in" concepts.

Future Policy Benefit Reserves

        Future policy benefit reserves for fixed index annuities with returns linked to the performance of a specified market index are equal to the sum of the fair value of the embedded derivatives and the host (or guaranteed) component of the contracts. The host value is established at inception of the contract and accreted over the policy's life at a constant rate of interest. Future policy benefit reserves for fixed index annuities earning a fixed rate of interest and other deferred annuity products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. For the years ended December 31, 2010, 2009 and 2008, interest crediting rates for these products ranged from 2.50% to 5.25%. These rates include first-year interest bonuses capitalized as deferred sales inducements.

        The liability for future policy benefits for traditional life insurance is based on net level premium reserves, including assumptions as to interest, mortality, and other assumptions underlying the guaranteed policy cash values. Reserve interest assumptions are level and range from 3.0% to 5.5%. The liabilities for future policy benefits for accident and health insurance are computed using a net level premium method, including assumptions as to morbidity and other assumptions based on our experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Policy benefit claims are charged to expense in the period that the claims are incurred.

        Unpaid claims include amounts for losses and related adjustment expenses and are determined using individual claim evaluations and statistical analysis. Unpaid claims represent estimates of the ultimate net costs of all losses, reported and unreported, which remain unpaid at December 31 of each year. These estimates are necessarily subject to the impact of future changes in claim severity, frequency and other factors. In spite of the variability inherent in such situations, management believes that the unpaid claim amounts are adequate. The estimates are continuously reviewed and as adjustments to these amounts become necessary, such adjustments are reflected in current operations.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

        Certain group policies include provisions for annual experience refunds of premiums equal to net premiums received less a 16% administrative fee and less claims incurred. Such amounts (2010—$1.1 million; 2009—$0.6 million; and 2008—$0.2 million) are reported as a reduction of traditional life and accident and health insurance premiums in the consolidated statements of operations.

Deferred Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. Deferred income tax assets are subject to ongoing evaluation of whether such assets will more likely than not be realized. The realization of deferred income tax assets primarily depends on generating future taxable income during the periods in which temporary differences become deductible. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In making such a determination, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations, is considered. The realization of deferred income tax assets related to unrealized losses on available for sale fixed maturity securities is also based upon our intent and ability to hold those securities for a period of time sufficient to allow for a recovery in fair value and not realize the unrealized loss.

Recognition of Premium Revenues and Costs

        Revenues for annuity products include surrender and living income benefit rider charges assessed against policyholder account balances during the period. Interest sensitive and index product benefits related to annuity products include interest credited or index credits to policyholder account balances. In addition, the change in fair value of embedded derivatives within fixed index annuity contracts is included in benefits and expenses.

        Traditional life and accident and health insurance premiums are recognized as revenues over the premium-paying period. Future policy benefits are recognized as expenses over the life of the policy by means of the provision for future policy benefits.

        All insurance-related revenues, including the change in the fair value of derivatives for call options related to the business ceded under coinsurance agreements (see note 7), benefits, losses and expenses are reported net of reinsurance ceded.

Other Comprehensive Income (Loss)

        Other comprehensive income (loss) includes all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. Other comprehensive income excludes net realized investment gains (losses) included in net income which merely represent transfers from unrealized to realized gains and losses. These amounts totaled $(0.2) million, $(35.5) million and $(187.1) million in 2010, 2009 and 2008, respectively. Such amounts, which have been measured through the date of sale, are net of adjustments to deferred policy acquisition costs, deferred sales inducements and income taxes totaling $0.2 million in 2010, $(36.8) million in 2009 and $(94.6) million in 2008.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

Adopted Accounting Pronouncements

        In July 2010, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that expands disclosures and provide users more transparency about allowances for credit losses and the credit quality of the financing receivables of an entity. This guidance requires additional disclosures about an entity's financing receivables, such as credit quality indicators, aging of past due financing receivables, and significant purchases and sales of financing receivables. In addition, disclosures must be disaggregated by portfolio segment or class based on how an entity develops its allowance for credit losses and how it manages its credit exposure. Most of the disclosure requirements are effective for the fourth quarter of 2010 with certain additional disclosures required for the first quarter of 2011. We adopted this guidance in the preparation of our December 31, 2010 financial statements; however, adoption did not have a material effect on the results of our operations or financial position. Our expanded disclosures as a result of these requirements are included in note 4—Mortgage Loans on Real Estate.

        In January 2010, the FASB issued an accounting standards update that expanded the disclosure requirements related to fair value measurements. A reporting entity is now required to disclose separately the amounts of significant transfers in to and out of Level 1 and Level 2 fair value measurement categories and describe the reasons for the transfers. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This standard was effective for us on January 1, 2010, and has not had a material effect on our consolidated financial statements.

        In August 2009, the FASB issued an accounting standards update that amended the fair value measurement of liabilities. The update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of fair value. This guidance was effective for the first reporting period beginning after issuance, which was our three months and year ending December 31, 2009, and did not have a material effect on our consolidated financial statements.

        In June 2009, the FASB amended accounting standards for transfers and servicing of financial assets and extinguishment of liabilities. The new standard removed the concept of a qualifying special-purpose entity ("QSPE") from existing standards and removed the exception of QSPE's from consolidation requirements. Additionally, more stringent conditions for reporting a transfer of a portion of a financial asset as a sale were created, derecognition criteria was clarified, the initial measurement of retained interests was revised, the guaranteed mortgage securitization recharacterization provisions were removed and disclosure requirements were added. This standard was effective for us on January 1, 2010 and had no effect on our consolidated financial statements upon adoption.

        In June 2009, the FASB issued an amendment to the accounting standards for consolidation of variable interest entities. The new standard replaced the quantitative-based risks and rewards calculation of existing standards for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity ("VIE") that most

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

significantly impacts the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This standard was effective for us on January 1, 2010, and had no effect on our consolidated financial statements upon adoption. Through our funds withheld coinsurance agreement with an unauthorized life reinsurer we have been named as beneficiary of the trust that holds the funds withheld. We have determined that this trust is a VIE. We also have determined that the reinsurer is the primary beneficiary of this VIE due to the fact that all earnings of the trust inure to the reinsurer, and the reinsurer directs the operations of the trust subject to an investment policy. Therefore, we have not consolidated the trust prior to or after the adoption of this amendment to the accounting standards for consolidation of VIE's.

        In May 2009, the FASB issued an accounting standard that required reporting entities to recognize in their financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing those financial statements. These requirements were effective for periods ending after June 15, 2009. Accordingly, we adopted the subsequent event reporting requirements effective June 30, 2009, and it did not have a material effect on our consolidated financial statements.

        In April 2009, the FASB issued further guidance on the recognition and presentation of other than temporary impairments. This guidance amended the other than temporary impairment guidance for debt securities only to make the guidance more operational and to expand the presentation and disclosure of other than temporary impairments on debt and equity securities in the financial statements. This guidance requires management to determine cash flows expected to be collected on each debt security for which an other than temporary impairment is being recognized. In accordance with this guidance, the reporting entity shall allocate its other than temporary impairments on debt securities between credit and noncredit components with the noncredit portion of the other than temporary impairments recognized as a component of other comprehensive income (loss) and the credit loss portion included in operations. Credit loss is defined as the amount that the amortized cost basis of the impaired security exceeds the present value of cash flows expected to be collected discounted at the security's yield at acquisition. This guidance also required a cumulative effect adjustment to the opening balance of retained earnings and accumulated other comprehensive income (loss) in the period of adoption for other than temporary impairments on debt securities recognized in prior periods which were still held as investments at the date of adoption. This guidance was effective for interim and annual reporting periods ending after June 15, 2009; however, early application was permitted. We elected to adopt these accounting standards effective January 1, 2009. The cumulative effect adjustment as of January 1, 2009 increased retained earnings by $25.2 million and decreased accumulated other comprehensive income by $20.1 million.

        In April 2009, the FASB issued additional guidance for estimating fair value of financial instruments including investment securities when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance on identifying circumstances that indicate a transaction is not orderly. This guidance was effective for interim and annual reporting periods ending after June 15, 2009, and were to be applied prospectively, with early adoption permitted. We elected to adopt this guidance as of January 1, 2009, and it did not have a material effect on our consolidated financial statements.

        In April 2009, the FASB issued disclosure guidance that requires disclosures about fair value of financial instruments within the scope of existing standards for interim reporting periods as well as in annual financial statements. This guidance also requires entities to disclose the methods and significant

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

assumptions used to estimate the fair value of financial instruments in financial statements on an interim and annual basis and to highlight any changes from prior periods and was effective for financial statements issued for interim and annual periods ending after June 15, 2009. We adopted these disclosure requirements as of and for the periods ended June 30, 2009.

        On January 1, 2009, we adopted FASB accounting standards that enhanced the required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how an entity uses derivative instruments and how derivative instruments and related hedged items are accounted for and affect an entity's financial position, financial performance and cash flows. The adoption of these disclosure requirements did not have a material effect on our consolidated financial position or results of operations as it impacts financial statement disclosure only.

        On January 1, 2009, we adopted and applied retrospectively to all periods presented an accounting standard issued by the FASB for convertible debt instruments that may be settled in whole or in part with cash. This standard specifies that issuers of such instruments should separately account for the liability component and the equity component represented by the embedded conversion option in a manner that will reflect the issuer's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Upon settlement, the issuer shall allocate consideration transferred and transaction costs incurred to the retirement of the liability component and the reacquisition of the equity component.

        Effective January 1, 2008, we adopted FASB's authoritative guidance that permits entities to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be reported at fair value. There was no effect on the consolidated financial statements upon adoption as we did not elect to report any assets or liabilities at fair value that were eligible to be reported at fair value.

        Effective January 1, 2008, we adopted FASB's standards for fair value measurements. This guidance defines fair value, establishes a framework for measuring fair value and expands the required disclosures about fair value measurements. It also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. For recurring fair value measurements using significant unobservable inputs, the reporting entity shall disclose the effect of the measurements on earnings for the period. This guidance is applicable whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Adoption primarily resulted in a change prospectively beginning on January 1, 2008, in the discount rates used in the calculation of the fair values of the embedded derivative component of our policy benefit reserves for fixed index annuities from risk-free interest rates to interest rates that include nonperformance risk related to those liabilities. These standards were adopted prospectively on January 1, 2008, and the changes in the discount rates resulted in a decrease in reserves on January 1, 2008, of $150.6 million. The net income impact of this decrease in reserves net of the related adjustments in amortization of deferred sales inducements and deferred policy acquisition costs and income taxes was $40.7 million.

        In October 2008, the FASB issued accounting standards for determining the fair value of a financial asset in a market that is not active. These standards were effective upon issuance, and applied to periods for which financial statements have not been issued. The guidance clarifies various

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

application issues with respect to the objective of a fair value measurement, distressed transactions, relevance of observable data, and the use of management's assumptions. We adopted this guidance in the preparation of our September 30, 2008 financial statements; however, adoption did not have a material effect on the results of our operations or financial position. Our expanded disclosures as a result of fair value measurements are included in note 2—Fair Values of Financial Instruments.

New Accounting Pronouncements

        In January 2010, the FASB issued an accounting standards update that expands the disclosure requirements related to fair value measurements. A reporting entity is now required to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurement categories and describe the reasons for the transfers. Additionally, a reporting entity will be required to present on a gross basis rather than as one net number information about the purchases, sales, issuances and settlements of financial instruments that are categorized as Level 3 for fair value measurements. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This standard was effective for us on January 1, 2010. The disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will become effective for fiscal years beginning after December 15, 2010.

        In July 2010, the FASB issued an accounting standards update that expands disclosures and provide users more transparency about allowances for credit losses and the credit quality of the financing receivables of an entity. This guidance requires additional disclosures about an entity's financing receivables, such as credit quality indicators, aging of past due financing receivables, and significant purchases and sales of financing receivables. In addition, disclosures must be disaggregated by portfolio segment or class based on how an entity develops its allowance for credit losses and how it manages its credit exposure. Most of the disclosure requirements were effective for the fourth quarter of 2010 and are incorporated herein with certain additional disclosures required for the first quarter of 2011.

        In October 2010, as a result of a consensus of the FASB Emerging Issues Task Force, the FASB issued an accounting standards update that modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. This guidance defines the costs that qualify for deferral as incremental direct costs that result directly from and are essential to successful contract transactions and would not have been incurred by the insurance entity had the contract transactions not occurred. In addition, it lists certain costs as deferrable as those that are directly related to underwriting, policy issuance and processing, medical and inspection, and sales force contract selling as deferrable, as well as the portion of an employee's total compensation related directly to time spent performing those activities for actual acquired contracts and other costs related directly to those activities that would not have been incurred if the contract had not been acquired. This amendment to current GAAP should be applied prospectively and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011, with retrospective application permitted. We are currently evaluating the impact of the guidance on our consolidated financial statements. See note 6 for the policy issue costs that could be subject to non-deferral.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments

        The following sets forth a comparison of the carrying amounts and fair values of our financial instruments:

	December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Assets
Fixed maturity securities:
Available for sale	$15,830,663	$15,830,663	$10,704,131	$10,704,131
Held for investment	822,943	781,748	1,635,830	1,601,864
Equity securities, available for sale	57,343	57,343	84,671	84,671
Mortgage loans on real estate	2,598,641	2,670,009	2,449,778	2,409,197
Derivative instruments	479,786	479,786	479,272	479,272
Other investments	19,680	19,680	12,760	12,760
Cash and cash equivalents	532,734	532,734	471,178	471,178
Coinsurance deposits	2,613,191	2,282,998	2,237,740	1,934,996
Liabilities
Policy benefit reserves	23,464,810	19,594,396	19,195,870	16,152,088
Notes payable to Parent	51,000	51,000	51,000	51,000

        Fair value is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The objective of a fair value measurement is to determine that price for each financial instrument at each measurement date. We meet this objective using various methods of valuation that include market, income and cost approaches.

        We categorize our financial instruments into three levels of fair value hierarchy based on the priority of inputs used in determining fair value. The hierarchy defines the highest priority inputs (Level 1) as quoted prices in active markets for identical assets or liabilities. The lowest priority inputs (Level 3) are our own assumptions about what a market participant would use in determining fair value such as estimated future cash flows. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument. We categorize financial assets and liabilities recorded at fair value in the consolidated balance sheets as follows:

Level 1—	Quoted prices are available in active markets for identical financial instruments as of the reporting date. We do not adjust the quoted price for these financial instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
Level 2—
Quoted prices in active markets for similar financial instruments, quoted prices for identical or similar financial instruments in markets that are not active; and models and other valuation methodologies using inputs other than quoted prices that are observable.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

Level 3—
Models and other valuation methodologies using significant inputs that are unobservable for financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in Level 3 are securities for which no market activity or data exists and for which we used discounted expected future cash flows with our own assumptions about what a market participant would use in determining fair value.

        Transfers of securities among the levels occur at times and depend on the type of inputs used to determine fair value of each security.

        Our assets and liabilities which are measured at fair value on a recurring basis as of December 31, 2010 and 2009 are presented below based on the fair value hierarchy levels:

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
December 31, 2010
Assets
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	4,388	4,388	—	—
United States Government sponsored agencies	3,003,651	—	3,003,651	—
United States municipalities, states and territories	2,367,003	—	2,367,003	—
Corporate securities	7,577,064	71,230	7,505,834	—
Residential mortgage backed securities	2,878,557	—	2,875,855	2,702
Equity securities, available for sale: finance, insurance and real estate	57,343	46,925	10,418	—
Derivative instruments	479,786	—	479,786	—
Cash and cash equivalents	532,734	532,734	—	—

	16,900,526	655,277	16,242,547	2,702

Liabilities
Fixed index annuities—embedded derivatives	1,971,383	—	—	1,971,383

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
December 31, 2009
Assets
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	3,310	2,545	765	—
United States Government sponsored agencies	3,998,537	—	3,998,537	—
United States municipalities, states and territories	355,634	—	355,634	—
Corporate securities	3,857,549	70,363	3,773,078	14,108
Residential mortgage backed securities	2,489,101	—	2,486,290	2,811
Equity securities, available for sale: finance, insurance and real estate	84,671	83,672	—	999
Derivative instruments	479,272	—	479,272	—
Cash and cash equivalents	471,178	471,178	—	—

	11,739,252	627,758	11,093,576	17,918

Liabilities
Fixed index annuities—embedded derivatives	1,375,866	—	—	1,375,866

        During the third quarter of 2010, we transferred four corporate securities with a fair value of $12.5 million from Level 2 to Level 1 as quoted prices in active markets as evidenced by actual trades of these securities occurred at the end of this period. Identical security trading had not been observable prior to this period for these four securities.

        The following methods and assumptions were used in estimating the fair values of financial instruments during the periods presented in these consolidated financial statements.

Fixed maturity securities, equity securities, and short-term investments

        The fair values of fixed maturity securities, equity securities, and short-term investments in an active and orderly market are determined by utilizing independent pricing services. The independent pricing services incorporate a variety of observable market data in their valuation techniques, including:

  •
  reported trading prices,

  •
  benchmark yields

  •
  broker-dealer quotes,

  •
  benchmark securities,

  •
  bids and offers,

  •
  credit ratings,

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

  •
  relative credit information, and

  •
  other reference data.

        The independent pricing services also take into account perceived market movements and sector news, as well as a security's terms and conditions, including any features specific to that issue that may influence risk and marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary.

        The independent pricing services provide quoted market prices when available. Quoted prices are not always available due to market inactivity. When quoted market prices are not available, the third parties use yield data and other factors relating to instruments or securities with similar characteristics to determine fair value for securities that are not actively traded. We generally obtain one value from our primary external pricing service. In situations where a price is not available from this service, we may obtain further quotes or prices from additional parties as needed. In addition, for our callable United States Government sponsored agencies we obtain two broker quotes and take the average of two broker prices received. Market indices of similar rated asset class spreads are considered for valuations and broker indications of similar securities are compared. Inputs used by the broker include market information, such as yield data and other factors relating to instruments or securities with similar characteristics. Valuations and quotes obtained from third party commercial pricing services are non-binding and do not represent quotes on which one may execute the disposition of the assets.

        We validate external valuations at least quarterly through a combination of procedures that include the evaluation of methodologies used by the pricing services, analytical reviews and performance analysis of the prices against trends, and maintenance of a securities watch list. Additionally, as needed we utilize discounted cash flow models or perform independent valuations on a case-by-case basis of inputs and assumptions similar to those used by the pricing services. Although we do identify differences from time to time as a result of these validation procedures, we did not make any significant adjustments as of December 31, 2010 and 2009.

        The fixed income securities markets in early 2009 experienced a period of extreme volatility and limited market liquidity conditions, which affected a broad range of asset classes and sectors. In addition, there were credit downgrade events and an increased probability of default for many fixed income instruments. These volatile market conditions increased the difficulty of valuing certain instruments as trading was less frequent and/or market data was less observable. There were certain instruments that were in active markets with significant observable data that became illiquid due to financial environment or market conditions. As a result, certain valuations required greater estimation and judgment as well as valuation methods which were more complex.

Mortgage loans on real estate

        The fair values of mortgage loans on real estate are calculated using discounted expected cash flows using current competitive market interest rates currently being offered for similar loans which are not fair value exit prices.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

Derivative instruments

        The fair values of derivative instruments are based upon the amount of cash that we will receive to settle each derivative instrument on the reporting date. These amounts are obtained from each of the counterparties using industry accepted valuation models and are adjusted for the nonperformance risk of each counterparty net of any collateral held. Inputs include market volatility and risk free interest rates and are used in income valuation techniques in arriving at a fair value for each option contract. The nonperformance risk for each counterparty is based upon its credit default swap rate. We have no performance obligations related to the call options purchased to fund our fixed index annuity policy liabilities.

Other investments

        Other investments is comprised of policy loans, rental real estate and real estate held for sale. We have not attempted to determine the fair values associated with our policy loans, as we believe any differences between carrying value and the fair values afforded these instruments are immaterial to our consolidated financial position and, accordingly, the cost to provide such disclosure does not justify the benefit to be derived. The fair value of our real estate owned was determined either by obtaining a third party appraisal of the property or by estimating the potential annual net operating income from each commercial rental property, which we discount by a current market capitalization rate. We consider the fair value of our real estate owned to be level 3 fair value measurements due to the significant unobservable data used by third party appraisers and by us.

Cash and cash equivalents

        Amounts reported in the consolidated balance sheets for these instruments are reported at their historical cost which approximates fair value due to the nature of the assets assigned to this category.

Policy benefit reserves and coinsurance deposits

        The fair values of the liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities), are stated at the cost we would incur to extinguish the liability (i.e., the cash surrender value) as these contracts are generally issued without an annuitization date. The coinsurance deposits related to the annuity benefit reserves have fair values determined in a similar fashion. We are not required to and have not estimated the fair value of the liabilities under contracts that involve significant mortality or morbidity risks, as these liabilities fall within the definition of insurance contracts that are exceptions from financial instruments that require disclosures of fair value.

Notes payable to Parent

        The amounts reported in the consolidated balance sheets for notes payable to Parent approximate fair values.

Fixed index annuities—embedded derivatives

        We estimate the fair value of the embedded derivative component of our fixed index annuity policy liabilities at each valuation date by (i) projecting policy contract values and minimum guaranteed

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

contract values over the expected lives of the contracts and (ii) discounting the excess of the projected contract value amounts at the applicable risk free interest rates adjusted for our nonperformance risk related to those liabilities. The projections of policy contract values are based on our best estimate assumptions for future policy growth and future policy decrements. Our best estimate assumptions for future policy growth include assumptions for the expected index credit on the next policy anniversary date which are derived from the fair values of the underlying call options purchased to fund such index credits and the expected costs of annual call options we will purchase in the future to fund index credits beyond the next policy anniversary. The projections of minimum guaranteed contract values include the same best estimate assumptions for policy decrements as were used to project policy contract values.

        The following tables provide a reconciliation of the beginning and ending balances for our Level 3 assets and liabilities, which are measured at fair value on a recurring basis using significant unobservable inputs for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Available for sale securities
Beginning balance	$17,918	$20,082
Transfers in to or out of Level 3, net	(3,899)	—
Purchases, issuances and settlements	(15,470)	(224)
Total gains (losses) (unrealized/realized):
Included in other comprehensive income	6,383	3,784
Net OTTI losses recognized in operations	(2,230)	(5,724)

	$2,702	$17,918

        The transfers out of Level 3 were corporate debt and equity securities in the home building sector that were issued as a result of a bankruptcy reorganization in late 2009. The operation that has resulted from this emergence from bankruptcy has become a stable business to which a third party broker has applied observable market data such as similar securities and credit spreads in determining fair value of these securities. Other-than-temporary-impairment losses of $2.2 million and $5.7 million for year ended December 31, 2010 and 2009, respectively, are included in net OTTI losses recognized in operations in the consolidated statements of operations.

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Fixed index annuities—embedded derivatives
Beginning balance	$1,375,866	$998,015
Reinsurance adjustment	—	(18,262)
Premiums less benefits	808,545	62,070
Change in unrealized losses (gains), net	(213,028)	334,043

	$1,971,383	$1,375,866

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Fair Values of Financial Instruments (Continued)

        Change in unrealized losses (gains), net for each period in our embedded derivatives are included in change in fair value of embedded derivatives in the consolidated statements of operations.

3. Investments

        At December 31, 2010 and 2009, the amortized cost and fair value of fixed maturity securities and equity securities were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
December 31, 2010
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$4,082	$324	$(18)	$4,388
United States Government sponsored agencies	2,994,174	11,123	(1,646)	3,003,651
U.S. states, territories and political subdivisions	2,397,622	22,765	(53,384)	2,367,003
Corporate securities	7,325,988	387,916	(136,840)	7,577,064
Residential mortgage backed securities	2,900,028	86,950	(108,421)	2,878,557

	$15,621,894	$509,078	$(300,309)	$15,830,663

Held for investment:
United States Government sponsored agencies	$746,414	$—	$(15,309)	$731,105
Corporate security	76,530	—	(25,887)	50,643

	$822,944	$—	$(41,196)	$781,748

Equity securities, available for sale:
Finance, insurance and real estate	$52,894	$6,395	$(1,946)	$57,343

December 31, 2009
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$3,101	$215	$(6)	$3,310
United States Government sponsored agencies	4,113,457	3,468	(118,388)	3,998,537
U.S. states, territories and political subdivisions	350,787	7,110	(2,263)	355,634
Corporate securities	3,709,446	233,023	(84,920)	3,857,549
Residential mortgage backed securities	2,735,889	59,584	(306,372)	2,489,101

	$10,912,680	$303,400	$(511,949)	$10,704,131

Held for investment:
United States Government sponsored agencies	$1,559,434	$1,647	$(5,900)	$1,555,181
Corporate security	76,396	—	(29,713)	46,683

	$1,635,830	$1,647	$(35,613)	$1,601,864

Equity securities, available for sale:
Finance, insurance and real estate	$74,643	$13,297	$(3,269)	$84,671

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        During 2010 and 2009, we received $5.2 billion and $4.2 billion, respectively, in net redemption proceeds related to calls of our callable United States Government sponsored agency securities, of which $1.6 billion and $2.1 billion, respectively, were classified as held for investment. We reinvested the proceeds from these redemptions primarily in United States Government sponsored agencies, corporate securities and United States municipalities, states, and territories classified as available for sale. At December 31, 2010, 36% of our fixed income securities have call features and 1% ($0.1 billion) were subject to call redemption. Another 21% ($3.4 billion) will become subject to call redemption during 2011.

        The amortized cost and fair value of fixed maturity securities at December 31, 2010, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our residential mortgage backed securities provide for periodic payments throughout their lives and are shown below as a separate line.

	Available for sale		Held for investment
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$26,033	$26,284	$—	$—
Due after one year through five years	401,008	440,698	—	—
Due after five years through ten years	1,647,988	1,816,850	—	—
Due after ten years through twenty years	2,895,065	2,910,182	—	—
Due after twenty years	7,751,772	7,758,092	822,944	781,748

	12,721,866	12,952,106	822,944	781,748
Residential mortgage backed securities	2,900,028	2,878,557	—	—

	$15,621,894	$15,830,663	$822,944	$781,748

        Net unrealized gains (losses) on available for sale fixed maturity securities and equity securities reported as a separate component of stockholders' equity were comprised of the following:

	December 31,
	2010	2009
	(Dollars in thousands)
Net unrealized gains (losses) on available for sale fixed maturity securities and equity securities	$213,218	$(198,521)
Adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements	(122,336)	116,870
Deferred tax valuation allowance reversal	22,534	22,534
Deferred income tax (expense) benefit	(31,808)	28,578

Net unrealized gains (losses) reported as accumulated other comprehensive loss	$81,608	$(30,539)

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        The National Association of Insurance Commissioners ("NAIC") assigns designations to fixed maturity securities. These designations range from Class 1 (highest quality) to Class 6 (lowest quality). In general, securities are assigned a designation based upon the ratings they are given by the Nationally Recognized Statistical Rating Organizations ("NRSRO's"). The NAIC designations are utilized by insurers in preparing their annual statutory statements. NAIC Class 1 and 2 designations are considered "investment grade" while NAIC Class 3 through 6 designations are considered "non-investment grade". We had 98% and 97% of our fixed maturity portfolio rated investment grade at December 31, 2010 and 2009, respectively.

        The following table summarizes the credit quality, as determined by NAIC designation, of our fixed maturity portfolio as of the dates indicated:

	December 31,
	2010		2009
NAIC Designation	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
1	$12,152,552	$12,246,954	$9,495,015	$9,370,647
2	3,892,680	4,012,076	2,571,815	2,555,826
3	369,424	323,113	410,607	315,948
4	19,820	19,178	24,375	20,799
5	6,089	6,262	21,013	20,749
6	4,273	4,828	25,685	22,026

	$16,444,838	$16,612,411	$12,548,510	$12,305,995

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        The following tables show our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities (consisting of 780 and 355 securities, respectively) have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
December 31, 2010
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$548	$(18)	$—	$—	$548	$(18)
United States Government sponsored agencies	110,101	(1,646)	—	—	110,101	(1,646)
United States municipalities, states and territories	1,510,354	(51,989)	7,525	(1,395)	1,517,879	(53,384)
Corporate securities:
Finance, insurance and real estate	626,363	(31,352)	114,128	(13,001)	740,491	(44,353)
Manufacturing, construction and mining	1,032,170	(33,893)	34,490	(2,333)	1,066,660	(36,226)
Utilities and related sectors	933,727	(34,657)	14,157	(4,552)	947,884	(39,209)
Wholesale/retail trade	153,699	(4,947)	9,175	(1,304)	162,874	(6,251)
Services, media and other	195,516	(10,801)	—	—	195,516	(10,801)
Residential mortgage backed securities	396,083	(14,100)	966,332	(94,321)	1,362,415	(108,421)

	$4,958,561	$(183,403)	$1,145,807	$(116,906)	$6,104,368	$(300,309)

Held for investment:
United States Government sponsored agencies	$731,105	$(15,309)	$—	$—	$731,105	$(15,309)
Corporate security:
Insurance	—	—	50,643	(25,887)	50,643	(25,887)

	$731,105	$(15,309)	$50,643	$(25,887)	$781,748	$(41,196)

Equity securities, available for sale:
Finance, insurance and real estate	$14,583	$(1,199)	$16,253	$(747)	$30,836	$(1,946)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
December 31, 2009
Fixed maturity securities:
Available for sale:
United States Government full faith and credit	$332	$(6)	$—	$—	$332	$(6)
United States Government sponsored agencies	2,908,205	(118,388)	—	—	2,908,205	(118,388)
United States municipalities, states and territories	111,969	(2,263)	—	—	111,969	(2,263)
Corporate securities:
Finance, insurance and real estate	154,093	(10,560)	239,211	(39,995)	393,304	(50,555)
Manufacturing, construction and mining	93,922	(2,032)	74,258	(8,430)	168,180	(10,462)
Utilities and related sectors	149,515	(5,046)	63,933	(8,110)	213,448	(13,156)
Wholesale/retail trade	35,629	(623)	39,547	(4,800)	75,176	(5,423)
Services, media and other	46,625	(512)	61,359	(4,812)	107,984	(5,324)
Residential mortgage backed securities	226,567	(22,781)	1,186,542	(283,591)	1,413,109	(306,372)

	$3,726,857	$(162,211)	$1,664,850	$(349,738)	$5,391,707	$(511,949)

Held for investment:
United States Government sponsored agencies	$359,100	$(5,900)	$—	$—	$359,100	$(5,900)
Corporate security:
Insurance	—	—	46,683	(29,713)	46,683	(29,713)

	$359,100	$(5,900)	$46,683	$(29,713)	$405,783	$(35,613)

Equity securities, available for sale:
Finance, insurance and real estate	$9,802	$(147)	$28,877	$(3,122)	$38,679	$(3,269)

        The following is a description of the factors causing the unrealized losses by investment category as of December 31, 2010:

        United States municipalities, states and territories:    These securities are relatively long in duration, making the value of such securities sensitive to changes in market interest rates. These securities carry yields less than those available at December 31, 2010 as the result of rising interest rates in 2010.

        Corporate securities:    The unrealized losses in these securities are due partially to the continuation of wider than historic credit spreads in certain sectors of the corporate bond market. While credit spreads have stabilized, several sectors remain at spreads wider than levels prior to the 2008 financial crisis, such as financial and select economic sensitive issuers. As the result of wider spreads, these issues carry yields less than those available in the market as of December 31, 2010.

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3. Investments (Continued)

        Residential mortgage backed securities:    At December 31, 2010, we had no exposure to sub-prime residential mortgage backed securities. All of our residential mortgage backed securities are pools of first-lien residential mortgage loans. Substantially all of the securities that we own are in the most senior tranche of the securitization in which they are structured and are not subordinated to any other tranche. Our "Alt-A" residential mortgage backed securities are comprised of 36 securities with a total amortized cost basis of $478.0 million and a fair value of $441.1 million. Despite recent improvements in the capital markets, the fair values of RMBS continue at prices below amortized cost. RMBS prices will likely remain below our cost basis until the housing market is able to absorb current and future foreclosures.

        Equity securities:    The unrealized loss on equity securities, which are primarily investment grade perpetual preferred stocks with exposure to REITS, investment banks and finance companies, are due to the ongoing concerns relating to capital, asset quality and earnings stability due to the financial crisis. All of the equity securities in an unrealized loss position for 12 months or more are investment grade perpetual preferred stocks that are absent credit deterioration. A continued difficult housing market has raised concerns in regard to earnings and dividend stability in many companies which directly affect the values of these securities.

        Where the decline in market value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to be other than temporarily impaired because we do not intend to sell these investments and it is not more likely than not we will be required to sell these securities before a recovery of amortized cost, which may be maturity. For equity securities, we recognize an impairment charge in the period in which we do not have the intent and ability to hold the securities until a recovery of cost or we determine that the security will not recover to book value within a reasonable period of time. We determine what constitutes a reasonable period of time on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months from the date of impairment for perpetual preferred securities for which there is evidence of deterioration in credit of the issuer and common equity securities. For perpetual preferred securities absent evidence of a deterioration in credit of the issuer we apply an impairment model, including an anticipated recovery period, similar to a debt security. For equity securities we measure other than temporary impairment charges based upon the difference between the book value of a security and its fair value.

        Approximately 85% and 81% of the unrealized losses on fixed maturity securities shown in the above table for December 31, 2010 and 2009, respectively, are on securities that are rated investment grade, defined as being the highest two NAIC designations. All of the fixed maturity securities with unrealized losses are current with respect to the payment of principal and interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        Changes in net unrealized gains/losses on investments for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Fixed maturity securities held for investment carried at amortized cost	$(7,230)	$(17,181)	$126,886

Investments carried at fair value:
Fixed maturity securities, available for sale	$417,318	$318,333	$(419,891)
Equity securities, available for sale	(5,579)	35,682	(7,786)

	411,739	354,015	(427,677)
Adjustment for effect on other balance sheet accounts:
Deferred policy acquisition costs and deferred sales inducements	(239,206)	(212,243)	259,765
Change in deferred tax valuation allowance	—	22,534	—
Deferred income tax asset	(60,386)	(49,620)	58,769

	(299,592)	(239,329)	318,534

Decrease (increase) in net unrealized losses on investments carried at fair value	$112,147	$114,686	$(109,143)

        Components of net investment income are as follows:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Fixed maturity securities	$870,730	$784,087	$673,988
Equity securities	4,841	7,445	10,917
Mortgage loans on real estate	159,193	147,657	137,588
Cash and cash equivalents	535	702	1,094
Other	6,586	1,686	425

	1,041,885	941,577	824,012
Less investment expenses	(28,902)	(24,830)	(19,785)

Net investment income	$1,012,983	$916,747	$804,227

        Proceeds from sales of available for sale fixed maturity securities for the years ended December 31, 2010, 2009 and 2008 were $327.6 million, $659.1 million and $580.9 million, respectively. Scheduled principal repayments, calls and tenders for available for sale fixed maturity securities for the years ended December 31, 2010, 2009 and 2008 were $4.0 billion, $2.5 billion and $905.7 million, respectively. Calls of held for investment fixed maturity securities for the years ended December 31, 2010, 2009 and 2008 were $1.6 billion, $2.1 billion and $2.0 billion, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        Realized gains and losses on sales are determined on the basis of specific identification of investments based on the trade date. Net realized gains on investments, excluding other than temporary impairment losses for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Available for sale fixed maturity securities:
Gross realized gains	$27,742	$54,401	$6,645
Gross realized losses	(2,575)	(2,162)	(477)

	25,167	52,239	6,168
Equity securities:
Gross realized gains	14,384	5,620	292
Gross realized losses	(71)	(96)	—

	14,313	5,524	292
Other investments:
Impairment losses	(542)	—	—
Mortgage loans on real estate:
Impairment losses	(15,225)	(6,484)	—

	$23,713	$51,279	$6,460

        We had investments in fixed maturity, available for sale securities with carrying values totaling $2.1 million and $1.6 million as of December 31, 2010 and 2009, that had not produced income for the preceding 12 months. Reductions in interest income associated with nonperforming investments in fixed maturity securities totaled $0.4 and $1.1 million in 2010 and 2009, respectively.

        We review and analyze all investments on an ongoing basis for changes in market interest rates and credit deterioration. This review process includes analyzing our ability to recover the amortized cost or cost basis of each investment that has a fair value that is lower than its amortized cost or cost and requires a high degree of management judgment and involves uncertainty. The evaluation of securities for other than temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties.

        We have a policy and process in place to identify securities that could potentially have an impairment that is other than temporary. This process involves monitoring market events and other items that could impact issuers. The evaluation includes but is not limited to such factors as:

  •
  the length of time and the extent to which the fair value has been less than amortized cost or cost;

  •
  whether the issuer is current on all payments and all contractual payments have been made as agreed;

  •
  the remaining payment terms and the financial condition and near-term prospects of the issuer;

  •
  the lack of ability to refinance due to liquidity problems in the credit market;

  •
  the fair value of any underlying collateral;

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3. Investments (Continued)

  •
  the existence of any credit protection available;

  •
  our intent to sell and whether it is more likely than not we would be required to sell prior to recovery for debt securities;

  •
  our assessment in the case of equity securities including perpetual preferred stocks with credit deterioration that the security cannot recover to cost in a reasonable period of time;

  •
  our intent and ability to retain equity securities for a period of time sufficient to allow for recovery;

  •
  consideration of rating agency actions; and

  •
  changes in estimated cash flows of residential mortgage and asset backed securities.

        We determine whether other than temporary impairment losses should be recognized for debt and equity securities by assessing all facts and circumstances surrounding each security. Where the decline in market value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to be other than temporarily impaired because we do not intend to sell these investments and it is not more likely than not we will be required to sell these investments before a recovery of amortized cost, which may be maturity. For equity securities, we recognize an impairment charge in the period in which we do not have the intent and ability to hold the securities until recovery of cost or we determine that the security will not recover to book value within a reasonable period of time. We determine what constitutes a reasonable period of time on a security-by-security basis by considering all the evidence available to us, including the magnitude of any unrealized loss and its duration. In any event, this period does not exceed 18 months from the date of impairment for perpetual preferred securities for which there is evidence of deterioration in credit of the issuer and common equity securities. For perpetual preferred securities absent evidence of a deterioration in credit of the issuer we apply an impairment model, including an anticipated recovery period, similar to a debt security.

        Other than temporary impairment losses on equity securities are recognized in operations. If we intend to sell a debt security or if it is more likely than not that we will be required to sell a debt security before recovery of its amortized cost basis, other than temporary impairment has occurred and the difference between amortized cost and fair value will be recognized as a loss in operations.

        If we do not intend to sell and it is not more likely than not we will be required to sell the debt security but also do not expect to recover the entire amortized cost basis of the security, an impairment loss would be recognized in operations in the amount of the expected credit loss. We calculate the present value of the cash flows expected to be collected discounted at each security's acquisition yield based on our consideration of whether the security was of high credit quality at the time of acquisition. The difference between the present value of expected future cash flows and the amortized cost basis of the security is the amount of credit loss recognized in operations. The remaining amount of the other than temporary impairment is recognized in other comprehensive income.

        The determination of the credit loss component of a residential mortgage backed security is based on a number of factors. The primary consideration in this evaluation process is the issuer's ability to meet current and future interest and principal payments as contractually stated at time of purchase. Our review of these securities includes an analysis of the cash flow modeling under various default

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

scenarios considering independent third party benchmarks, the seniority of the specific tranche within the structure of the security, the composition of the collateral and the actual default, loss severity and prepayment experience exhibited. With the input of third party assumptions for default projections, loss severity and prepayment expectations, we evaluate the cash flow projections to determine whether the security is performing in accordance with its contractual obligation.

        We utilize the models from a leading structured product software specialist serving institutional investors. These models incorporate each security's seniority and cash flow structure. In circumstances where the analysis implies a potential for principal loss at some point in the future, we use the "best estimate" cash flow projection discounted at the security's effective yield at acquisition to determine the amount of our potential credit loss associated with this security. The discounted expected future cash flows equates to our expected recovery value. Any shortfall of the expected recovery when compared to the amortized cost of the security will be recorded as the credit loss component of other than temporary impairment.

        The cash flow modeling is performed on a security-by-security basis and incorporates actual cash flows on the residential mortgage backed securities through the current period, as well as the projection of remaining cash flows using a number of assumptions including default rates, prepayment rates and loss severity rates. The default curves we use are tailored to the Prime or Alt-A residential mortgage backed securities that we own, which assume lower default rates and loss severity for Prime securities versus Alt-A securities. These default curves are scaled higher or lower depending on factors such as current underlying mortgage loan performance, rating agency loss projections, loan to value ratios, geographic diversity, as well as other appropriate considerations. The default curves generally assume lower loss levels for older vintage securities versus more recent vintage securities, which reflects the decline in underwriting standards over the years.

        The following table presents the range of significant assumptions used to determine the credit loss component of other than temporary impairments we have recognized on residential mortgage backed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

securities at December 31, 2010 and 2009, which are all senior level tranches within the structure of the securities:

		Discount Rate		Default Rate		Loss Severity
Sector	Vintage	Min	Max	Min	Max	Min	Max
Year ended December 31, 2010
Prime	2005	7.5%	7.5%	11%	11%	45%	45%
	2006	6.5%	7.6%	7%	11%	45%	60%
	2007	5.8%	6.7%	11%	28%	40%	60%
	2008	6.6%	6.6%	5%	5%	50%	50%
Alt-A	2005	6.0%	7.4%	12%	27%	45%	50%
	2006	6.5%	7.3%	30%	36%	50%	60%
	2007	6.5%	7.0%	35%	51%	50%	60%
Year ended December 31, 2009
Prime	2005	7.7%	7.7%	7%	7%	50%	50%
	2006	6.5%	9.2%	7%	14%	35%	55%
	2007	5.8%	7.9%	8%	31%	35%	50%
Alt-A	2004	5.8%	5.8%	11%	11%	40%	40%
	2005	5.6%	8.7%	10%	25%	10%	55%
	2006	6.0%	7.3%	16%	31%	40%	60%
	2007	6.2%	7.5%	15%	52%	45%	70%

        The determination of the credit loss component of a corporate bond (including redeemable preferred stocks) is based on the underlying financial performance of the issuer and their ability to meet their contractual obligations. Considerations in our evaluation include, but are not limited to, credit rating changes, financial statement and ratio analysis, changes in management, significant changes in credit spreads, breaches of financial covenants and a review of the economic outlook for the industry and markets in which they trade. In circumstances where an issuer appears unlikely to meet its future obligation, or the security's price decline is deemed other than temporary, an estimate of credit loss is determined. Credit loss is calculated using default probabilities as derived from the credit default swaps markets in conjunction with recovery rates derived from independent third party analysis or a best estimate of credit loss. This credit loss rate is then incorporated into a present value calculation based on an expected principal loss in the future discounted at the yield at the date of purchase and compared to amortized cost to determine the amount of credit loss associated with the security.

        In addition, for debt securities which we do not intend to sell and it is not more likely than not we will be required to sell, but our intent changes due to changes or events that could not have been reasonably anticipated, an other than temporary impairment charge is recognized. Once an impairment charge has been recorded, we then continue to review the other than temporarily impaired securities for appropriate valuation on an ongoing basis. Unrealized losses may be recognized in future periods through a charge to earnings, should we later conclude that the decline in fair value below amortized cost is other than temporary pursuant to our accounting policy described above. The use of different methodologies and assumptions to determine the fair value of investments and the timing and amount of impairments may have a material effect on the amounts presented in our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        The following table summarizes other than temporary impairments by asset type:

General Description	Number of Securities	Other Than Temporary Impairments	Portion Recognized In Comprehensive Income	Net Impairment Losses Recognized in Operations
	(Dollars in thousands)
Year ended December 31, 2010
Corporate bonds:
Finance	1	$(822)	$—	$(822)
Retail	1	(1,576)	—	(1,576)
Residential mortgage backed securities	30	(17,146)	(4,323)	(21,469)

	32	$(19,544)	$(4,323)	$(23,867)

Year ended December 31, 2009
United States Government full faith and credit	1	$(245)	$—	$(245)
Corporate bonds:
Finance	3	(8,388)	(1,521)	(9,909)
Insurance	2	(766)	(421)	(1,187)
Home building	3	(5,242)	(814)	(6,056)
Residential mortgage backed securities	54	(184,590)	136,400	(48,190)
Common & preferred stocks:
Finance	7	(18,292)	—	(18,292)
Insurance	2	(1,492)	—	(1,492)
Real estate	2	(1,400)	—	(1,400)

	74	$(220,415)	$133,644	$(86,771)

Year ended December 31, 2008
Corporate bonds:
Finance	3	$(13,462)
Insurance	2	(10,662)
Home building	3	(7,009)
Media	1	(5,325)
Residential mortgage backed securities	15	(76,171)
Common & preferred stocks:
Finance	9	(49,763)
Insurance	3	(7,093)
Real estate	14	(23,163)

	50	$(192,648)

        The presentation for the year ended December 31, 2008, is prior to the adoption of FASB guidance issued in April 2009 which separates OTTI for debt securities into credit component that is recognized in operations and a non-credit component that is recognized in other comprehensive income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        The cumulative portion of other than temporary impairments determined to be credit losses which have been recognized in operations for debt securities are summarized as follows:

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Cumulative credit loss at beginning of period	$(82,930)	$(34,229)
Credit losses on securities not previously impaired	(4,553)	(27,655)
Additional credit losses on securities previously impaired	(19,314)	(37,932)
Accumulated losses on securities that were disposed of during the period	9,904	16,886

	$(96,893)	$(82,930)

        The following table summarizes the cumulative noncredit portion of OTTI and the change in fair value since recognition of OTTI, both of which were recognized in other comprehensive income, by major type of security for securities that are part of our investment portfolio at December 31, 2010 and 2009:

	Amortized Cost	OTTI Recognized in Other Comprehensive Income	Change in Fair Value Since OTTI was Recognized	Fair Value
	(Dollars in thousands)
December 31, 2010
Corporate fixed maturity securities	$5,055	$(2,151)	$5,437	$8,341
Residential backed securities	904,704	(200,921)	124,240	828,023
Equity securities:
Finance, insurance and real estate	14,771	—	5,783	20,554

	$924,530	$(203,072)	$135,460	$856,918

December 31, 2009
Corporate fixed maturity securities	$25,603	$(9,488)	$7,763	$23,878
Residential backed securities	809,632	(205,245)	11,809	616,196
Equity securities:
Finance, insurance and real estate	34,645	—	13,045	47,690

	$869,880	$(214,733)	$32,617	$687,764

        At December 31, 2010 and 2009, fixed maturity securities and short-term investments with an amortized cost of $20.5 billion and $16.0 billion, respectively, were on deposit with state agencies to meet regulatory requirements. There are no restrictions on these assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investments (Continued)

        At December 31, 2009, the following investment in any person or its affiliates (other than bonds issued by agencies of the United States Government) exceeded 10% of stockholders' equity:

Issuer	Fair Value	Amortized Cost
	(Dollars in thousands)
December 31, 2009:
FBL Capital Trust I	46,683	76,530

4. Mortgage Loans on Real Estate

        Our mortgage loan portfolio totaled $2.6 billion and $2.5 billion at December 31, 2010 and 2009, respectively, with commitments outstanding of $96.2 million at December 31, 2010. The portfolio consists of commercial mortgage loans collateralized by the related properties and diversified as to property type, location and loan size. Our mortgage lending policies establish limits on the amount that can be loaned to one borrower and other criteria to reduce the risk of default. The mortgage loan portfolio is summarized by geographic region and property type as follows:

	December 31,
	2010		2009
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Geographic distribution
East	$618,250	23.6%	$560,256	22.8%
Middle Atlantic	172,443	6.6%	168,246	6.9%
Mountain	402,965	15.4%	388,940	15.9%
New England	42,695	1.6%	44,541	1.8%
Pacific	247,254	9.5%	216,382	8.8%
South Atlantic	496,606	19.0%	464,077	18.9%
West North Central	419,002	16.0%	410,883	16.7%
West South Central	215,650	8.3%	201,719	8.2%

	$2,614,865	100.0%	$2,455,044	100.0%

Loan loss allowance	(16,224)		(5,266)

	2,598,641		2,449,778

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Mortgage Loans on Real Estate (Continued)

	December 31,
	2010		2009
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Property type distribution
Office	$683,404	26.1%	$664,701	27.1%
Medical Office	166,930	6.4%	145,390	5.9%
Retail	589,369	22.5%	564,023	23.0%
Industrial/Warehouse	666,908	25.5%	610,279	24.9%
Hotel	151,516	5.8%	155,594	6.3%
Apartment	131,682	5.1%	122,854	5.0%
Mixed use/other	225,056	8.6%	192,203	7.8%

	$2,614,865	100.0%	$2,455,044	100.0%

Loan loss allowance	(16,224)		(5,266)

	2,598,641		2,449,778

        We evaluate our mortgage loan portfolio for the establishment of a loan loss reserve by specific identification of impaired loans and the measurement of an estimated loss for each individual loan identified. A mortgage loan is impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. In addition, we analyze the mortgage loan portfolio for the need of a general loan allowance for probable losses on all other loans. If we determine that the value of any specific mortgage loan is impaired, the carrying amount of the mortgage loan will be reduced to its fair value, based upon the present value of expected future cash flows from the loan discounted at the loan's effective interest rate, or the fair value of the underlying collateral less estimated costs to sell. The amount of the general loan allowance is based upon management's evaluation of the collectability of the loan portfolio, historical loss experience, delinquencies, credit concentrations, underwriting standards and national and local economic conditions. Based upon this process and analysis, we established a general loan loss allowance of $3.0 million during the year ended December 31, 2010. No general loan loss allowance was necessary at December 31, 2009.

        Our specific allowance for credit losses on mortgage loans totaled $13.2 million and $5.3 million at December 31, 2010 and 2009, respectively, on mortgage loans with total outstanding balances of $31.0 million and $20.2 million as of December 31, 2010 and 2009, respectively. During 2010 and 2009, five and four mortgage loans, respectively, were satisfied by taking ownership of the real estate serving as collateral on each loan. These loans had an aggregate principal amount outstanding of $11.7 million and $12.6 million, for which specific loan loss allowances totaling $4.3 million and $1.2 million were established and recognized in 2010 and 2009, respectively. Additional impairment of $0.6 million was recognized on two properties after ownership of the real estate was taken in 2010 as the fair value of each property was revalued by a third party appraiser and the fair value less the estimated costs to sell was lower due to new facts discovered after ownership was obtained.

        Mortgage loans summarized in the following table represent all loans that we are either not currently collecting or those we feel it is probable we will not collect all amounts due according to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Mortgage Loans on Real Estate (Continued)

contractual terms of the loan agreements (all loans that we have worked with the borrower to alleviate short-term cash flow issues and loans delinquent for more than 60 days at the reporting date).

	December 31,
	2010	2009
	(Dollars in thousands)
Impaired mortgage loans with allowances	$31,027	$15,869
Impaired mortgage loans with no allowance for losses	81,994	70,214
Allowance for probable loan losses	(13,224)	(5,266)

Net carrying value of impaired mortgage loans	$99,797	$80,817

        Our financing receivables currently consist of one portfolio segment which is our commercial mortgage loan portfolio. These are mortgage loans with collateral consisting of commercial real estate and borrowers consisting mostly of limited liability partnerships or limited liability corporations with some personal guarantors. We added mortgage loans on commercial real estate to our investment mix in 2001. Credit loss experience in our mortgage loan portfolio has been limited to the most recent fiscal years. In 2009, we experienced our first credit loss from our mortgage loan portfolio.

        Since 2008, we have consistently had a population of mortgage loans that we have been carrying with workout terms (e.g. short-term interest only periods, short-term suspended payments, etc.) and a population of mortgage loans that have been in a delinquent status (i.e. more than 60 days past due). It is from this population that we have been recognizing some impairment loss due to nonpayment and eventual satisfaction of the loan by taking ownership of the collateral real estate, which in most cases the fair value of the collateral less estimated costs to sell such collateral has been less than the outstanding principal amount of the mortgage loan.

        Beginning in 2010, we have calculated a general loan loss allowance on the cumulative outstanding principal on loans making up the group of loans currently in workout terms and loans currently more than 60 days past due. We apply a factor to the total outstanding principal of these loans that is calculated as the average specific impairment loss for the most recent 4 quarters divided by the sum of the average of the total outstanding principal of delinquent loans for the previous 4 quarters and the average of the total outstanding principal of loans in workout for the previous 4 quarters.

        The following table presents a rollforward of our valuation allowance for Commercial Mortgage Loans for the year ended December 31, 2010, ending balances of the allowance by basis of impairment and the totals of the loans that were evaluated for impairment at December 31, 2010 (dollars in thousands):

Year Ended December 31, 2010
Allowance for Credit Losses:
Beginning allowance balance	$(5,266)
Charge-offs	4,267
Recoveries	—
Provision for credit losses	(15,225)

Ending allowance balance	$(16,224)

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Mortgage Loans on Real Estate (Continued)

December 31, 2010
Ending allowance balance by type of impairment
Individually evaluated for impairment	$(13,224)
Collectively evaluated for impairment	(3,000)

Ending allowance balance	$(16,224)

Financing Receivables:
Individually evaluated for impairment	31,027
Collectively evaluated for impairment	81,994

        The amount of charge-offs include the amount of allowance that has been established for loans that we were in the process of satisfying the outstanding principal of certain loans by taking ownership of the collateral. When the property is taken it is recorded at its fair value and the mortgage loan is recorded as fully paid, with any allowance for credit loss that has been established charged off. There could be other situations that develop where we have established a larger specific loan loss allowance than is needed based on increases in the fair value of collateral supporting collateral dependent loans, or improvements in the financial position of a borrower so that a loan would become reliant on cash flows from debt service instead of dependent upon sale of the collateral. Charge-offs of the allowance would be recognized in those situations as well.

        All of our commercial mortgage loans depend on the cash flow of each borrower to be at a sufficient level to service the principal and interest payments as they come due. In general, cash inflows of the borrowers are generated by collecting monthly rent from tenants occupying space within the borrowers' facilities. Our borrowers face collateral risks such as tenants going out of business, tenants struggling to make rent payments as they become due, and tenants canceling leases and moving to other locations. We have a number of loans where the real estate is occupied by a single tenant. The current depressed and somewhat inactive commercial real estate market has resulted in some of our borrowers experiencing both a reduction in cash flow on their mortgage property as well as a reduction in the fair value of the real estate collateral. If these borrowers are unable to replace lost rent revenue and increases in the fair value of their property do not materialize we could potentially incur more losses than what we have allowed for in our specific and general loan loss allowances.

        We analyze credit risk of our mortgage loans by analyzing all available evidence on loans that are delinquent and loans that are in a workout period.

December 31, 2010
(Dollars in thousands)
Credit Exposure—By Payment Activity
Performing	$2,501,843
In workout	68,477
Delinquent	20,482
Collateral dependent	24,063

$2,614,865

        Mortgage loans are considered delinquent when they become 60 days past due. When loans become 90 days past due, become collateral dependent or enter a period with no debt service payments

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Mortgage Loans on Real Estate (Continued)

required we place them on non-accrual status and discontinue recognizing interest income. If payments are received on a delinquent loan, interest income is recognized to the extent it would have been recognized if normal principal and interest would have been received timely. If the payments are received to bring a delinquent loan back to current we will resume accruing interest income on that loan. Outstanding principal of loans in a non-accrual status at December 31, 2010 totals $41.0 million.

        Aging of financing receivables as of December 31, 2010:

	30 - 59 Days	60 - 89 Days	90 Days and Over	Total Past Due	Current	Collateral Dependent Receivables	Total Financing Receivables
	(Dollars in thousands)
Commercial mortgage loans	$3,002	$9,169	$11,313	$23,484	$2,567,318	$24,063	$2,614,865

        Financing receivables summarized in the following table represent all loans that we are either not currently collecting or those we feel it is probable we will not collect all amounts due according to the contractual terms of the loan agreements (all loans that we have worked with the borrower to alleviate short-term cash flow issues and loans delinquent for more than 60 days at the reporting date).

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Mortgage loans with an allowance	$17,803	$31,027	$(13,224)	$24,062	$656
Mortgage loans with no related allowance	81,994	81,994	—	82,535	4,921

	$99,797	$113,021	$(13,224)	$106,597	$5,577

        We have not experienced any troubled debt restructures in our commercial mortgage loan portfolio.

5. Derivative Instruments

        We recognize all derivative instruments as assets or liabilities in the consolidated balance sheets at fair value. None of our derivatives qualify for hedge accounting, thus, any change in the fair value of the derivatives is recognized immediately in the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Derivative Instruments (Continued)

        The fair value of our derivative instruments, including derivative instruments embedded in fixed index annuity contracts, presented in the consolidated balance sheets are as follows:

	December 31,
	2010	2009
	(Dollars in thousands)
Assets
Derivative instruments
Call options	$479,786	$479,272

Liabilities
Policy benefit reserves—annuity products
Fixed index annuities—embedded derivatives	$1,971,383	$1,375,866

        The change in fair value of derivatives included in the consolidated statements of operations are as follows:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Change in fair value of derivatives:
Call options	$141,804	$219,275	$(370,814)

Change in fair value of embedded derivatives:
Fixed index annuities	$101,355	$529,508	$(210,753)

        We have fixed index annuity products that guarantee the return of principal to the policyholder and credit interest based on a percentage of the gain in a specified market index. When fixed index annuity deposits are received, a portion of the deposit is used to purchase derivatives consisting of call options on the applicable market indices to fund the index credits due to fixed index annuity policyholders. Substantially all such call options are one year options purchased to match the funding requirements of the underlying policies. The call options are marked to fair value with the change in fair value included as a component of revenues. The change in fair value of derivatives includes the gains or losses recognized at the expiration of the option term or upon early termination and the changes in fair value for open positions. On the respective anniversary dates of the index policies, the index used to compute the annual index credit is reset and we purchase new one-year call options to fund the next annual index credit. We manage the cost of these purchases through the terms of our fixed index annuities, which permit us to change caps, participation rates, and/or asset fees, subject to guaranteed minimums on each policy's anniversary date. By adjusting caps, participation rates, or asset fees, we can generally manage option costs except in cases where the contractual features would prevent further modifications.

        Our strategy attempts to mitigate any potential risk of loss under these agreements through a regular monitoring process which evaluates the program's effectiveness. We do not purchase call options that would require payment or collateral to another institution and our call options do not contain counterparty credit-risk-related contingent features. We are exposed to risk of loss in the event of nonperformance by the counterparties and, accordingly, we purchase our option contracts from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Derivative Instruments (Continued)

multiple counterparties and evaluate the creditworthiness of all counterparties prior to purchase of the contracts. All of these options have been purchased from nationally recognized financial institutions with a Standard and Poor's credit rating of A- or higher at the time of purchase and the maximum credit exposure to any single counterparty is subject to concentration limits. We also have credit support agreements that allow us to request the counterparty to provide collateral to us when the fair value of our exposure to the counterparty exceeds specified amounts.

        The notional amount and fair value of our call options by counterparty and each counterparty's current credit rating are as follows:

			December 31,
			2010		2009
Counterparty	Credit Rating (S&P)	Credit Rating (Moody's)	Notional Amount	Fair Value	Notional Amount	Fair Value
			(Dollars in thousands)
Bank of America	A+	Aa3	$588,650	$25,704	$796	$—
BNP Paribas	AA	Aa2	786,561	34,772	1,647,627	101,888
Lehman	NR	NR	—	—	1,437	—
Bank of New York	AA-	Aa2	18,082	111	112,193	6,153
Credit Suisse	A+	Aa1	2,462,920	95,910	2,711,027	163,321
Barclays	AA-	Aa3	1,728,218	72,751	258,853	10,082
SunTrust	BBB+	A3	50,540	3,164	427,572	27,735
Wells Fargo (Wachovia)	NR	Aa2	1,745,775	76,250	1,189,234	70,746
J.P. Morgan	AA-	Aa1	2,858,902	133,368	1,648,394	99,347
UBS	A+	Aa3	921,596	37,756	—	—

			$11,161,244	$479,786	$7,997,133	$479,272

        As of December 31, 2010 and 2009, we held $381.2 million and $346.1 million, respectively, of cash and cash equivalents received from counterparties for derivative collateral, which is included in other liabilities on our consolidated balance sheets. This derivative collateral limits the maximum amount of economic loss due to credit risk that we would incur if parties to the call options failed completely to perform according to the terms of the contracts to $108.1million and $149.6 million at December 31, 2010 and 2009, respectively.

        We had unsecured counterparty exposure in connection with options purchased from affiliates of Lehman Brothers ("Lehman") which declared bankruptcy during the third quarter of 2008. All options purchased from affiliates of Lehman had expired as of June 30, 2010. The amount of option proceeds due on expired options purchased from affiliates of Lehman that we did not receive payment on was $12.0 million and $2.1 million for the years ended December 31, 2009 and 2008, respectively. No amount has been recognized for any recovery of these amounts that may result from our claim in Lehman's bankruptcy proceedings.

        The future annual index credits on our fixed index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contract. We do not purchase call options to fund the index liabilities which may arise after the next policy anniversary date. We must value both the call options and the related forward embedded options in the policies at fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Deferred Policy Acquisition Costs and Deferred Sales Inducements

        Policy acquisition costs deferred and amortized are as follows:

	December 31,
	2010	2009	2008
	(Dollars in thousands)
Balance at beginning of year	$1,625,785	$1,579,871	$1,272,108
Cumulative effect of noncredit OTTI	—	(29,853)	—
Costs deferred during the year:
Commissions	390,631	297,733	256,862
Policy issue costs	11,976	8,130	10,002
Amortized to expense during the year	(136,388)	(88,009)	(126,738)
Effect of net unrealized losses	(144,244)	(142,087)	167,637

Balance at end of year	$1,747,760	$1,625,785	$1,579,871

        Sales inducements deferred and amortized are as follows:

	December 31,
	2010	2009	2008
	(Dollars in thousands)
Balance at beginning of year	$1,011,449	$843,377	$588,473
Cumulative effect of noncredit OTTI	—	(14,940)	—
Costs deferred during the year	370,714	293,167	193,482
Amortized to expense during the year	(59,873)	(39,999)	(30,705)
Effect of net unrealized losses	(94,962)	(70,156)	92,127

Balance at end of year	$1,227,328	$1,011,449	$843,377

        The unlocking adjustments in 2010 and 2008 were increases of $1.4 and $14.6 million in amortization of deferred policy acquisition costs and increases of $0.3 and $1.3 million in amortization for deferred sales inducements, respectively. There was no unlocking adjustment necessary in 2009.

7. Reinsurance and Policy Provisions

Coinsurance

        We have entered into two coinsurance agreements with EquiTrust Life Insurance Company ("EquiTrust"), covering 70% of certain of our index and fixed rate annuities issued from August 1, 2001 through December 31, 2001, 40% of those contracts issued during 2002 and 2003 and 20% of those contracts issued from January 1, 2004 to July 31, 2004, when the agreement was suspended by mutual consent of the parties. As a result of the suspension, new business is no longer ceded to EquiTrust. The business reinsured under these agreements is not eligible for recapture before the expiration of 10 years.

        Coinsurance deposits (aggregate policy benefit reserves transferred to EquiTrust under these agreements) were $1.3 billion and $1.4 billion at December 31, 2010 and 2009, respectively. We remain liable to policyholders with respect to the policy liabilities ceded to EquiTrust should EquiTrust fail to meet the obligations it has coinsured. None of the coinsurance deposits with EquiTrust are deemed by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Reinsurance and Policy Provisions (Continued)

management to be uncollectible. The balance due under these agreements to EquiTrust was $24.3 million and $30.8 million at December 31, 2010 and 2009, respectively, and represents the fair value of call options held by us to fund index credits related to the ceded business net of cash due to or from EquiTrust related to monthly settlements of policy activity.

        Effective July 1, 2009, we entered into two funds withheld coinsurance agreements with Athene Life Re Ltd. ("Athene"), an unauthorized life reinsurer domiciled in Bermuda. One agreement cedes 20% of certain of our fixed index annuities issued from January 1, 2009 through March 31, 2010. The business reinsured under this agreement is not eligible for recapture until the end of the month following seven years after the date of issuance of the policy. The other agreement cedes 80% of our multi-year rate guaranteed annuities issued on or after July 1, 2009. The business reinsured under this agreement may not be recaptured. Coinsurance deposits (aggregate policy benefit reserves transferred to Athene under these agreements) were $1.3 billion and $834.2 million at December 31, 2010 and 2009, respectively. We remain liable to policyholders with respect to the policy liabilities ceded to Athene should Athene fail to meet the obligations it has coinsured. The annuity deposits that have been ceded to Athene are being held in a trust on a funds withheld basis. American Equity Life is named as the sole beneficiary of the trust. The funds withheld are required to remain at a value that is sufficient to support the current balance of policy benefit liabilities of the ceded business on a statutory basis. If the value of the funds withheld account would ever reach a point where it is less than the amount of the ceded policy benefit liabilities on a statutory basis, Athene is required to either establish a letter of credit or deposit securities in a trust for the amount of any shortfall. At December 31, 2010, Athene has adequate capital reserves and a significant capital commitment from its equity investor. None of the coinsurance deposits with Athene are deemed by management to be uncollectible. The balance due under these agreements to Athene was $19.0 million and $16.9 million at December 31, 2010 and 2009, respectively, and represents the fair value of call options held by us to fund index credits related to the ceded business net of cash due to or from Athene related to monthly settlements of policy activity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Reinsurance and Policy Provisions (Continued)

        Amounts ceded to EquiTrust and Athene under these agreements are as follows:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Consolidated Statements of Operations
Annuity product charges	$6,937	$7,196	$8,540
Change in fair value of derivatives	19,408	22,878	(37,436)

	$26,345	$30,074	$(28,896)

Interest sensitive and index product benefits	$96,872	$45,734	$33,208
Change in fair value of embedded derivatives	3,373	46,284	(10,626)
Other operating costs and expenses	8,948	9,764	1,669

	$109,193	$101,782	$24,251

Consolidated Statements of Cash Flows
Annuity deposits	$(478,962)	$(749,260)	$(1,310)
Cash payments to policyholders	211,324	193,760	184,525

	$(267,638)	$(555,500)	$183,215

Financing Arrangements

        We have entered into two reinsurance transactions with Hannover Life Reassurance Company of America ("Hannover"), which are treated as reinsurance under statutory accounting practices and as financing arrangements under GAAP. The statutory surplus benefits under these agreements are eliminated under GAAP and the associated charges are recorded as risk charges and are included in other operating costs and expenses in the consolidated statements of operations. The transactions became effective October 1, 2005 (the "2005 Hannover Transaction") and December 31, 2008 (the "2008 Hannover Transaction").

        The 2008 Hannover Transaction is a coinsurance and yearly renewable term reinsurance agreement for statutory purposes and provided $29.5 million in net pretax statutory surplus benefit in 2008. Pursuant to the terms of this agreement, pretax statutory surplus was reduced by $6.7 million in 2010 and is expected to be reduced as follows: 2011—$6.7 million; 2012—$6.8 million; 2013—$6.9 million. These amounts include risk charges equal to 5.0% of the pretax statutory surplus benefit as of the end of each calendar quarter. During 2008 we recaptured business previously ceded to Hannover under another coinsurance and yearly renewable term reinsurance agreement which was similar to the 2008 Hannover Transaction. Risk charges attributable to these two agreements were $1.1 million, $1.3 million and $0.6 million during 2010, 2009 and 2008, respectively.

        The 2005 Hannover Transaction is a yearly renewable term reinsurance agreement for statutory purposes covering 47% of waived surrender charges related to penalty free withdrawals and deaths on certain business. The agreement was amended in 2010 and 2009 to include policy forms that were not in existence at the time this agreement became effective. We may recapture the risks reinsured under this agreement as of the end of any quarter beginning October 1, 2008. The 2009 amendment includes a provision that makes it punitive for us not to recapture the business ceded prior to January 1, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Reinsurance and Policy Provisions (Continued)

The reserve credit recorded on a statutory basis by American Equity Life was $135.2 million and $106.8 million at December 31, 2010 and 2009, respectively. We pay quarterly reinsurance premiums under this agreement with an experience refund calculated on a quarterly basis resulting in a risk charge equal to approximately 5.8% of the weighted average statutory reserve credit. Risk charges attributable to the 2005 Hannover Transaction were $6.9 million, $5.1 million and $3.8 million during 2010, 2009 and 2008, respectively.

Indemnity Reinsurance

        In the normal course of business, we seek to limit our exposure to loss on any single insured and to recover a portion of benefits paid under our annuity, life and accident and health insurance products by ceding reinsurance to other insurance enterprises or reinsurers. Reinsurance contracts do not relieve us of our obligations to its policyholders. To the extent that reinsuring companies are later unable to meet obligations under reinsurance agreements, our life insurance subsidiaries would be liable for these obligations, and payment of these obligations could result in losses to us. To limit the possibility of such losses, we evaluate the financial condition of our reinsurers, and monitor concentrations of credit risk. No allowance for uncollectible amounts has been established against our asset for amounts receivable from other insurance companies since none of the receivables are deemed by management to be uncollectible.

        Reinsurance coverages for life insurance vary according to the age and risk classification of the insured. Reinsurance related to life and accident and health insurance that was ceded by us primarily to two reinsurers was immaterial.

        During 2007, we entered into reinsurance agreements with Ace Tempest Life Reinsurance Ltd and Hannover to cede 50% to each of the risk associated with our living income benefit rider on certain fixed index annuities issued in 2007. The amounts ceded under these agreements were immaterial as of and for the years ended December 31, 2010, 2009 and 2008.

8. Income Taxes

        We file a consolidated federal income tax return with our Parent. Under the terms of a tax-sharing agreement, we compute federal income tax as if we were filing a separate tax return. Amounts due (to) from related party related to federal income taxes are $(3.4) million and $104.1 million at

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

December 31, 2010 and 2009, respectively. Our income tax expense (benefit) as presented in the consolidated financial statements is summarized as follows:

	Year Ended December 31,
	2010	2009	2008
		(As Adjusted)	(As Adjusted)
	(Dollars in thousands)
Consolidated statements of operations:
Current income taxes	$142,614	$75,173	$18,986
Deferred income taxes (benefits)	(112,863)	(50,976)	47,338

Total income tax expense included in consolidated statements of operations	29,751	24,197	66,324
Stockholders' equity:
Expense (benefit) relating to:
Cumulative effect of noncredit OTTI	—	2,462	—
Change in net unrealized investment losses	60,388	38,477	(58,769)
Share-based compensation	(449)	287	(256)

Total income tax expense included in consolidated financial statements	$89,690	$65,423	$7,299

        Income tax expense (benefit) in the consolidated statements of operations differed from the amount computed at the applicable statutory federal income tax rate of 35% as follows:

	Year Ended December 31,
	2010	2009	2008
		(As Adjusted)	(As Adjusted)
	(Dollars in thousands)
Income before income taxes	$83,444	$105,516	$90,850

Income tax expense on income before income taxes	$29,205	$36,931	$31,798
Tax effect of:
State income taxes	285	589	—
Deferred tax asset valuation allowance	—	(11,949)	34,483
Other	261	(1,374)	43

Income tax expense	$29,751	$24,197	$66,324

Effective tax rate	35.7%	22.9%	73.0%

        Deferred income tax assets or liabilities are established for temporary differences between the financial reporting amounts and tax bases of assets and liabilities that will result in deductible or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

taxable amounts, respectively, in future years. The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows:

	December 31,
	2010	2009
	(Dollars in thousands)
Deferred income tax assets:
Policy benefit reserves	$1,265,860	$999,544
Net unrealized losses on available for sale fixed maturity and equity securities	—	28,533
Other than temporary impairments	12,920	24,883
Amounts due reinsurer	5,045	11,567
Litigation settlement accrual	16,800	—
Deferred compensation	13,127	10,635
Other	10,489	7,628

Gross deferred tax assets	1,324,241	1,082,790

Deferred income tax liabilities:
Deferred policy acquisition costs and deferred sales inducements	(1,043,016)	(845,411)
Net unrealized gains on available for sale fixed maturity and equity securities	(31,923)	—
Derivative instruments	(89,138)	(137,516)
Other	(12,015)	(4,190)

Gross deferred tax liabilities	(1,176,092)	(987,117)

Net deferred income tax asset	$148,149	$95,673

        The total deferred income tax asset includes other than temporary impairments on investments. The other than temporary impairments will not be available for utilization for tax purposes until the securities are either sold at a loss or deemed completely worthless. The other than temporary impairments totaled $36.9 million and $70.8 million as of December 31, 2010 and 2009, respectively. In 2008, we recorded a valuation allowance of $34.5 million on the deferred income tax assets related to capital loss carryforwards and other than temporary impairments on investment securities, as utilization of the income tax benefits from a portion of these items was not more likely than not due to the fact that we had insufficient future taxable income from capital gain sources. The valuation allowance was eliminated in 2009 due to taxable income from capital gain sources and an increase in anticipated future taxable income from capital gain sources. The 2009 taxable income from capital gain sources resulted from the recognition of net realized gains on sales of available for sale fixed maturity and equity securities that were sold as part of a tax planning strategy to generate taxable capital gains to offset the recognition of capital losses for income tax purposes and resulted in $11.9 million recognized as a component of 2009 income tax expense. The remaining $22.5 million of the valuation allowance was reversed through an adjustment to other comprehensive income. The increase in anticipated future taxable income from capital gain sources resulted from an increase in unrealized gains on securities in our available for sale investment portfolio which may be sold as part of a tax planning strategy to generate capital gains to offset capital losses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

        Included in the deferred income taxes is the expected income tax benefit attributable to unrealized losses on available for sale fixed maturity securities. There is no valuation allowance provided for the deferred tax asset attributable to unrealized losses on available for sale fixed maturity securities. Management expects that the passage of time will result in the reversal of these unrealized losses due to the fair value increasing as these securities near maturity. Management has the intent and ability to hold these securities to maturity because we generate adequate cash flow from new business to fund all foreseeable cash flow needs and do not believe it would ever be necessary to liquidate these securities at a loss to meet cash flow needs. For deferred income taxes related to unrealized losses on equity securities, we had sufficient future taxable income from capital gain sources to support the realizability of the deferred tax asset.

        Realization of our deferred income tax assets is more likely than not based on expectations as to our future taxable income and considering all other available evidence, both positive and negative. Therefore, no valuation allowance against deferred income tax assets has been established as of December 31, 2010.

        There were no material income tax contingencies requiring recognition in our consolidated financial statements as of December 31, 2010. We are no longer subject to income tax examinations by tax authorities for years prior to 2004.

9. Notes Payable to Parent

        We have borrowed $51.0 million from our Parent in the form of surplus notes. The notes call for us to pay the principal amount of the note and interest at an 8% annual rate. Any scheduled payment of interest or repayment of principal may be paid only out of our earnings, subject to approval by the Insurance Division, Department of Commerce, of the State of Iowa. Interest payable on these notes was $0.2 million for each of the years ended December 31, 2010, 2009 and 2008.

10. General Agency Commission and Servicing Agreement

        We had a General Agency Commission and Servicing Agreement (the Servicing Agreement) with American Equity Investment Service Company (the Service Company) whereby the Service Company acted as a national supervisory agent with responsibility for paying commissions to agents of us. The Service Company was acquired by our Parent on September 2, 2005. Under the terms of the Servicing Agreement, as amended, the Service Company has paid a portion (ranging from 13.5% to 100%) of the agents' commissions for certain annuity policies issued during 1997 - 1999 and 2002 - 2004. In return, we have paid and agreed to pay quarterly renewal commissions to the Service Company ranging from 0.0975% to 0.375% based upon the account values of the applicable annuity policies issued during those years. No renewal commission was paid unless the underlying policy was in force on the date renewal commissions are calculated pursuant to the terms of the Servicing Agreement. For all years except 2004, renewal commissions were capped and interest expense was computed at a 9% imputed interest rate. These renewal commissions were paid through December 31, 2009, at which date the Servicing Agreement terminated. We paid renewal commissions to the Service Company $5.2 million and $5.6 million in 2009 and 2008, respectively.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Retirement and Share-based Compensation Plans

        We have adopted a contributory defined contribution plan which is qualified under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of our full-time employees subject to minimum eligibility requirements. Employees can contribute a percentage of their annual salary (up to a maximum contribution of $16,500 in 2010 and 2009 and $15,500 in 2008) to the plan. We contribute an additional amount, subject to limitations, based on the voluntary contribution of the employee. Further, the plan provides for additional employer contributions based on the discretion of the Board of Directors. Plan contributions charged to expense were $0.3 million for the year ended December 31, 2010 and $0.2 million for each of the years ended December 31, 2009 and 2008.

        During 2010, we established the American Equity Investment Life Holding Company Short-Term Performance Incentive Plan. Under this plan, certain members of our senior management may receive incentive awards comprised of a cash component and a restricted stock component. Shares of restricted stock received will be granted pursuant to the 2009 Employee Incentive Plan and will vest on the date three years following the date the Committee approves the payment of the incentive award provided that the participant remains employed by us. Shares vest immediately for participants 65 years of age with 10 years of service with us. Compensation expense under this plan is recognized upon approval of the incentive award by the compensation committee.

        We have deferred compensation agreements with certain officers whereby these individuals may defer certain bonus compensation which is deposited into the American Equity Officer Rabbi Trust (Officer Rabbi Trust). The amounts deferred are invested in assets at the direction of the employee. The assets of the Officer Rabbi Trust are included in our assets and a corresponding deferred compensation liability is recorded. The deferred compensation liability is recorded at the fair market value of the assets in the Officer Rabbi Trust with the change in fair value included as a component of compensation expense. The deferred compensation liability related to these agreements was $2.3 million, $1.4 million and $1.3 million at December 31, 2010, 2009 and 2008, respectively. During 2010, 2009 and 2008, the Officer Rabbi Trust purchased 104,661 shares of our Parent's common stock at a cost of $1.2 million, 12,362 shares of our common stock at a cost of $0.05 million and 191,494 shares of our Parent's common stock at a cost of $1.8 million, respectively. The Officer Rabbi Trust held 173,261 shares, 68,600 shares and 65,351 shares of common stock of our Parent at December 31, 2010, 2009 and 2008, respectively, which are treated as a reduction in paid-in capital by us.

        During 1997, we established the American Equity Investment NMO Deferred Compensation Plan ("NMO Deferred Compensation Plan") whereby agents can earn common stock of our Parent in addition to their normal commissions. The NMO Deferred Compensation Plan was effective until December 31, 2006 at which time it was suspended. Awards were calculated using formulas determined annually by our Board of Directors and are generally based upon new annuity deposits. These shares will be distributed at the end of the vesting and deferral period of 9 years. We recognize commission expense and an increase to additional paid-in capital as share-based compensation when the awards vest. For the years ended December 31, 2010, 2009 and 2008, agents vested in 1,052 shares, 53,208 shares and 164,777 shares of our Parent's common stock, respectively, and we recorded commission expense (capitalized as deferred policy acquisition costs) of $0.01 million, $0.4 million and $1.2 million, respectively, under these plans. At December 31, 2010 and 2009, the total number of undistributed vested shares under the NMO Deferred Compensation Plan was 2,580,612 and 2,746,525, respectively. These shares are included in the computation of earnings per share and earnings per share—assuming dilution. There were no unvested shares that potentially may be vested in by agents in the future under the NMO Deferred Compensation Plan as of December 31, 2010.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Retirement and Share-based Compensation Plans (Continued)

        We have a Rabbi Trust, the NMO Deferred Compensation Trust (the "NMO Trust"), which has purchased shares of our Parent's common stock to fund the amount of vested shares under the NMO Deferred Compensation Plan. The common stock held in the NMO Trust is treated as a reduction in additional paid-in capital. The NMO Trust purchased 4,262 shares and 163,161 shares of common stock of our Parent during 2009 and 2008 at a cost of $0.01 million and $1.6 million, respectively. The NMO Trust did not purchase any shares during 2010. The NMO Trust distributed 166,965 and 334,515 shares during 2010 and 2009, respectively. The number of shares held by the NMO Trust at December 31, 2010 and 2009 was 1,855,835 and 2,022,800, respectively.

        Our Parent's 1996 Stock Option Plan, 2000 Employee Stock Option Plan and 2000 Directors Stock Option Plan authorized grants of options to officers, directors and employees for an aggregate of up to 3,225,000 shares of our Parent's common stock. All options granted under these plans have 10 year terms and a six month vesting period after which they become fully exercisable immediately. At December 31, 2010, our Parent had no shares of common stock available for future grant under these plans. In 2009, our Parent adopted the 2009 Employee Incentive Plan which authorizes the grant of options, stock appreciation rights, restricted stock awards and restricted stock units convertible into or based upon our Parent's common stock up to 2,500,000 shares. All options granted under this plan have 10 year terms and a 3 year vesting period after which they become fully exercisable immediately. At December 31, 2010, we had 1,818,500 shares of common stock available for future grant under the 2009 Employee Incentive Plan.

        The fair value for each stock option granted to officers, directors and employees during the years ended December 31, 2010, 2009 and 2008 was estimated at the date of grant using a Black-Scholes option valuation model with the following assumptions:

	Year Ended December 31,
	2010		2009	2008
	Directors and Retirement Eligible Employees	Non-Retirement Eligible Employees
Average risk-free interest rate	2.17%	2.99%	3.45%	3.90%
Dividend yield	0.8%	0.8%	1.2%	0.6%
Average expected life	5 years	8 years	8 years	8 years
Volatility	75.7%	75.7%	67.0%	26.0%

        The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We use the historical realized volatility of our Parent's stock for the expected volatility assumption within the valuation model. For options granted since 2007, the weighted average expected term for the majority of our options were calculated using average historical behavior.

        During 2007, our Parent established the Independent Insurance Agent Stock Option Plan. During 2010, our Parent established the 2010 Independent Insurance Agent Stock Option plan. Under these plans, our agents may receive grants of options to acquire shares of our Parent's common stock based upon their individual sales. The plan authorizes grants of options to agents for an aggregate of up to 5,000,000 shares of our Parent's common stock. We recognize commission expense and an increase to additional paid-in capital as share-based compensation equal to the fair value of the options as they are earned. The fair value of the options are estimated using a Black-Scholes option valuation model until the grant date, at which time the options are included as permanent equity. The assumptions used for

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Retirement and Share-based Compensation Plans (Continued)

estimating the fair value of the options for 2010 were an average risk fee rate of 1.44%, dividend yield of 0.78%, average expected life of 3 3/4 years and volatility of 68.04%. The assumptions used for estimating the fair value of the options for 2009 were an average risk fee rate of 2.22%, dividend yield of 1.05%, average expected life of 3 3/4 years and volatility of 59.8%. The assumptions used for estimating the fair value of the options for 2008 were an average risk fee rate of 1.46%, dividend yield of 1%, average expected life of 3 3/4 years and volatility of 46.6%. Our agents earned 670,850 options during 2008, which were granted in January 2009, and we recorded commission expense (capitalized as deferred policy acquisition costs) of $1.6 million in 2008. Our agents earned 1,052,000 options during 2009, which were granted in January 2010, and we recorded commission expense (capitalized as deferred policy acquisition costs) of $3.4 million in 2009. Our agents earned 1,361,900 options during 2010, which were granted in January 2011, and we recorded commission expense (capitalized as deferred policy acquisition costs) of $8.2 million in 2010. All options granted have 7 year terms and a six month vesting period after which they become exercisable immediately.

        Changes in the number of stock options outstanding during the years ended December 31, 2010, 2009 and 2008 are as follows:

	Number of Shares	Weighted-Average Exercise Price per Share	Total Exercise Price
	(Dollars in thousands, except per share data)
Outstanding at January 1, 2008	1,451,017	$9.62	$13,962
Granted	986,550	9.11	8,990
Canceled	(17,650)	10.54	(186)
Exercised	(35,529)	6.18	(220)

Outstanding at December 31, 2008	2,384,388	9.46	22,546
Granted	1,009,250	6.86	6,926
Canceled	(251,449)	7.37	(1,852)
Exercised	—	—	—

Outstanding at December 31, 2009	3,142,189	8.79	27,620
Granted	1,794,200	8.76	15,726
Canceled	(120,000)	8.80	(1,037)
Exercised	(695,539)	8.64	(6,122)

Outstanding at December 31, 2010	4,120,850	8.78	$36,187

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Retirement and Share-based Compensation Plans (Continued)

        The following table summarizes information about stock options outstanding at December 31, 2010:

	Stock Options Outstanding			Stock Options Vested
Range of Exercise Prices	Number of Awards	Remaining Life (yrs)	Weighted-Average Exercise Price Per Share	Number of Awards	Remaining Life (yrs)	Weighted-Average Exercise Price Per Share
$ 5.07 - $ 5.07	12,500	5.44	$5.07	—	—	$—
$ 5.85 - $ 9.16	2,422,850	5.48	7.72	2,077,850	5.02	7.87
$ 9.49 - $11.46	1,662,500	6.35	10.30	499,000	3.53	10.76
$11.88 - $14.34	23,000	5.39	12.54	23,000	5.39	12.54

$ 5.07 - $14.34	4,120,850	5.83	8.78	2,599,850	4.74	8.47

        The aggregate intrinsic value for stock options outstanding and vested awards was $15.5 million and $6.5 million, respectively, at December 31, 2010. For the years ended December 31, 2010 and 2008, the total intrinsic value of options exercised by officers, directors and employees was $0.6 million and $0.1 million, respectively. There were no option exercises during the year ended December 31, 2009. Intrinsic value for stock options is calculated as the difference between the exercise price of the underlying awards and the quoted price of our Parent's common stock as of the reporting date. Cash received from stock options exercised for the years ended December 31, 2010 and 2008 was $6.1 million and $0.2 million, respectively. The tax benefit realized for the tax deduction from the exercise of stock options by officers, directors, employees and agents for the years ended December 31, 2010 and 2008 was $0.3 million and $0.1 million, respectively.

        Our Parent established the American Equity Investment Employee Stock Ownership Plan ("ESOP") effective July 1, 2007. The principal purpose of the ESOP is to provide each eligible employee with an equity interest in our Parent. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of service. Our contribution to the ESOP is determined by the Board of Directors.

        In August 2007, our Parent issued a loan to the ESOP in the amount of $7.0 million to purchase 650,000 shares of common stock of our Parent from David J. Noble, our Parent's Executive Chairman. The loan is to be repaid over a period of 20 years with annual interest payments due on December 31 of each year. Principal payments in the amount of $1.8 million are due on December 31, 2012, 2017, and 2022 with the final principal payment due on August 31, 2027. The shares purchased by the ESOP were pledged as collateral for this debt. For each plan year in which a payment or prepayment of principal and interest is made, our Parent will release from the pledge the number of shares determined under the principal and interest method. As of December 31, 2010, 2009 and 2008, there were 50,479 shares, 35,993 shares and 22,179 shares committed for release and compensation expense of $0.8 million, $0.4 million and $0.3 million was recognized in 2010, 2009 and 2008, respectively. We paid our parent for the original cost of the shares that were committed to be released. The fair value of 447,048 unreleased shares, 527,272 unreleased shares and 588,312 unreleased shares was $5.6 million, $3.9 million and $4.1 million at December 31, 2010, 2009 and 2008, respectively.

12. Statutory Financial Information

        Prior approval of regulatory authorities is required for the payment of dividends to our Parent which exceed an annual limitation. During 2011, we can pay dividends to our Parent of $187.5 million, without prior approval from regulatory authorities.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Statutory Financial Information (Continued)

        Statutory accounting practices prescribed or permitted by regulatory authorities for our life insurance subsidiaries differ from GAAP. Combined net income (loss) for our life insurance subsidiaries as determined in accordance with statutory accounting practices was $172.9 million (unaudited), $116.9 million and $(7.1) million in 2010, 2009 and 2008, respectively, and total statutory capital and surplus of our life insurance subsidiaries was $1,400.7 million (unaudited) and $1,193.1 million at December 31, 2010 and 2009, respectively. Calculations using the NAIC formula at December 31, 2010, indicated that American Equity Life's ratio of total adjusted capital to the highest level of required capital at which regulatory action might be initiated was 339%.

13. Commitments and Contingencies

        We lease our home office space and certain equipment under various operating leases. Rent expense for the years ended December 31, 2010, 2009 and 2008 totaled $1.9 million, $1.7 million and $1.4 million, respectively. At December 31, 2010, the aggregate future minimum lease payments are $11.9 million. The following represents payments due by period for operating lease obligations as of December 31, 2010 (dollars in thousands):

Year Ending December 31:
2011	$1,274
2012	1,210
2013	1,075
2014	1,053
2015	1,040
2016 and thereafter	6,290

        Assessments are, from time to time, levied on us by life and health guaranty associations in most states in which we are licensed to cover losses to policyholders of insolvent or rehabilitated companies. The liability established by us for future assessments related to the insolvency of London Pacific Life and Annuity Company and Lincoln Memorial Life Insurance Company was $0.6 million as of December 31, 2010 and 2009. We believe the liability for guaranty fund assessments is sufficient to provide for future assessments based upon known insolvencies.

        We are occasionally involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, FINRA, the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers.

        In recent years, companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in two lawsuits, one class action and one purported class action, involving allegations of improper sales practices and similar claims as described below. In February 2011, we entered into a settlement with the plaintiffs in the class action lawsuit, which is subject to final court approval and is more fully described below. The pending purported class action lawsuit referred to below is in the pre-litigation and discovery stages and we do not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages. The plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages, which are difficult to quantify and

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

cannot be estimated based on the information currently available. While we are uncertain as to the ultimate outcome of the pending purported class action lawsuit, there can be no assurance that such litigation, or any other pending or future litigation, will not have a material adverse effect on our business, financial condition, or results of operations.

        We are a defendant in two cases, including (i) Stephens v. American Equity Investment Life Insurance Company, et. al., in the San Luis Obispo Superior Court, San Francisco, California (complaint filed November 29, 2004) (the "SLO Case") and (ii) McCormack, et al. v. American Equity Investment Life Insurance Company, et al., in the United States District Court for the Central District of California, Western Division and Anagnostis v. American Equity, et al., coordinated in the Central District, entitled, In Re: American Equity Annuity Practices and Sales Litigation, in the United States District Court for the Central District of California, Western Division (complaint filed September 7, 2005) (the "Los Angeles Case").

        The plaintiffs in the SLO Case represent a class of individuals who are California residents age 65 and older and who either purchased their annuity from us through a co-defendant marketing organization or who purchased one of a defined set of particular annuities issued by us. The named plaintiffs in this case are: Chalys M. Stephens and John P. Stephens. Following a mediation conducted on January 21, 2011, we reached a settlement in principal with the plaintiffs. Preliminary approval of the settlement was issued by the court on March 1, 2011, and although we anticipate final court approval of the settlement, there can be no assurance of such final approval. The settlement, if final court approval is received, will provide a total settlement benefit of $36 million to past and present policyholders who are members of the class and, if awarded by the court, will provide for attorneys' fees payable to the plaintiff's counsel up to $11 million, litigation expenses in an amount up to $950,000, and incentives of $25,000 payable to each of the two class representatives. These amounts have been recorded as an other liability in the consolidated balance sheet at December 31, 2010. The net charge to operations of the settlement (after related reductions in amortization of deferred sales inducements and deferred policy acquisition costs and income taxes) was $27.3 million and is included in our consolidated statement of operations for the year ended December 31, 2010.

        The Los Angeles Case is a consolidated action involving several lawsuits filed by individuals, and the individuals are seeking class action status for a national class of purchasers of annuities issued by us. The named plaintiffs in this consolidated case are Bernard McCormack, Gust Anagnostis by and through Gary S. Anagnostis and Robert C. Anagnostis, Regina Bush by and through Sharon Schipiour, Lenice Mathews by and through Mary Ann Maclean and George Miller. The allegations generally attack the suitability of sales of deferred annuity products to persons over the age of 65. The plaintiffs seek recessionary and injunctive relief including restitution and disgorgement of profits on behalf of all class members under California Business & Professions Code section 17200 et seq. and Racketeer Influenced and Corrupt Organizations Act; compensatory damages for breach of fiduciary duty and aiding and abetting of breach of fiduciary duty; unjust enrichment and constructive trust; and other pecuniary damages under California Civil Code section 1750 and California Welfare & Institutions Codes section 15600 et seq. We are vigorously defending against both class action status as well as the underlying claims.

14. Subsequent Events

        We have evaluated subsequent events through April 28, 2011, which is the date the financial statements were available to be issued.

Schedule I—Summary of Investments—Other
Than Investments in Related Parties

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES
December 31, 2010

Column A	Column B	Column C	Column D
Type of Investment	Amortized Cost(1)	Fair Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities:
Available for sale
United States Government full faith and credit	$4,082	$4,388	$4,388
United States Government sponsored agencies	2,994,174	3,003,651	3,003,651
United States municipalities, states and territories	2,397,622	2,367,003	2,367,003
Corporate securities	7,325,988	7,577,064	7,577,064
Residential mortgage backed securities	2,900,028	2,878,557	2,878,557

	15,621,894	15,830,663	15,830,663

Held for investment
United States Government sponsored agencies	746,414	731,105	746,414
Corporate security	76,530	50,643	76,530

	822,944	781,748	822,944

Total fixed maturity securities	16,444,838	$16,612,411	16,653,607

Equity securities, available for sale:
Non-redeemable preferred stocks	41,947	$42,081	42,081
Common stocks	10,947	15,262	15,262

Total equity securities	52,894	$57,343	57,343

Mortgage loans on real estate	2,598,641		2,598,641
Derivative instruments	332,216	$479,786	479,786

Other investments	19,680		19,680

Total investments	$19,448,269		$19,809,057

(1)
On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities and short-term investments, original cost for derivative instruments and unpaid principal balance less allowance for credit losses for mortgage loans.

See accompanying Report of Independent Registered Public Accounting Firm.

 Schedule III—Supplementary Insurance Information

AMERICAN EQUITY INVESTMENT LIFE INSRUANCE COMPANY AND SUBSIDIARIES

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable
	(Dollars in thousands)
As of December 31, 2010:
Life insurance	$1,747,760	$23,655,807	$—	$222,860
As of December 31, 2009:
Life insurance	$1,625,785	$19,336,221	$—	$119,403
As of December 31, 2008:
Life insurance	$1,579,871	$15,809,539	$—	$111,205

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
As of December 31, 2010:
Life insurance	$81,057	$1,012,983	$902,697	$136,388	$113,161
As of December 31, 2009:
Life insurance	$76,012	$916,747	$926,279	$88,009	$56,738
As of December 31, 2008:
Life insurance	$65,183	$804,227	$34,055	$126,738	$60,765

See accompanying Report of Independent Registered Public Accounting Firm.

 Schedule IV—Reinsurance

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

December 31, 2010, 2009 and 2008

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2010:
Life insurance in force, at end of year	$2,505,280	$3,147	$69,734	$2,571,867	2.71%

Insurance premiums and other considerations:
Annuity product charges	$76,012	$6,937	$—	$69,075	—
Traditional life and accident and health insurance premiums	11,811	711	882	11,982	7.36%

	$87,823	$7,648	$882	$81,057	1.09%

Year ended December 31, 2009:
Life insurance in force, at end of year	$2,508,623	$2,945	$72,874	$2,578,552	2.83%

Insurance premiums and other considerations:
Annuity product charges	$70,554	$7,196	$—	$63,358	—
Traditional life and accident and health insurance premiums	12,014	243	883	12,654	6.98%

	$82,568	$7,439	$883	$76,012	1.16%

Year ended December 31, 2008:
Life insurance in force, at end of year	$2,518,884	$2,275	$80,371	$2,596,980	3.09%

Insurance premiums and other considerations:
Annuity product charges	$61,211	$8,540	$—	$52,671	—
Traditional life and accident and health insurance premiums	11,800	158	870	12,512	6.95%

	$73,011	$8,698	$870	$65,183	1.32%

See accompanying Report of Independent Registered Public Accounting Firm.

 Schedule V—Valuation and Qualifying Accounts

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AND SUBSIDIARIES

December 31, 2010, 2009 and 2008

	Balance January 1,	Charged to Costs and Expenses	Translation Adjustment	Write-offs/ Payments/ Other	Balance December 31,
	(Dollars in thousands
Year Ended December 31, 2010
Valuation allowance on mortgage loans	$(5,266)	$(15,225)	$—	$4,267	$(16,224)
Year Ended December 31, 2009
Valuation allowance on mortgage loans	$—	$(6,484)	$—	$1,218	$(5,266)
Year Ended December 31, 2008
Valuation allowance on mortgage loans	$—	$—	$—	$—	$—

See accompanying Report of Independent Registered Public Accounting Firm.

Eagle Life Insurance Company
6000 Westown Parkway
West Des Moines, Iowa 50266
1-866-526-0995